Exhibit 99.3

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY
STOCK OFFERNG

Winchester Bancorp, Inc. | Winchester, Massachusetts

HOLDING COMPANY FOR:
Winchester Savings Bank | Winchester, Massachusetts

Dated as of November 6, 2024

RP FINANCIAL, LC.
Advisory | Planning | Valuation

Winchester Bancorp, Inc. â”,Winchester, Massachusetts HOLDING COMPANY FOR: Winchester Savings Bank â”, Winchester, Massachusetts Dated as of November 6, 2024 1311-A Dolley Madison Boulevard Suite 2A McLean, Virginia 22101 703.528.1700 rpfinancial.com

November 6, 2024

Board of Directors

Winchester Bancorp, MHC

Winchester Bancorp, Inc.

Board of Trustees

Winchester Savings Bank

661 Main Street

Winchester, Massachusetts 01890

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the stock issuance transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”), and applicable regulatory interpretations thereof.

Description of Plan of Mutual Holding Company Reorganization and Stock Issuance

On December 4, 2024, the Board of Trustees Winchester Savings Bank adopted a plan of mutual holding company reorganization and stock issuance (the “Plan”), pursuant to which Winchester Savings Bank, Winchester, Massachusetts (“Winchester Savings” or the “Bank”) will reorganize into a two-tier mutual holding company structure. After the reorganization, Winchester Bancorp, Inc. (“Winchester Bancorp” or the “Company”), a Maryland corporation, will be the mid-tier stock holding company and Winchester Bancorp, MHC (the “MHC”), a Massachusetts chartered mutual holding company, will be the top-tier mutual holding company.

Pursuant to the Plan, Winchester Bancorp will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. At the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank’s outstanding stock. The Company’s initial activity will be ownership of its subsidiary, Winchester Savings, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Trustees

Board of Directors

November 6, 2024

Winchester Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Plans including Winchester Savings’ employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors, Trustees and Corporators of Winchester Savings as terms are defined in the Bank’s Plan for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering. At least 50% of the net proceeds from the stock offering will be invested in Winchester Savings Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Winchester Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The Plan provides for the establishment of a new charitable foundation, Winchester Savings Bank Charitable Foundation (the “Foundation”). The Foundation’s contribution will be funded with 2.0% of the outstanding shares of Winchester Bancorp common stock at the completion of the offering, including shares issued to the MHC, and $400,000 of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Winchester Savings operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of Winchester Savings, the Company, the MHC and the other parties engaged by Winchester Savings, the Company or the MHC to assist in the minority stock offering process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Winchester Savings that has included a review of audited financial information for the fiscal years ended June 30, 2020 through June 30, 2024, unaudited financial statements as of and for the three months ended September 30, 2024, a review of various unaudited information and internal financial reports through September 30, 2024, and due diligence related discussions with the Bank’s management; Wolf & Company, P.C., the Bank’s independent auditor; Luse Goreman, PC, the Bank’s counsel for the stock issuance and

Board of Trustees

Board of Directors

November 6, 2024

Raymond James & Associates, Inc., the Bank’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Winchester Savings operates and have assessed Winchester Savings’ relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Winchester Savings and the industry as a whole. We have analyzed the potential effects of the stock offering on Winchester Savings’ operating characteristics and financial performance as they relate to the pro forma market value of Winchester Bancorp. We have reviewed the economic and demographic characteristics of the Bank’s primary market area. We have compared Winchester Savings’ financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Winchester Savings’ representation that the information contained in the regulatory applications and additional information furnished to us by Winchester Savings and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Winchester Savings, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Winchester Savings. The valuation considers Winchester Savings only as a going concern and should not be considered as an indication of Winchester Savings’ liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Winchester Savings and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Winchester Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Winchester Bancorp following completion of the stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Winchester Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Trustees

Board of Directors

November 6, 2024

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 6, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the minority stock offering, both shares issued publicly as well as to the MHC, equaled $71,428,570 at the midpoint, equal to 7,142,857 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $60,714,280 and a maximum value of $82,142,860. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 6,071,428 at the minimum and 8,214,286 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $94,464,290 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 9,446,429. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 43.0% ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $26,107,150 at the minimum, $30,714,290 at the midpoint, $35,321,430 at the maximum and $40,619,640 at the super maximum of the valuation range. Based on the $10.00 offering price per share, the shares offered in the public offering are 2,610,715 at the minimum, 3,071,429 at the midpoint, 3,532,143 at the maximum and 4,061,964 at the super maximum. The number of shares issued to the Foundation are 121,428 at the minimum, 142,857 at the midpoint, 164,286 at the maximum and 188,929 at the super maximum. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to 2.0% of the shares issued in the stock issuance, the public ownership of shares will represent 45.0% of the shares issued throughout the valuation range.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the stock offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Winchester Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of Winchester Savings as of September 30, 2024, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

Board of Trustees

Board of Directors

November 6, 2024

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Winchester Savings, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Winchester Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

WINCHESTER BANCORP, INC.

WINCHESTER SAVINGS BANK

Winchester, Massachusetts

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Mutual Holding Company Reorganization and Stock Issuance		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.14
Funding Composition and Strategy		I.15
Subsidiary Activities		1.15
Legal Proceedings		I.15

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.6
Regional Economy		II.8
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

WINCHESTER BANCORP, INC.

WINCHESTER SAVINGS BANK

Winchester, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.8
6. Liquidity of the Shares	IV.9
7. Marketing of the Issue	IV.9
A. The Public Market	IV.9
B. The New Issue Market	IV.14
C. The Acquisition Market	IV.16
8. Management	IV.17
9. Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.18
Valuation Approaches: Fully-Converted Basis	IV.18
Basis of Valuation- Fully-Converted and MHC Pricing Ratios	IV.20
1. Price-to-Earnings (“P/E”)	IV.20
2. Price-to-Book (“P/B”)	IV.21
3. Price-to-Assets (“P/A”)	IV.24
Comparison to Publicly-Traded MHCs	IV.25
Comparison to Recent MHC Offerings	IV.29
Valuation Conclusion – Fully Converted Basis	IV.29
Minority Stock Issuance Offering Range	IV.30

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES

WINCHESTER BANCORP, INC.

WINCHESTER SAVINGS BANK

Winchester, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.7
2.2	Primary Market Area Employment Sectors	II.8
2.3	Largest Employers in Middlesex and Essex Counties	II.9
2.4	Unemployment Trends	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors – As of June 30, 2024	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Fully-Converted Market Pricing Versus Peer Group	IV.22
4.4	MHC Market Pricing Versus Peer Group	IV.23
4.5	Calculation of Implied Per Share Data- Incorporating MHC Second Step Conversion	IV.26
4.6	MHC Institutions Implied Pricing Ratios, Full Conversion Basis	IV.28

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Winchester Savings Bank (“Winchester Savings” or the “Bank”), established in 1871, is a Massachusetts-chartered savings bank headquartered in Winchester, Massachusetts. Winchester Savings serves the Boston metropolitan area through the main office and four full-service banking offices. The main office and three branches are located in Middlesex County, with the remaining branch located in Essex County. A map of Winchester Savings’ office locations is provided in Exhibit I-1. Winchester Savings is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of September 30, 2024, Winchester Savings Bank had total assets of $872.9 million, total deposits of $642.3 million and total equity of $80.2 million equal to 9.19% of total assets. Winchester Savings’ audited financial statements are included by reference as Exhibit I-2.

Plan of Mutual Holding Company Reorganization and Stock Issuance

On December 4, 2024, the Board of Trustees of Winchester Savings Bank adopted a plan of mutual holding company reorganization and stock issuance (the “Plan”), pursuant to which Winchester Savings will reorganize into a two-tier mutual holding company structure. After the reorganization, Winchester Bancorp, Inc. (“Winchester Bancorp” or the “Company”), a Maryland corporation, will be the mid-tier stock holding company and Winchester Bancorp, MHC (the “MHC”), a Massachusetts chartered mutual holding company, will be the top-tier mutual holding company.

Pursuant to the Plan, Winchester Bancorp will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. At the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank’s outstanding stock. The Company’s initial activity will be ownership of its subsidiary, Winchester Savings, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Winchester Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Plans including Winchester Savings’ employee stock ownership plan (the “ESOP”), and Employees, Officers, Directors, Trustees and Corporators of Winchester Savings as terms are defined in the Bank’s Plan for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated offering. At least 50% of the net proceeds from the stock offering will be invested in Winchester Savings and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Banks, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Winchester Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The Plan provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will be funded with 2.0% of the outstanding shares of Winchester Bancorp common stock at the completion of the offering, including shares issued to the MHC, and $400,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

Winchester Savings maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Bank is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Bank. Growth strategies are to continue to pursue loan growth that is consistent with the Bank’s loan portfolio composition, thereby emphasizing origination of residential loans and lending diversification that is primarily targeting growth of multi-family, commercial real estate and construction loans. The Bank’s objective is to fund asset growth primarily through deposit

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Bank is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

Loans constitute the major portion of the Bank’s composition of interest-earning assets, with 1-4 family permanent mortgage comprising slightly less than half of the Bank’s loan portfolio composition. Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy, as U.S. Government agency securities and government-sponsored mortgage-backed securities comprise the largest concentration of the investment portfolio..

Deposits have consistently served as the primary funding source for the Bank, supplemented with borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Bank’s deposit base. Borrowings currently held by the Bank consist of FHLB advances.

Winchester Savings’ earnings base is largely dependent upon net interest income and operating expense levels. Recent trends show that the Bank has been experiencing net interest margin compression, which has largely stemmed from interest rate spread compression resulting from a more significant increase in funding costs relative to the increase in yield earned on interest-earning assets. Operating expenses and revenues derived from sources of non-interest operating income have been maintained at relatively low levels as percent of average assets, which is indicative of the Bank’s mortgage-based lending strategy and limited diversification into areas that generate non-interest income revenues Credit loss provisions were a more significant earnings factor during fiscal year 2023 and for the twelve months ended September 30, 2024, while non-operating gains and losses generally have been relatively minor factors in the Bank’s earnings during recent years with the exception of fiscal year 2023.

A key component of the Bank’s business plan is to complete a public stock offering. The Bank’s strengthened capital position will increase operating flexibility and support additional investment in infrastructure that will facilitate implementation of planned growth strategies and management of risk. The capital raised in the stock offering will serve to substantially increase regulatory capital and, thereby, reduce loan concentration levels that will better position the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Bank to sustain desired multi-family, commercial real estate and construction loan growth as well as provide more of a cushion against any unforeseen credit quality related losses in future periods. The infusion of stock proceeds will also serve to enhance the Bank’s liquidity and reduce interest rate risk, particularly through increasing the Bank’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the stock offering, which may facilitate a reduction in Winchester Savings’ funding costs. Winchester Savings’ strengthened capital position will also position the Bank to pursue expansion opportunities. Such expansion could potentially include establishing or acquiring additional banking offices to gain a market presence in nearby markets that are complementary to the Bank’s existing branch network. The Bank will also be in a better position to pursue growth through acquisitions of other financial service providers following the stock offering, given its strengthened capital. The projected uses of proceeds are highlighted below.

•

The Company. The Company is expected to retain not more than 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to the Foundation, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Banks, repurchases of common stock and the payment of cash dividends.

•

The Bank. At least 50% of the net conversion proceeds will be infused into the Banks. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Bank’s objective to pursue controlled growth that will serve to increase returns, while continuing to emphasize management of the overall risk associated with Winchester Savings’ operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five and one-quarter fiscal years. From fiscal yearend June 30, 2020 through September 30, 2024, Winchester Savings’ assets increased at a 9.32% annual rate. Asset growth was largely driven by loan growth and was funded by a combination of deposit growth and increased utilization of borrowings. A summary of Winchester Savings’ key operating ratios for the past two and one-quarter fiscal years is presented in Exhibit I-3.

Table 1.1

Winchester Savings Bank

Historical Balance Sheet Data

													6/30/20-
													9/30/24
	At June 30,										At September 30,		Annual
	2020		2021		2022		2023		2024		2024		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$597,699	100.00%	$605,214	100.00%	$629,920	100.00%	$750,634	100.00%	$852,968	100.00%	$872,853	100.00%	9.32%
Cash and cash equivalents	81,377	13.62%	84,702	14.00%	63,179	10.03%	52,178	6.95%	44,114	5.17%	37,215	4.26%	-16.81%
Investment securities	49,115	8.22%	56,513	9.34%	77,706	12.34%	73,388	9.78%	88,750	10.40%	88,917	10.19%	14.99%
Loans receivable, net	453,195	75.82%	449,528	74.28%	475,097	75.42%	596,392	79.45%	681,951	79.95%	708,221	81.14%	11.08%
FHLB stock	1,073	0.18%	931	0.15%	714	0.11%	3,974	0.53%	5,763	0.68%	5,923	0.68%	49.48%
Bank-owned life insurance	—	0.00%	—	0.00%	—	0.00%	6,145	0.82%	10,459	1.23%	10,577	1.21%	NM
Deposits	$520,582	87.10%	$527,231	87.11%	$549,704	87.27%	$576,360	76.78%	$635,393	74.49%	$642,279	73.58%	5.07%
Borrowings	4,958	0.83%	4,173	0.69%	8,000	1.27%	91,701	12.22%	129,469	15.18%	142,926	16.37%	120.54%
Equity	$66,717	11.16%	$70,439	11.64%	$68,944	10.94%	$77,046	10.26%	$80,288	9.41%	$80,233	9.19%	4.44%
Loans/Deposits		87.06%		85.26%		86.43%		103.48%		107.33%		110.27%
Number of Full Service Offices		4		4		4		4		5		5

(1)	Ratios are as a percent of ending assets.

Sources: Winchester Savings’ prospectus, audited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Winchester Savings’ loans receivable portfolio increased at an 11.08% annual rate from fiscal yearend 2020 through September 30, 2024, in which the loans receivable balance showed a steady upward trend after declining during fiscal year 2021. The Bank’s higher loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 75.82% at yearend 2020 to 81.14% at September 30, 2024. Winchester Savings’ historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 49.13% of total loans receivable consisted of 1-4 family loans at September 30, 2024.

Trends in the Bank’s loan portfolio composition over the past two and one-quarter fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans decreased from 54.10% at fiscal yearend 2023 to 49.13% at September 30, 2024. Commercial real estate/multi-family loans and construction loans constitute the primary types of lending diversification for the Bank. From fiscal yearend 2023 to September 30, 2024, commercial real estate/multi-family loans decreased from 31.16% of total loans to 30.85% of total loans and construction loans increased from 9.60% of total loans to 15.58% of total loans. Over the same time period, the concentration of home equity loans and lines of credit decreased from 4.16% of total loans to 3.67% of total loans. Other areas of lending diversification for the Bank have been fairly limited, consisting primarily of commercial business loans and, to a lesser extent, consumer loans. As of September 30, 2024, commercial business loans equaled 0.72% of total loans and consumer loans equaled 0.06% of total loans.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Winchester Savings’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will be invested into liquid funds held as a deposit at the Bank. Since fiscal yearend 2020, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 15.13% of assets at September 30, 2024 to a high of 23.49% of assets at fiscal yearend 2021. The decrease in the ratio of cash and investments comprising assets since fiscal yearend 2021 was largely related to cash and cash equivalents declining as a percent of assets, while the ratio of investment securities comprising assets has remained fairly stable. U.S. Government agency and sponsored agency obligations totaling $37.9 million comprised the most significant component of the Bank’s investment portfolio at September 30, 2024. Other

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

investments held by the Bank at September 30, 2014 consisted of corporate bonds ($26.2 million), mortgage-backed securities ($18.3 million), municipal bonds ($4.4 million) and marketable equity securities ($2.3 million). As of September 30, 2024, investment securities maintained as available for sale equaled $28.6 million and investment securities maintained as held to maturity equaled $58.1 million. As of September 30, 2024, the net unrealized loss on the available for sale investment securities portfolio equaled $1.5 million. Exhibit I-4 provides historical detail of the Bank’s investment portfolio. As of September 30, 2014, the Bank also held $37.2 million of cash and cash equivalents and $5.9 million of FHLB stock.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of senior management and the Chairman of the Board. The purpose of the investment is to provide funding for their respective benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2024, the cash surrender value of the Bank’s BOLI equaled $10.6 million.

Since fiscal yearend 2020, Winchester Savings’ funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal yearend 2020 through September 30, 2024, the Bank’s deposits increased at a 5.07% annual rate. Deposits growth was sustained throughout the period covered in Table 1.1. Deposits as a percent of assets ranged from a low of 73.58% at September 30, 2024 to a high of 87.27% at fiscal yearend 2022. Deposit growth trends in recent years reflect that deposit growth has primarily consisted of certificates of deposit (“CDs”). Transaction and savings account deposits comprised 60.65% of total deposits at June 30, 2023, versus 55.86% of total deposits at September 30, 2024.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal yearend 2020 through September 30, 2024, borrowings increased from $5.0 million or 0.83% of assets to $142.9 million or 16.37% of assets. Borrowing utilized by the Bank have been limited to FHLB advances.

From fiscal yearend 2020 through September 30, 2024, retention of earnings and the adjustment for accumulated other comprehensive income/loss translated into an annual capital growth rate of 4.44% for the Bank. Comparatively stronger asset growth relative to capital growth provided a decrease in Winchester Savings’ equity-to-assets ratio from 11.16% at fiscal yearend 2020 to 9.19% at September 30, 2024. All of the Bank’s capital is tangible capital, and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

the Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2024. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, as the result of the increase that will be realized in the Bank’s pro forma capital position, Winchester Savings’ ROE will initially be depressed following its stock offering.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five fiscal years and for the twelve months ended September 30, 204. The Bank’s reported earnings ranged from a net loss of $59,000 or negative 0.01% of average assets during the twelve months ended September 30, 2024 to a high of $4.2 million or 0.61% of average assets during fiscal year 2023. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Non-interest operating income has been a relatively limited contributor to the Bank’s earnings. Credit loss provisions and non-operating gains and losses have had a varied impact on the Bank’s earnings over the past five and one-quarter fiscal years.

Over the past five and one-quarter fiscal years, the Bank’s net interest income to average assets ratio ranged from a low of 1.79% during the twelve months ended September 30, 2024 to a high of 2.62% during fiscal year 2023. The increase in the Bank’s net interest income ratio during fiscal years 2022 and 2023 was driven by a decrease in the interest expense ratio during fiscal year 2022 and an increase in the interest income ratio during fiscal year 2023, which was facilitated by lower funding costs during fiscal year 2022 and a higher yield earned on interest-earning assets during fiscal year 2023. Comparatively, the decrease in the net interest income ratio during fiscal year 2024 and the twelve months ended September 30, 2024 was due to a more significant increase in the interest expense ratio relative to the interest income ratio, which was attributable to interest rate spread compression resulting from a more significant increase in funding costs relative to the increase in yield earned on interest-earning assets. The Bank’s net interest rate spreads and yields and costs for the past two and one-quarter fiscal years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Non-interest operating income has been somewhat of a minor contributor to the Bank’s earnings over the past five and one-quarter fiscal years, reflecting the Bank’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of $636,000 or 0.11% of average assets during fiscal year 2020 to a high of $1.2 million or 0.15% of average assets during the twelve months ended September 30, 2024. Customer service fees and income from BOLI constitute the major sources of the Bank’s non-interest operating revenues.

Table 1.2

Winchester Savings Bank

Historical Income Statements

	For the Year Ended June 30,										For the 12 Months
	2020		2021		2022		2023		2024		Ended 09/30/2024
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$19,323	3.33%	$17,330	2.88%	$17,492	2.83%	$24,871	3.67%	$34,863	4.49%	$37,297	4.64%
Interest expense	(5,530)	-0.95%	(3,115)	-0.52%	(1,793)	-0.29%	(7,122)	-1.05%	(20,489)	-2.64%	(22,921)	-2.85%

Net interest income	$13,793	2.38%	$14,215	2.36%	$15,699	2.54%	$17,749	2.62%	$14,374	1.85%	$14,376	1.79%
Provision for credit losses	(407)	-0.07%	(117)	-0.02%	(178)	-0.03%	(1,396)	-0.21%	(514)	-0.07%	(1,613)	-0.20%

Net interest income after provisions	$13,386	2.31%	$14,098	2.34%	$15,521	2.51%	$16,353	2.41%	$13,860	1.79%	$12,763	1.59%
Non-interest operating income	$636	0.11%	$775	0.13%	$1,139	0.18%	$865	0.13%	$1,120	0.14%	$1,167	0.15%
Operating expense	(12,032)	-2.08%	(12,471)	-2.07%	(14,274)	-2.31%	(14,971)	-2.21%	(14,885)	-1.92%	(15,185)	-1.89%

Net operating income	$1,990	0.34%	$2,402	0.40%	$2,386	0.39%	$2,247	0.33%	$95	0.01%	($1,255)	-0.16%
Non-Operating Income/(Losses)
Gains (loss) on securities	($12)	0.00%	$614	0.10%	($226)	-0.04%	$46	0.01%	$345	0.04%	$608	0.08%
Gain on sale of fixed assets	0	0.00%	0	0.00%	0	0.00%	3,330	0.49%	314	0.04%	314	0.04%

Net non-operating income(losses)	($12)	0.00%	$614	0.10%	($226)	-0.04%	$3,376	0.50%	$659	0.08%	$922	0.11%
Net income before tax	$1,978	0.34%	$3,016	0.50%	$2,160	0.35%	$5,623	0.83%	$754	0.10%	($333)	-0.04%
Income tax provision	(427)	-0.07%	(738)	-0.12%	(517)	-0.08%	(1,463)	-0.22%	32	0.00%	274	0.03%

Net income (loss)	$1,551	0.27%	$2,278	0.38%	$1,643	0.27%	$4,160	0.61%	$786	0.10%	($59)	-0.01%
Adjusted Earnings
Net income	$1,551	0.27%	$2,278	0.38%	$1,643	0.27%	$4,160	0.61%	$786	0.10%	($59)	-0.01%
Add(Deduct): Non-operating income	12	0.00%	(614)	-0.10%	226	0.04%	(3,376)	-0.50%	(659)	-0.08%	(922)	-0.11%
Tax effect (2)	(3)	0.00%	154	0.03%	(57)	-0.01%	844	0.12%	165	0.02%	230	0.03%

Adjusted earnings	$1,560	0.27%	$1,818	0.30%	$1,813	0.29%	$1,628	0.24%	$292	0.04%	($751)	-0.09%
Expense Coverage Ratio (3)	1.14x		1.14x		1.10x		1.19x		0.96x		0.95x
Efficiency Ratio (4)	83.53%		83.13%		84.93%		80.36%		96.48%		97.42%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 25.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: Winchester Savings’ prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Implementation of a relatively undiversified operating strategy has also facilitated relatively low levels of operating expenses, as the lack of diversification has limited staffing requirements and, in turn, has supported maintenance of a relatively high ratio of assets per employee. Over the past five and one-quarter fiscal years operating expenses have trended higher; although, in recent years, the Bank has effectively leveraged it operating expense ratio through containing increases in operating expenses during a period of relatively strong asset growth sustained by loan growth. Operating expenses as a percent of average assets decreased from a peak ratio of 2.31% during fiscal year 2022 to 1.89% during the twelve months ended September 30, 2024. Upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to further leverage operating expenses through balance sheet growth.

Overall, the general trends in the Bank’s net interest income and operating expense ratios over the past five and one-quarter fiscal years reflect a decrease in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Winchester Savings’ expense coverage ratio decreased from 1.14 times during fiscal year 2020 to 0.95 times during the twelve months ended September 30, 2024. The decrease in the expense coverage ratio was attributable to a decrease in the net interest income ratio, which was partially offset by a decrease in the operating expense ratio. Similarly, Winchester Savings’ efficiency ratio (operating expenses as a percent of the sum of net interest income plus non-interest operating income) trended less favorably from 83.53% during fiscal year 2020 to 97.42% during the twelve months ended September 30, 2024. A decrease in the net interest income ratio accounted for the increase in the Bank’s efficiency ratio, which was partially offset by a decrease in the operating expense ratio and an increase in the non-interest operating income ratio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

During the period covered in Table 1.2, the amount of credit loss provisions established ranged from a low of $117,000 or 0.02% of average assets during fiscal year 2021 to a high of $1.6 million or 0.20% of average assets during the twelve months ended September 30, 2024. The Bank adopted Current Expected Credit Loss (“CECL”) methodology for calculating the allowance for credit losses effective July 1, 2023, which resulted in a $2.8 million (pretax) reduction in the allowance for credit losses during fiscal year 2024. As of September 30, 2024, the Bank maintained credit loss allowances of $3.4 million, equal to 0.47% of total loans and 204.94% of non-performing loans. Exhibit I-6 sets forth the Bank’s credit loss allowance activity for the past two and one-quarter fiscal years.

Non-operating gains and losses have had a varied impact on the Bank’s earnings during the period covered in Table 1.2, consisting of gains and losses on securities and gain on sale of fixed assets. Over the past five and one-quarter fiscal years, non-operating gains and losses ranged from a net non-operating loss of $226,000 or negative 0.04% of average assets during fiscal year 2022 to net non-operating gains of $3.4 million or 0.50% of average assets during fiscal year 2023. For the twelve months ended September 30, 2024, the Bank reported net non-operating gains of $922,000 or 0.11% of average assets which consisted of 608,000 gains on sale of securities and $314,000 gain on sale of fixed assets.

Over the past five and one-quarter fiscal years, the Bank’s effective tax rate ranged from 26.02% during fiscal year 2023 to a tax benefit of 82.28% during the twelve months ended September 30, 2024. As set forth in the prospectus, the Bank’s effective marginal tax rate is 25.0%.

Interest Rate Risk Management

The Bank’s balance sheet is currently liability-sensitive. As interest rates increased with the Federal Reserve initiating a series of interest rate hikes beginning in the first quarter of 2022, the Bank has experienced some interest spread compression during fiscal year 2024 and the first quarter of fiscal year 2025 due to a more significant increase in the cost of interest-bearing liabilities relative to the increase in the average yield earned on interest-earning assets. The Bank’s interest rate risk analysis indicated that as of September 30, 2024, in the event of a 200 basis point immediate and sustained increase in the U.S. Treasury yield curve, the Bank’s economic value of equity would decline by 34.3% and net interest income would decrease by 19.8% in a 1-year period. (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through maintaining a portion of the investment securities portfolio as available for sale, maintaining a portion of the investment securities portfolio in securities with maturities of five years or less, emphasizing originations of 1-4 family loans with adjustable rates, underwriting originations of fixed rate 1-4 family loans to conform to secondary market standards that would facilitate the sale of those loans as warranted and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which generally consist of originations of adjustable or shorter term fixed rate loans. As of September 30, 2024, of the Bank’s total loans due after September 30, 2025, adjustable rate loans comprised 66.26% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been primarily pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits and utilizing FHLB advances with laddered maturities extending through fiscal year 2031. Transaction and savings accounts comprised 55.86% of the Bank’s total deposits at September 30, 2024.

The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Historically, Winchester Savings’ lending activities have emphasized 1-4 family permanent mortgage loans and such loans comprise the largest concentration of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate/multi-family loans followed by construction loans. Other areas of lending diversification for the Bank include home equity loans and lines of credit, commercial business loans and a small balance of consumer loans. Pursuant to the Bank’s strategic plan, the Bank is pursuing a diversified lending strategy based in residential lending and emphasizing multi-family, commercial real estate and construction loans as the primary areas of lending diversification. Exhibit I-9 provides historical detail of Winchester Savings’ loan portfolio composition over the past two and one-quarter fiscal years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of September 30, 2024.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

1-4 Family Residential Loans. Winchester Savings offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years, which are substantially secured by properties in the Boston metropolitan area. Loan originations are generally underwritten to secondary market guidelines, so as to provide the Bank with the flexibility to sell the loans into the secondary market for purposes of managing interest rate risk. Adjustable rate loans offered by the Bank generally have initial repricing terms of three, five or seven years and then reprice annually for the balance of the loan term. As of September 30, 2024, the Bank’s outstanding balance of 1-4 residential mortgage loans totaled $349.1 million or 49.13% of total loans outstanding.

Commercial Real Estate/Multi-Family Loans. Commercial real estate and multi-family loans consist largely of loans originated by the Bank, which are generally collateralized by properties in the Bank’s market area. On a limited basis, the Bank has supplemented originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Bank. Winchester Savings generally originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 75% and generally requires a minimum debt-coverage ratio of 1.2 times. The Bank offers both fixed and adjustable rate commercial real estate loans, generally for terms of up to 30 years. Fixed rate loans generally have a shorter term balloon provision of three or five years. Adjustable rate loans reprice after an initial fixed-rate period of generally one to five years. Properties securing the commercial real estate and multi-family loan portfolio include retail and industrial use buildings, offices, warehouses and multi-family properties. As of September 30, 2024, the Bank’s largest commercial real estate loan had an outstanding balance of $9.0 million and was secured by an industrial building. This loan was performing in accordance with its original terms at September 30, 2024. As of September 30, 2024, the Bank’s largest multi-family loan had an outstanding balance of $16.0 million and was secured by a 91-unit property. This loan was performing in accordance with its original terms at September 30, 2024. As of September 30, 2024, the Bank’s outstanding balance of commercial real estate and multi-family loans totaled $219.2 million or 30.85% of total loans outstanding and primarily consisted of multi-family loans totaling $132.5 million.

Construction Loans The Bank’s construction lending activities consist substantially of loans for commercial development projects. Construction loans are structured as straight construction loans or construction/permanent loans where after the initial construction period the loan converts to a permanent mortgage loan. Construction loans are interest-only loans during the construction phase and may be originated up to a maximum LTV ratio of 75% of the estimated appraised market value upon completion of the project. As of September 30, 2024, Winchester Savings’ outstanding balance of construction loans equaled $110.7 million or 15.58% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Home Equity Loans and Lines of Credit. The Bank’s 1-4 family lending activities include origination of home equity loans and lines of credit, which has been a limited area of lending diversification for the Bank. As of September 30, 2024, the Bank’s outstanding balance of home equity loans and lines of credit totaled $26.1 million equal to 3.67% of total loans outstanding.

Commercial Business Loans The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area and has been a minor area of lending diversification for the Bank. As of September 30, 2024, Winchester Savings’ outstanding balance of commercial business loans equaled $5.1 million or 0.72% of total loans outstanding.

Consumer Loans. Consumer lending is a limited area of lending diversification for the Bank, with the small balance of consumer loans held in the Bank’s loan portfolio primarily consisting of automobile loans and other types of installment loans. As of September 30, 2024, the Bank’s consumer loan portfolio totaled $403,000 equal to 0.06% of total loans outstanding.

Asset Quality

Historically, the Bank’s 1-4 family lending emphasis and lending in local and familiar markets have supported maintenance of favorable credit quality measures. Over the past two and one-quarter years, Winchester Savings’ balance of non-performing assets ranged from a low of $1.263 million or 0.17% of assets at fiscal yearend 2023 to a high of $1.639 million or 0.19% of assets at September 30, 2024. As shown in Exhibit I-11, non-performing assets at September 30, 20204 consisted entirely of non-accruing loans with the largest concentration consisting of commercial real estate loans totaling $1.166 million.

To track the Bank’s asset quality and the adequacy of valuation allowances, Winchester Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30 2024, the Bank maintained credit loss allowances of $3.4 million, equal to 0.47% of total loans receivable and 204.94% of non-performing loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at September 30, 2024 deposits accounted for 81.20% of Winchester Savings’ combined balance of deposits and borrowings. Exhibit I-12 sets forth the Bank’s deposit composition for the past two and one-quarter fiscal years. Transaction and savings account deposits comprised 55.86% of total deposits at September 30, 2024, as compared to 60.65% of total deposits at June 30, 2023. The decrease in the concentration of core deposits comprising total deposits since fiscal year end 2023 was due to stronger growth of CDs relative to growth of core deposits. Savings account deposits comprise the largest concentration of the Bank’s core deposits, totaling $164.4 million or 45.82% of total core deposits at September 30, 2024.

The balance of the Bank’s deposits consists of CDs, which equaled 44.14% of total deposits at September 30, 2024 compared to 39.35% of total deposits at June 30, 2023. As of September 30, 2024, the CD portfolio totaled $283.5 million of which $111.9 million or 39.48% consisted of CDs with balances greater than $250,000. Exhibit I-13 sets forth the maturity schedule of the Bank’s CDs with balances greater than $250,000, as of September 30, 2024. The Bank held $26.3 million of brokered CDs at September 30, 2024.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. Borrowings totaled $142.9 million at September 30, 2024 and consisted entirely of FHLB advances with scheduled maturities through fiscal year 2031. As of September 30, 2024, the weighted average rate of the FHLB advances equaled 4.44%.

Subsidiary Activities

Winchester Savings has five wholly-owned subsidiaries: Sachem Holdings, Inc., Aberjona Holdings, Inc., 611 Main Street Corporation, 1871 Company, LLC, and Wedgemere Holdings, LLC. Sachem Holdings, Inc. and Aberjona Holdings, Inc. are Massachusetts security corporations established to hold investment securities. 611 Main Street Corporation’s and 1871 Company, LLC’s principal activity is the holding of bank premises. Wedgemere Holdings, LLC’s principal activity is the holding of properties acquired in settlement of loans.

Legal Proceedings

The Bank is not currently involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at September 30, 2024, the Bank is not involved in any legal proceedings, the outcome of which would be material to the Bank’s financial condition or results of operations.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Winchester Savings is headquartered in Winchester, Massachusetts and currently serves the Boston metropolitan area through the main office and four full-service banking offices. The main office and three branches are located in Middlesex County, with the remaining branch located in Essex County. Details regarding the Bank’s office properties are set forth in Exhibit II-1.

With operations in a major metropolitan area, the Bank’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Bank in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Bank. The Boston metropolitan area has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services, technology and education.

Future growth opportunities for Winchester Savings depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank, the relative economic health of the Bank’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national economic trends. In assessing national economic trends over the past few quarters, January 2024 manufacturing activity picked up to an index reading of 49.1, which was the 15th consecutive month of contracted activity. Service sector activity for January also accelerated, with an index reading of 53.4. The U.S. economy added 353,000 jobs in January, which was more than expected, and the January unemployment rate held steady at 3.7%. Retail sales for January came in below expectations, with a decline of 0.8%. Home sales activity for January showed a 3.1% increase in existing home sales and a 1.5% increase in new home sales. Manufacturing and service sector activity were lower in February, with respective index readings

RP® Financial, LC.	MARKET AREA II.2

of 47.8 and 52.6. February’s employment report reflected job growth of 275,000 and an increase in the unemployment rate to 3.9%. Retail sales were up 0.6% in February. Existing home sales for February surged 9.5%, which was the first time in more than two years sales increased for two consecutive months. Comparatively, February new home sales edged down 0.3%. Manufacturing activity for March accelerated to an index reading of 50.3, while March service sector activity expanded at a slower rate with an index reading of 51.4. March job growth came in stronger-than-expected with 303,000 jobs added and the March unemployment rate edged down to 3.8%. Retail sales for March increased 0.7%. Existing home sales declined 4.3% in March, which was the largest monthly decline since November 2022 as higher mortgage rates weakened demand. Conversely, a persistent shortage of previously owned homes contributed to March new home sales rebounding to a six-month high, increasing 8.8% from new home sales in February. First quarter GDP increased at a 1.6% annualized rate (subsequently revised down to 1.4%), which was lower than forecasted.

Activity in both the manufacturing and service sectors contracted in April 2024, with respective readings of 49.2 and 49.4. Job growth cooled in April, as the U.S. economy added 175,000 jobs and the April unemployment rate increased to 3.9%. Flat retail sales for April further signaled a slowing pace of economic activity. Existing and new home sales for April showed respective declines of 1.9% and 4.7%, as high mortgage rates and home prices continued to stall the market for home buyers. Manufacturing sector activity contracted in May with an index reading of 48.7, versus service sector activity for May accelerating with an index reading of 53.8. Job growth was stronger than expected in May with the U.S. economy adding 2272,000 jobs in May, while the U.S. unemployment rate for May ticked up to 4.0%. May existing home sales showed another decline of 0.7%, while new home sales for May showed a more significant decline of 11.3%. Manufacturing activity contracted for a third straight month in June with an index reading of 48.5. Likewise, June service sector activity contracted with an index reading of 48.8. June’s employment report showed solid job growth with the U.S. economy adding 206,000 jobs, although an increase in the national unemployment rate to 4.1% provided an indication that the labor market was gradually slowing down. Retail sales for June were flat. Existing and new home sales for June showed respective declines of 5.4% and 0,6%, as higher mortgage rates and prices continued to depress sales. Second quarter GDP increased at a 2.8% annualized rate.

RP® Financial, LC.	MARKET AREA II.3

July 2024 manufacturing activity contracted for a fourth consecutive month with an index reading of 46.8, while service sector activity for July rebounded to an index reading of 51.4. Job growth slowed in July, as the U.S. economy added 114,000 jobs and the unemployment rate increased to 4.3%. Existing and new home sales for July increased 1.3% and 10.6%, respectively, as a drop in mortgage rates helped to boost demand for home purchases. July retail sales showed a robust increase of 1.3%. Reports for the manufacturing and service sectors reflected a pick-up in activity during August, with respective index readings of 47.2 and 51.5. The U.S. economy added 142,000 jobs in August, which was less than expected, and the August unemployment rate fell to 4.2%. August existing home sales slipped 2.5%, as home prices remained elevated amid limited inventory of houses listed for sale. Similarly, new home sales for August declined by 4.7%. Manufacturing activity remained subdued in September, contracting for the sixth consecutive month with an index reading of 47.2. Comparatively, September service sector activity accelerated with an index reading of 54.9. Hiring picked-up in September as the U.S. economy added 250,000 jobs, while the September unemployment rate dipped to 4.1%. Retail sales for September increased 0.4%. September existing home sales fell 3.5%, versus a 4.1% increase in September new home sales. Third quarter GDP increased at a 2.8% annualized rate.

October 2024 manufacturing activity slowed to an index reading of 46.5, while service sector activity for October accelerated to an index reading of 56.0. The unemployment report for October showed the U.S. economy added only 12,000 jobs and the unemployment rate held steady at 4.1%.

In terms of interest rates trends over the past few quarters, December 2023 data showing stronger-than-expected job growth and a slight increase in the consumer price index (“CPI”) translated into the 10-year Treasury yield lingering around 4.0% through the first half of January 2024. Long-term Treasury yields trended slightly higher during the second half of January, as investors reacted to reports showing higher than expected increases for December retail sales and fourth quarter GDP. The 10-year Treasury dipped below 4.0% at the conclusion of the Federal Reserve’s end of January policy meeting, in which the Federal Reserve held its benchmark federal funds rate steady and hinted a rate hike was not imminent. January’s employment report showing stronger-than-expected job growth translated into the 10-year Treasury yield spiking back above 4.0% in early-February. The 10-year Treasury yield moved above 4.30% in mid-February, as a 3.1% increase in January’s CPI over the prior year was more than expected. Long-term Treasury yields retreated slightly in the first half March and then edged higher in mid-March, with a year-over-year 3.2% increase in February’s CPI signaling that inflation remained persistent. The Federal Reserve concluded its March meeting by keeping the federal funds benchmark rate in the 5.25% to 5.5% range and reaffirmed projections to cut interest rates three times in 2024. The 10-year Treasury yield edged lower following the Federal Reserve’s policy meeting to equal 4.20% at the end of March.

RP® Financial, LC.	MARKET AREA II.4

Treasury yields started out the second quarter of 2024 trending higher, as investors pulled back on expectations that the Federal Reserve would cut rates multiple times in 2024 in view of data showing a resilient economy and a 3.5% increase in the March CPI indicating hotter-than-expected inflation. With the Federal Reserve Chairman signaling that rate cuts may not occur in 2024 due to stronger-than-anticipated inflation, the 10-year Treasury yield hit a five-month high of 4.66% in mid-April and then stabilized through the balance of April. The Federal Reserve concluded its policy meeting on May 1st by holding its benchmark federal funds rate steady and indicated it was more likely to keep interest rates at their current level for longer than to raise them again, which translated into long-term Treasury yields pulling back at the beginning of May. Milder inflation indicated by a 3.4% increase in the April CPI, along with signs of a cooling economy, served to push long-term Treasury yields lower through mid-May. Long-term Treasury yields edged higher in the second half of May, as minutes from the Federal Reserve’s most recent policy meeting reflected concerns about persistent inflation which cast more doubts on when the Federal Reserve might start to cut interest rates. Signs of cooling inflation, including May’s CPI showing a 3.3% increase from a year ago and no change from April, facilitated a decline in long-term Treasury yields during the first half of June. Long-term Treasury yields stabilized in the second half of June following the Federal Reserve’s policy meeting, in which the Federal Reserve held its benchmark rate steady and indicated there would be no more than two rate cuts in 2024.

An increase in the June unemployment rate translated into long-term Treasury yields edging lower in early-July 2024. Signs of cooling inflation, such as June’s CPI showing a 3.0% increase from a year ago and a 0.1% decline from May, helped to sustain the downward trend in long-term Treasury yields through mid-July. Long-term Treasury yields stabilized going into late-July and then edged lower in the last week of July. The Federal Reserve concluded its end of July policy meeting holding its benchmark rate steady, while signaling the possibility of an interest rate cut at their September meeting that would be facilitated by continued progress in fighting inflation. Treasury yields tumbled at the beginning of August on worries of an economic slowdown, as investors reacted to employment and manufacturing data showing a weakening economy. The 10-year Treasury yield stabilized at slightly below 4.0% through the balance of August, with inflation falling below 3.0% for the first time since 2021 based on a 2.9% increase

RP® Financial, LC.	MARKET AREA II.5

in July’s CPI. Signs of a weakening labor market, along with the August CPI posting an increase of 2.5%, provided for a downward trend in long-term Treasury yields through mid-September with the 10-year Treasury yield dipping to a low of 3.62%. After the Federal Reserve’s September policy meeting concluded with a 0.5% cut to its target rate, the 10-year Treasury yield edged higher through the end of September.

The upward trend in long-term Treasury yields continued through early-October 2024, with the 10-year Treasury yield moving above 4.0% as September’s employment report showed stronger-than-expected job growth. A 2.4% increase in September’s CPI indicated a slight easing in inflation, which translated into long-term Treasury yields stabilizing through mid-October. Long-term Treasury yields resumed an upward trend in the second half of October and through the early-November election results. As of November 6, 2024, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.31% and 4.42%, respectively, versus comparable year ago yields of 5.33% and 4.67%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in October 2024, GDP was projected to increase 2.2% in 2024 and then decrease to 1.9% annual growth in 2025. The U.S. unemployment rate was forecasted to equal 4.2% in December 2024 and then increase slightly to 4.4% in June 2025. An average of 130,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 4.40% in December 2024 and then decrease to 3.71% in June 2025. On average, the economists forecasted that the 10-year Treasury yield would equal 3.86% in December 2024 and then decrease to 3.73% in June 2025.

The October 2024 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2024 existing home sales to decrease by 1.7% from 2023 sales, while 2024 new home sales were forecasted to increase by 5.1% from sales in 2023. The 2024 median sale prices for existing and new homes were forecasted to increase 4.3% and decrease 1.4%, respectively. Total mortgage production was forecasted to increase in 2024 to $1.791 trillion, compared to $1.458 trillion in 2023. The forecasted increase in 2024 originations was based on a 4.0% increase in purchase volume and a 129.7% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.288 trillion in 2024, versus refinancing volume totaling $503 billion. Housing starts for 2024 were projected to decrease by 4.6% to total 1.356 million.

RP® Financial, LC.	MARKET AREA II.6

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Winchester Savings. Demographic data for Middlesex County and Essex County, as well as for Massachusetts, and the U.S., is provided in Table 2.1.

Middlesex County and Essex County are the largest and third largest counties in Massachusetts, with respective 2024 populations of 1.6 million and 813,000. From 2019 to 2024, Middlesex County’s population increased at a 0.1% annual rate which lagged Essex County’s annual population growth rate of 0.5%. Comparatively, over the past five years, annual population growth rates for Massachusetts and the U.S. equaled 0.3% and 0.4%, respectively.

For the 2019 to 2024 period, Middlesex County experienced a 0.2% annual decrease in households, versus comparative annual growth rates of 0.3% for Essex County, 0.3% for Massachusetts and 0.6% for the U.S. Projected five-year annual growth rates for Middlesex County showed population and household growth accelerating to match the comparable Massachusetts projected growth rates, which were slightly less than the projected 5-year annual population and household growth rates for Essex County. Comparatively, projected 5-year annual growth rates for the U.S. showed slightly stronger population and household growth relative to the primary market area counties and Massachusetts.

Income measures show that Middlesex County is a relatively affluent market, with median household and per capita income measures exceeding the comparable Essex County, Massachusetts and U.S. measures. Comparatively, Essex County’s median household and per capita income measures were slightly below the comparable Massachusetts measures and higher than the comparable U.S. measures. Projected income growth rates for the primary market area counties were similar to the comparable projected growth rates for Massachusetts and slightly lower than the comparable projected growth rates for the U.S. Household income distribution measures provide another indication of the relative affluence of Middlesex County, as Middlesex County maintained a relatively high percentage of households with incomes above $100,000 at 58.0% versus 47.3% for Essex County, 48.5% for Massachusetts and 37.9% for the U.S. Age distribution measures reflect that Essex County has a slightly older population relative to Middlesex County, Massachusetts and the U.S. age distribution measures.

RP® Financial, LC.	MARKET AREA II.7

Table 2.1

Winchester Savings Bank

Summary Demographic Data

	Year			Growth Rate
	2019	2024	2029	2019-2024	2024-2029
				(%)	(%)
Population (000)
United States	329,236	336,157	344,210	0.4%	0.5%
Massachusetts	6,917	7,023	7,127	0.3%	0.3%
Middlesex, MA	1,620	1,629	1,654	0.1%	0.3%
Essex, MA	793	813	828	0.5%	0.4%
Households (000)
United States	125,019	129,079	132,564	0.6%	0.5%
Massachusetts	2,711	2,752	2,798	0.3%	0.3%
Middlesex, MA	630	624	634	-0.2%	0.3%
Essex, MA	306	310	316	0.3%	0.4%
Median Household Income ($)
United States	63,174	75,874	83,550	3.7%	1.9%
Massachusetts	82,084	96,584	104,823	3.3%	1.7%
Middlesex, MA	103,121	121,116	131,737	3.3%	1.7%
Essex, MA	80,645	94,040	101,260	3.1%	1.5%
Per Capita Income ($)
United States	34,902	42,767	46,926	4.1%	1.9%
Massachusetts	34,902	56,529	61,277	10.1%	1.6%
Middlesex, MA	34,902	69,054	74,233	14.6%	1.5%
Essex, MA	34,902	52,458	56,603	8.5%	1.5%

2024 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
United States	17.2	26.6	24.9	18.5	12.7
Massachusetts	15.0	27.3	24.7	19.7	13.3
Middlesex, MA	15.3	27.4	26.6	18.6	12.1
Essex, MA	16.0	25.0	24.5	20.7	13.7

2024 HH Income Dist. (%)	Less Than $25,000	$25,000 to $50,000	$50,000 to $100,000	$100,000+
United States	15.7	18.1	28.4	37.9
Massachusetts	14.4	13.5	23.6	48.5
Middlesex, MA	10.6	10.5	20.9	58.0
Essex, MA	14.7	13.3	24.7	47.3

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.8

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services and education/healthcare/social services constituted the largest and second largest source of jobs in both of the primary market area counties. Comparatively, education/healthcare/social services were the largest source of jobs in Massachusetts followed closely by jobs in services. Wholesale/retail trade and manufacturing jobs represented the third and fourth largest employment sectors in Essex County and Massachusetts, while Middlesex County maintained a slightly higher concentration of manufacturing jobs relative to jobs in the wholesale/retail sector. Other noteworthy employment sectors for the primary market area counties included finance/insurance/real estate and construction jobs. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

Table 2.2

Winchester Savings Bank

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Massachusetts	Middlesex, MA County	Essex, MA County
	(% of Total Employment)
Services	27.2%	31.0%	27.2%
Education, Healthcare, Soc. Serv.	28.1%	28.2%	24.9%
Government	4.0%	3.2%	4.1%
Wholesale/Retail Trade	12.0%	9.6%	12.7%
Finance/Insurance/Real Estate	7.4%	7.0%	7.3%
Manufacturing	8.8%	10.0%	10.5%
Construction	5.9%	5.0%	6.1%
Information	2.0%	2.8%	1.7%
Transportation/Utility	4.2%	2.8%	5.2%
Agriculture	0.4%	0.3%	0.2%

	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.9

The market area served by the Bank, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, high-tech and financial services companies constitute major sources of employment in the Bank’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations. Table 2.3 lists the major employers in the Bank’s primary market area counties.

Table 2.3

Winchester Savings Bank

Largest Employers in Middlesex and Essex Counties

Employer	Product/Service	Employees
Mass General Brigham	Healthcare	84,062
Beth Israel Lahey Health	Healthcare	38,086
Demoulas Super Markets Inc.	Supermarket	23,441
Harvard University	Higher Education	20,581
The TJX Cos. Inc.	Retail	19,952
Massachusetts Institute of Technology	Higher Education	17,180
RTX Corp.	Aerospace & Defense	12,000
Tufts Medicine	Healthcare	11,423
National Grid	Utilities	6,731
Takeda	Pharmaceuticals	6,214
Tufts University	Higher Education	5,732

Source: Boston Business Journal.

Unemployment Trends

Comparative unemployment rates for Middlesex and Essex Counties, as well as for Massachusetts and the U.S., are shown in Table 2.4. The September 2024 unemployment rates for Middlesex and Essex Counties equaled 3.3% and 3.8%, respectively, which were slightly lower than the comparable U.S. unemployment rate of 3.9% and slightly below and slightly above the comparable unemployment rate of 3.6% for Massachusetts. Consistent with the U.S. trend, the September 2024 unemployment rates for both of the primary market area counties and Massachusetts were higher compared to a year ago.

RP® Financial, LC.	MARKET AREA II.10

Table 2.4

Winchester Savings Bank

Unemployment Trends

	Sept. 2023	Sept. 2024
Region	Unemployment	Unemployment
United States	3.6%	3.9%
Massachusetts	3.1%	3.6%
Middlesex, MA	2.8%	3.3%
Essex, MA	3.2%	3.8%

Source: S&P Global Market Intelligence.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Middlesex and Essex Counties and, in particular, the areas that are nearby to one of Winchester Savings’ branches. Table 2.5 displays deposit market trends from June 30, 2019 through June 30, 2024 for all commercial bank and savings institution branches located in the primary market area counties and the state of Massachusetts. Consistent with the state of Massachusetts, commercial banks maintained a larger market share of deposits than savings institutions in both of the primary market area counties. For the five year period covered in Table 2.5, savings institutions experienced fairly significant declines in deposit market share in both Middlesex County and Essex County, which was consistent with the statewide trend as well. Overall, from June 30, 2019 to June 30, 2024, bank and thrift deposits increased at annual rates of 4.8% and 3.8% for Middlesex County and Essex County, respectively, which was lower than the comparable Massachusetts growth rate of 6.6%.

The Bank maintains its largest balance and market share of deposits in Middlesex County, where the Bank maintains its main office and three out of four branch locations. Based on June 30, 2024 deposit data, Winchester Savings’ $600.5 million of deposits provided for a 0.7% market share of bank and thrift deposits in Middlesex County. The Bank held $36.9 million of deposits in Essex County, which translated into a 0.1% deposit market share. During the five-year period covered in Table 2.5, Winchester Savings maintained its deposit market share in Middlesex County and gained deposit market share in Essex County with the opening of that branch location during fiscal year 2024.

RP® Financial, LC.	MARKET AREA II.11

Table 2.5

Winchester Savings Bank

Deposit Summary

	As of June 30,
	2019			2024			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2019-2024
			(Dollars in Thousands)				(%)
Massachusetts	$407,509,613	100.0%	2,138	$562,067,287	100.0%	1,912	6.6%
Commercial Banks	$341,057,709	83.7%	1,476	$508,901,381	90.5%	1,493	8.3%
Savings Institutions	$66,451,904	16.3%	662	$53,165,906	9.5%	419	-4.4%
Middlesex County, MA	$65,710,673	100.0%	505	$83,221,394	100.0%	459	4.8%
Commercial Banks	$49,872,833	75.9%	374	$71,984,518	86.5%	388	7.6%
Savings Institutions	$15,837,840	24.1%	131	$11,236,876	13.5%	71	-6.6%
Winchester Savings Bank	$476,802	0.7%	4	$600,465	0.7%	4	4.7%
Essex County, MA	$25,864,449	100.0%	244	$31,145,843	100.0%	230	3.8%
Commercial Banks	$13,761,566	53.2%	147	$23,247,652	74.6%	174	11.1%
Savings Institutions	$12,102,883	46.8%	97	$7,898,191	25.4%	56	-8.2%
Winchester Savings Bank	$0	0.0%	—	$36,932	0.1%	1	NA

Source: FDIC.

As implied by the Bank’s low market share of deposits, competition among financial institutions in the market area is significant. Financial institution competitors in the primary market area include other locally-based thrifts and banks, as well as regional, super-regional and money center banks. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.6 lists the Bank’s largest competitors in the primary market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA II.12

Table 2.6

Winchester Savings Bank

Market Area Deposit Competitors - As June 30, 2024

		Market
Location	Name	Share	Rank
Middlesex County, MA	Bank of America Corporation (NC)	20.91%
	Citizens Financial Group Inc. (RI)	10.31%
	Eastern Bankshares Inc. (MA)	7.19%
	Cambridge Financial Group Inc. (MA)	6.68%
	The Toronto-Dominion Bank	6.55%
	Middlesex Bancorp MHC (MA)	4.48%
	Leader Bancorp Inc. (MA)	4.30%
	Banco Santander S.A.	4.17%
	M&T Bank Corp. (NY)	4.13%
	Northern Bancorp Inc. (MA)	3.36%
	Winchester Savings Bank (MA)	0.72% 27 out of 46
Essex County, MA	Salem Five Bancorp (MA)	13.68%
	The Toronto-Dominion Bank	13.27%
	Eastern Bankshares Inc. (MA)	11.40%
	IFS 1820 Bancorp MHC (MA)	10.07%
	Bank of America Corporation (NC)	9.46%
	Banco Santander S.A.	6.59%
	River Run Bancorp MHC (MA)	4.90%
	Hometown Financial Group MHC (MA)	4.24%
	Citizens Financial Group Inc. (RI)	3.28%
	Independent Bank Corp. (MA)	2.60%
	Winchester Savings Bank (MA)	0.12% 32 out of 33

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Winchester Savings’ operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Winchester Savings is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Winchester Savings, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of publicly-traded MHCs with comparable resources, strategies and financial characteristics as Winchester Savings. However, there are currently only nine publicly-traded MHCs in total. Accordingly, in deriving a Peer Group comprised of institutions with relatively comparable characteristics as Winchester Savings, the companies selected for Winchester Savings’ Peer Group are all fully-converted companies. The valuation adjustments applied in the Chapter IV analysis will take into consideration differences between the Bank’s MHC form of ownership relative to the fully-converted Peer Group companies. Also included in Chapter IV is a pricing analysis of the publicly-traded MHCs on a fully-converted basis.

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Winchester Savings. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 New England and Mid-Atlantic institutions with assets between $425 million and $2.0 billion, tangible equity-to-assets ratios of greater than 7.50% and positive reported and/or core earnings. Seven companies met the criteria for Screen #1 and six were included in the Peer Group: BV Financial, Inc. of Maryland, ECB Bancorp, Inc. of Massachusetts, Magyar Bancorp, Inc. of New Jersey, Northeast Community Bancorp, Inc. of New York, PB Bankshares, Inc. of Pennsylvania and Provident Bancorp, Inc. of Massachusetts. William Penn Bancorporation of Pennsylvania met the selection criteria, but was excluded from consideration as the result of being the target of an announced acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England and Mid-Atlantic thrifts.

•

Screen #2 Midwest, Southeast and Southwest institutions with assets between $425 million and $2.0 billion, tangible equity-to-assets ratios of greater than 7.50% and positive reported and/or core earnings. Five companies met the criteria for Screen #2 and four were included in the Peer Group: Central Plains Bancshares, Inc. of Nebraska, Home Federal Bancorp, Inc. of Louisiana, IF Bancorp, Inc. of Illinois and Texas Community Bancshares, Inc. of Texas. Affinity Bancshares, Inc. of Georgia met the selection criteria, but was excluded from consideration as the result of being the target of an announced acquisition. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest, Southeast and Southwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Winchester Savings, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Winchester Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Winchester Savings’ characteristics is detailed below.

RP® Financial, LC.	Peer Group Analysis Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of September 30, 2024 or the Most Recent Date Available

											As of November 6, 2024
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets		Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)					($)	($Mil)
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$893		14	Dec	1/12/2005	$15.81	$180
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,358		3	Dec	7/27/2022	$15.33	$141
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$628		11	Jun	1/18/2005	$12.48	$38
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$893		8	Jun	7/7/2011	$21.24	$68
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$952		7	Sep	1/23/2006	$12.28	$80
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$467	(1)	9	Mar	10/19/2023	$14.49	$60
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$453		6	Dec	7/14/2021	$14.82	$35
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,648		7	Dec	7/15/2015	$11.14	$186
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$452	(1)	7	Dec	7/14/2021	$14.92	$44
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,968		12	Dec	7/5/2006	$28.77	$366

(1)	As of June 30, 2024.

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

•	BV Financial, Inc. of Maryland. Comparable due to similar asset size, similar interest-earnings asset composition and similar ratio of deposits funding assets.

•

ECB Bancorp, Inc. of Massachusetts. Comparable due to Boston market area, similar interest-earning asset composition, similar interest-bearing funding composition, similar net interest income to average assets ratio, limited earnings contribution from sources of non-interest operating income, relatively low operating expense to average assets ratio and relatively low ratio of non-performing assets as a percent of assets.

•

Home Federal Bancorp, Inc. of Louisiana. Comparable due to similar combined concentration of commercial real estate and muti-family loans as a percent of assets and relatively low ratio of non-performing assets as a percent of assets.

•

IF Bancorp, Inc. of Illinois. Comparable due to similar asset size, similar interest-bearing funding composition, similar net interest income to average assets ratio and relatively low ratio of non-performing assets as a percent of assets.

•	Magyar Bancorp, Inc. of New Jersey. Comparable due to similar asset size, similar interest-earning asset composition and relatively lower operating expense to average assets ratio.

•	Central Plain Bancshares, Inc. of Nebraska. Comparable due to similar interest-earning asset composition and relatively low ratio of non-performing assets as a percent of assets.

•

PB Bankshares, Inc. of Pennsylvania. Comparable due to similar size of branch network, similar interest-earning asset composition, similar interest-bearing funding composition and limited earnings contribution from sources of non-interest operating income.

•

Provident Bancorp, Inc. of Massachusetts. Comparable due to Boston market area, similar interest-earning asset composition, similar ratio of deposits funding assets and similar combined concentration of commercial real estate and multi-family loans as a percent of assets.

•	Texas Community Bancshares, Inc. of Texas. Comparable due to similar interest-bearing funding composition and similar concentration of commercial real estate loans as a percent of assets.

•

Northeast Community Bancorp, Inc. of New York. Comparable due to limited earnings contribution from sources of non-interest operating income and relatively low ratio of non-performing assets as a percent of assets.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (13.08% of assets versus 12.33% for all public companies), generated higher earnings as a percent of average assets (0.77% core ROAA versus 0.38% for all public companies), and earned a higher ROE (5.68% core ROE versus 2.93% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were lower and higher compared to the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,552	$971
Market capitalization ($Mil)	$639	$117
Tangible equity/assets (%)	12.33%	13.08%
Core return on average assets (%)	0.38	0.77
Core return on average equity (%)	2.93	5.68
Pricing Ratios (Averages)(1)
Core price/earnings (x)	13.24x	20.15x
Price/tangible book (%)	99.24%	88.41%
Price/assets (%)	11.44	11.77

(1)	Based on market prices as of November 6, 2024.

Ideally, the Peer Group companies would be comparable to Winchester Savings in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Winchester Savings, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts and publicly-traded Massachusetts thrifts have been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Winchester Savings and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of September 30, 2024, unless indicated otherwise for the Peer Group companies. Winchester Savings’ equity-to-assets ratio of 9.19% was lower than the Peer Group’s average net worth ratio of 13.32%. With the infusion of the net proceeds, the Bank’s pro forma equity-to-assets ratio will be more comparable to the Peer Group’s equity-to-assets ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 9.19% and 13.08%, respectively. The increase in Winchester Savings’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both Winchester Savings’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	Peer Group Analysis Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2024

				Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
				Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
				Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Winchester Savings Bank			MA
September 30, 2024				4.26%	10.87%	1.21%	81.14%	73.58%	16.37%	0.00%	9.19%	0.00%	9.19%	12.70%	1.55%	14.58%	8.99%	41.28%	3.29%	3.29%	9.50%	NA	NA
All Non-MHC Public Thrifts
Averages				6.85%	12.72%	1.77%	74.54%	74.64%	10.52%	0.33%	13.01%	0.73%	12.33%	4.66%	-0.79%	6.55%	5.52%	4.24%	6.00%	8.47%	10.76%	14.45%	16.01%
Medians				5.07%	13.05%	1.54%	75.41%	76.43%	8.50%	0.00%	11.54%	0.04%	10.94%	2.38%	-4.07%	4.96%	1.61%	-0.25%	4.22%	5.25%	9.80%	13.56%	15.38%
Comparable Group
Averages				6.49%	10.94%	1.61%	77.62%	78.18%	7.38%	0.00%	13.32%	0.24%	13.08%	3.44%	-3.90%	5.20%	3.58%	-18.16%	15.88%	16.13%	12.12%	12.41%	13.27%
Medians				7.47%	8.53%	1.54%	78.96%	78.26%	5.85%	0.00%	11.92%	0.00%	11.92%	4.04%	-0.36%	5.66%	2.00%	-11.99%	6.50%	6.88%	10.90%	13.48%	14.17%
Comparable Group
BVFL	BV Financial, Inc.		MD	10.54%	5.16%	2.23%	76.76%	71.05%	3.90%	0.00%	23.49%	1.71%	21.78%	-4.15%	-14.00%	-1.95%	-1.88%	-54.03%	7.51%	8.26%	19.62%	25.17%	26.39%
ECBK	ECB Bancorp, Inc.		MA	8.82%	6.72%	1.09%	82.16%	69.54%	17.23%	0.00%	12.23%	0.00%	12.23%	11.88%	12.98%	11.86%	16.22%	4.46%	0.32%	0.32%	10.67%	15.72%	16.80%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	6.53%	15.49%	1.09%	72.61%	89.84%	0.88%	0.00%	8.64%	0.65%	7.98%	-5.16%	13.37%	-10.03%	-4.72%	-61.58%	7.52%	8.92%	9.02%	13.19%	14.29%
IROQ	IF Bancorp, Inc.		IL	0.87%	22.10%	1.68%	72.43%	75.79%	14.17%	0.00%	8.82%	0.00%	8.82%	2.61%	4.09%	5.27%	-1.45%	18.82%	18.28%	18.28%	9.52%	0.00%	0.00%
MGYR	Magyar Bancorp, Inc.		NJ	2.69%	8.53%	2.45%	81.16%	83.69%	3.00%	0.00%	11.61%	0.00%	11.61%	4.92%	-27.76%	12.12%	5.46%	-11.99%	5.49%	5.49%	11.12%	14.75%	15.85%
CPBI	Central Plains Bancshares, Inc.	(2)	NE	1.18%	13.08%	0.21%	82.24%	80.74%	0.43%	0.00%	16.97%	0.00%	16.97%	3.59%	-12.85%	6.66%	-6.57%	NM	104.63%	104.63%	13.87%	16.51%	17.76%
PBBK	PB Bankshares, Inc.		PA	12.04%	8.53%	1.85%	75.99%	78.35%	9.99%	0.00%	10.53%	0.00%	10.53%	10.67%	36.35%	5.77%	15.75%	-12.80%	2.38%	2.38%	9.37%	12.40%	13.65%
PVBC	Provident Bancorp, Inc.		MA	8.41%	1.88%	2.77%	84.13%	78.18%	7.80%	0.00%	13.72%	0.00%	13.72%	-8.86%	-57.16%	5.56%	-13.51%	36.79%	3.94%	3.94%	12.66%	12.62%	13.87%
TCBS	Texas Community Bancshares, Inc.	(2)	TX	8.87%	26.02%	1.39%	59.50%	71.87%	15.77%	0.00%	11.46%	0.04%	11.42%	4.49%	10.76%	-0.03%	7.28%	-0.90%	-4.91%	-4.70%	10.59%	0.00%	0.00%
NECB	Northeast Community Bancorp, Inc.		NY	4.97%	1.85%	1.30%	89.20%	82.73%	0.60%	0.00%	15.73%	0.00%	15.73%	14.42%	-4.81%	16.76%	19.22%	-82.21%	13.66%	13.74%	14.76%	13.76%	14.04%

(1)	Includes loans held for sale.
(2)	As of June 30, 2024.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Winchester Savings and the Peer Group. The Bank’s loans-to-assets ratio of 81.14% exceeded the comparable Peer Group ratio of 77.62%. Comparatively, the Bank’s cash and investments-to-assets ratio of 15.13% was lower than the comparable Peer Group ratio of 17.43%. Overall, Winchester Savings’ interest-earning assets amounted to 96.27% of assets, which was slightly higher than the comparable Peer Group ratio of 95.05%. The Peer Group’s non-interest earning assets included BOLI equal to 1.61% of assets and goodwill/intangibles equal to 0.24% of assets, while the Bank maintained BOLI equal to 1.21% of assets and a zero balance of goodwill/intangibles.

Winchester Savings’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 73.58% of assets, which was less than the Peer Group’s ratio of 78.18%. Comparatively, the Bank maintained a higher level of borrowings to fund assets, as indicated by borrowings-to-assets ratios of 16.37% and 7.38% for Winchester Savings and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 89.95% and 85.56%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earnings assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 107.03% and 111.09%, respectively. The additional capital realized from stock proceeds should serve to provide Winchester Savings with an IEA/IBL ratio that is more comparable to or slightly exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Winchester Savings’ growth rates are based on annualized growth for the fifteen months ended September 30, 2024, while the Peer Group’s growth rates are based on growth for the twelve months ended September 30, 2024 or the most recent twelve month period available. Winchester Savings recorded a 12.70% increase in assets, versus asset growth of 3.44% recorded by the Peer Group. Asset growth for Winchester Savings was driven by a 14.58% increase in loans, which was supplemented with a 1.55% increase in cash and investments. Comparatively, asset growth for the Peer Group was driven by a 5.20% increase in loans, which in part was funded by 3.90% decrease in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Asset growth for Winchester Savings was funded by an 8.99% increase in deposits and a 41.28% increase in borrowings. Asset growth for the Peer Group was funded through deposit growth of 3.58%, which also funded an 18.16% decrease in borrowings. The Bank’s tangible capital growth rate equaled 3.29%, which was attributable to retention of earnings and a reduction in the accumulated other comprehensive loss. Comparatively, the Peer Group’s tangible capital growth rate equaled 16.13%. The Peer Group’s comparatively higher tangible capital growth rate includes the increase in equity realized by Central Plain Bancshares, Inc. from its standard conversion stock offering, which was completed in October 2023. The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended September 30, 2024, unless indicated otherwise for the Peer Group companies. Winchester Savings reported a net loss to average assets ratio of negative 0.01% and the Peer Group reported a net income to average assets ratio of 0.69%. The Peer Group’s higher return was realized through higher ratios for net interest income and non-interest operating income and a lower ratio for credit loss provisions, which were partially offset by the Bank’s higher ratio for non-operating income and lower ratio for operating expenses.

The Peer Group’s higher net interest income to average assets ratio was realized through both a higher interest income ratio and a lower interest expense ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.61% versus 4.77% for the Bank). Likewise, the Peer Group’s lower interest expense ratio was facilitated by maintaining a lower cost of funds (3.06% versus 3.39% for the Bank), as well as maintaining a lower level of interest-bearing liabilities funding assets. Overall, Winchester Savings and the Peer Group reported net interest income to average assets ratios of 1.79% and 3.08%, respectively.

RP® Financial, LC.	Peer Group Analysis Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2024 or the Most Recent 12 Months Available

					Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
								Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
				Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
				Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Winchester Savings Bank			MA
September 30, 2024				-0.01%	4.64%	2.85%	1.79%	0.20%	1.59%	0.00%	0.15%	1.89%	0.11%	0.00%	-0.03%	4.77%	3.39%	1.38%	$12,123	-82.28%
All Non-MHC Public Thrifts
Averages				0.21%	4.97%	2.18%	2.79%	0.12%	2.73%	0.16%	0.37%	2.67%	-0.15%	0.00%	0.19%	5.24%	2.86%	2.40%	$10,623	24.93%
Medians				0.36%	4.83%	2.12%	2.57%	0.05%	2.55%	0.01%	0.28%	2.50%	0.00%	0.00%	0.13%	4.98%	2.82%	2.25%	$8,533	24.67%
Comparable Group
Averages				0.69%	5.39%	2.31%	3.08%	0.01%	3.07%	0.02%	0.31%	2.37%	-0.10%	0.00%	0.24%	5.61%	3.06%	2.56%	$10,155	22.68%
Medians				0.43%	5.05%	2.34%	2.89%	0.01%	2.90%	0.00%	0.28%	2.27%	0.00%	0.00%	0.10%	5.25%	3.11%	2.37%	$8,462	23.70%
Comparable Group
BVFL	BV Financial, Inc.		MD	1.43%	5.19%	1.25%	3.93%	-0.05%	3.99%	0.00%	0.28%	2.29%	0.00%	0.00%	0.54%	5.63%	1.77%	3.86%	$7,658	27.30%
ECBK	ECB Bancorp, Inc.		MA	0.26%	4.94%	3.08%	1.86%	0.06%	1.80%	0.01%	0.08%	1.56%	0.00%	0.00%	0.09%	4.97%	3.66%	1.31%	$20,866	25.70%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	0.51%	4.88%	2.08%	2.80%	-0.03%	2.83%	0.05%	0.27%	2.61%	0.00%	0.00%	0.03%	5.20%	3.28%	1.92%	$8,390	4.72%
IROQ	IF Bancorp, Inc.		IL	0.22%	4.76%	2.75%	2.01%	0.02%	1.99%	0.03%	0.50%	2.22%	-0.01%	0.00%	0.07%	4.75%	3.12%	1.63%	$7,857	23.70%
MGYR	Magyar Bancorp, Inc.		NJ	0.83%	5.17%	2.19%	2.98%	0.01%	2.97%	0.06%	0.18%	2.03%	0.00%	0.00%	0.35%	5.45%	2.95%	2.50%	$8,905	29.88%
CPBI	Central Plains Bancshares, Inc.	(2)	NE	0.82%	4.89%	1.55%	3.34%	0.02%	3.31%	0.04%	0.58%	2.92%	0.00%	0.00%	0.19%	4.99%	2.32%	2.67%	$6,478	18.65%
PBBK	PB Bankshares, Inc.		PA	0.34%	5.16%	2.66%	2.50%	-0.01%	2.51%	0.00%	0.19%	2.25%	0.00%	0.00%	0.10%	5.30%	3.09%	2.21%	$12,358	22.12%
PVBC	Provident Bancorp, Inc.		MA	0.33%	5.64%	2.48%	3.16%	0.09%	3.08%	0.00%	0.39%	3.03%	0.00%	0.00%	0.10%	6.01%	3.49%	2.52%	$8,533	23.55%
TCBS	Texas Community Bancshares, Inc.	(2)	TX	-0.50%	4.79%	2.12%	2.67%	0.01%	2.66%	0.00%	0.46%	2.76%	-1.01%	0.00%	-0.14%	4.97%	2.74%	2.23%	$6,728	NM
NECB	Northeast Community Bancorp, Inc.		NY	2.65%	8.47%	2.92%	5.55%	0.01%	5.54%	0.00%	0.16%	2.07%	0.05%	0.00%	1.05%	8.87%	4.16%	4.71%	$13,773	28.45%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	For the twelve months ended June 30, 2024.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 1.89% and 2.37%, respectively. The Bank’s lower operating expense ratio is indicative of its relatively limited degree of diversification of products and services which generate sources of non-interest operating income. Consistent with the Bank’s lower operating expense ratio, Winchester Savings maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $12.1 million for the Bank, versus a comparable measure of $10.2 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Winchester Savings’ capacity to leverage operating expenses will be more comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were less favorable than the Peer Group’s. Expense coverage ratios for Winchester Savings and the Peer Group equaled 0.95x and 1.30x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.15% and 0.33% of Winchester Savings’ and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Winchester Savings’ efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 97.42% was less favorable than the Peer Group’s efficiency ratio of 69.50%.

Credit loss provisions had a larger impact on the Bank’s earnings, with credit loss provisions established by the Bank equaling 0.20% of average assets. Comparatively, the Peer Group recorded credit loss provisions equal to 0.01% of average assets.

Net non-operating gains and losses equaled net gains of 0.11% of average assets for the Bank, versus a net nonoperating loss of 0.10% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Taxes had a less significant impact on the Bank’s earnings, as the Bank posted an effective tax benefit of 82.28% and the Peer Group posted an effective tax rate of 22.68%. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 25.00%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a higher combined concentration of 1-4 family loans and mortgage-backed securities in comparison to the Peer Group (45.08% of assets versus 30.05% for the Peer Group), as the Bank’s higher concentration of 1-4 family loans more than offset the Peer Group’s higher concentration of mortgage-backed securities. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $213,000 compared to a zero balance for the Bank.

Overall, diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. Multi-family loans constituted the most significant area of lending diversification for the Bank (15.18% of assets), followed by construction/land loans (12.68% of assets), commercial real estate loans (9.93% of assets), commercial business loans (0.59% of assets) and consumer loans (0.05% of assets). Comparatively, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (25.01% of assets), followed by construction/land loans (11.21% of assets), commercial business loans (10.08% of assets), multi-family loans (8.34% of assets) and consumer loans (0.85% of assets). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 38.43% and 55.49% of the Bank’s and the Peer Group’s assets, respectively.

RP® Financial, LC.	Peer Group Analysis Page III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2024

				Portfolio Composition as a Percent of Assets
					1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
				MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Winchester Savings Bank			MA
September 30, 2024				2.10%	42.98%	12.68%	15.18%	9.93%	0.59%	0.05%	NA	$0
All Non-MHC Public Thrifts
Averages				8.09%	25.08%	6.41%	13.49%	19.72%	8.38%	1.72%	71.03%	$31,329
Medians				7.62%	23.62%	4.19%	8.15%	15.68%	4.38%	0.17%	77.61%	$130
Comparable Group
Averages				7.77%	22.28%	11.21%	8.34%	25.01%	10.08%	0.85%	76.41%	$213
Medians				4.91%	25.24%	5.09%	6.10%	24.51%	6.16%	0.21%	69.10%	$0
Comparable Group
BVFL	BV Financial, Inc.		MD	2.19%	25.10%	3.03%	2.75%	42.96%	2.79%	2.04%	65.65%	$0
ECBK	ECB Bancorp, Inc.		MA	3.46%	33.67%	8.40%	23.28%	15.52%	1.04%	0.01%	69.10%	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	14.43%	31.79%	6.34%	5.42%	23.72%	8.49%	0.19%	63.00%	$0
IROQ	IF Bancorp, Inc.		IL	18.49%	20.98%	4.73%	14.09%	21.42%	10.30%	0.86%	NA	$1,491
MGYR	Magyar Bancorp, Inc.		NJ	6.37%	27.63%	2.52%	5.94%	40.90%	2.56%	0.23%	66.23%	$0
CPBI	Central Plains Bancshares, Inc.	(1)	NE	11.43%	25.39%	5.45%	7.91%	29.51%	11.24%	3.99%	74.57%	$393
PBBK	PB Bankshares, Inc.		PA	0.48%	23.62%	1.74%	6.26%	38.10%	6.48%	0.00%	NA	$0
PVBC	Provident Bancorp, Inc.		MA	0.53%	2.22%	3.47%	3.84%	25.30%	48.26%	0.00%	90.64%	$0
TCBS	Texas Community Bancshares, Inc.	(1)	TX	20.02%	32.17%	9.58%	2.33%	11.11%	3.82%	1.16%	NA	$243
NECB	Northeast Community Bancorp, Inc.		NY	0.30%	0.23%	66.85%	11.59%	1.55%	5.85%	0.00%	105.70%	$0

(1)	As of June 30, 2024.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Winchester Savings’ interest rate risk characteristics were considered to be less favorable than the comparable measures for the Peer Group. Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were lower than the comparable Peer Group ratios. Comparatively, the Bank maintained an advantage with respect its lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with more comparable balance sheet interest rate risk characteristics as maintained by the Peer Group, as the result of the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios following the infusion of stock proceeds.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Winchester Savings and the Peer Group. In general, the comparative fluctuations in the Bank’s and the Peer Group’s net interest income ratios implied that a similar degree of interest rate risk was associated with the Bank’s and the Peer Group’s net interest margins, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Winchester Savings’ assets and the proceeds realized from the minority stock offering will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Bank’s implied credit risk exposure was viewed to be less than the Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Bank’s ratios for non-performing/assets and non-performing loans/loans equaled 0.19% and 0.23%, respectively, versus comparable measures of 0.71% and 0.77% for the Peer Group. Loss reserves maintained as percent of loans receivable and non-performing loans equaled 0.47% and 204.94% for the Bank, respectively, versus comparable measures of 1.07% and 263.21% for the Peer Group. Net loan charge-offs were a larger factor for the Bank Group, as net loan charge-offs for the Bank equaled 0.19% of loans versus 0.03% loans for the Peer Group.

RP® Financial, LC.	Peer Group Analysis Page III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2024 or the Most Recent Date Available

				Balance Sheet Measures
				Tangible		Non-Earn.	Quarterly Change in Net Interest Income
				Equity/	IEA/	Assets/
				Assets	IBL	Assets	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Winchester Savings Bank			MA
September 30, 2024				9.2%	107.0%	3.7%	4	-1	-12	-20	-14	-28
All Non-MHC Public Thrifts
Average				12.4%	110.1%	5.9%	3	3	-7	-3	-7	-16
Median				11.3%	110.1%	6.5%	3	3	-6	-7	-8	-15
Comparable Group
Average				13.1%	111.4%	5.0%	6	6	-16	-8	-6	-13
Median				11.9%	109.6%	5.0%	6	4	-14	-8	-7	-11
Comparable Group
BVFL	BV Financial, Inc.		MD	21.8%	123.3%	7.5%	18	39	-35	15	5	-11
ECBK	ECB Bancorp, Inc.		MA	12.2%	112.6%	2.3%	4	-1	-6	-12	-14	-13
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	8.0%	104.3%	5.4%	7	3	-27	-22	-5	-5
IROQ	IF Bancorp, Inc.		IL	8.8%	106.0%	4.6%	16	13	-10	-17	-6	-19
MGYR	Magyar Bancorp, Inc.		NJ	11.6%	106.6%	7.6%	10	-10	-18	-3	-7	-11
CPBI	Central Plains Bancshares, Inc.	(1)	NE	17.0%	118.9%	3.5%	0	1	8	14	15	NA
PBBK	PB Bankshares, Inc.		PA	10.5%	109.3%	3.4%	4	10	-27	-27	-25	3
PVBC	Provident Bancorp, Inc.		MA	13.7%	109.8%	5.6%	12	-11	-7	1	-25	-52
TCBS	Texas Community Bancshares, Inc.	(1)	TX	11.4%	107.7%	5.6%	0	17	-3	1	15	-5
NECB	Northeast Community Bancorp, Inc.		NY	15.7%	115.2%	4.0%	-10	4	-29	-31	-17	-3

NA=Change is greater than 100 basis points during the quarter.

(1)	As of June 30, 2024.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	Peer Group Analysis Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2024

					NPAs &				Rsrves/
				REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
				Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)		Loans
				(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Winchester Savings Bank			MA
September 30, 2024				0.00%	0.19%	0.23%	0.47%	204.94%	204.94%		$1,365	0.19%
All Non-MHC Public Thrifts
Averages				0.03%	0.47%	0.75%	1.06%	205.20%	204.71%		$26,732	0.10%
Medians				0.00%	0.25%	0.48%	1.02%	200.03%	188.97%		$111	0.01%
Comparable Group
Averages				0.06%	0.71%	0.77%	1.07%	263.21%	309.83%		$338	0.03%
Medians				0.01%	0.36%	0.30%	1.11%	174.11%	180.06%		$49	0.01%
Comparable Group
BVFL	BV Financial, Inc.		MD	0.02%	0.54%	0.66%	1.15%	174.11%	168.25%	-$	331	-0.05%
ECBK	ECB Bancorp, Inc.		MA	0.00%	0.08%	0.10%	0.81%	825.87%	825.87%		$4	0.00%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	0.02%	0.32%	0.34%	1.03%	296.72%	230.99%		$216	0.04%
IROQ	IF Bancorp, Inc.		IL	0.00%	0.07%	0.08%	1.14%	NM	NM	-$	204	-0.03%
MGYR	Magyar Bancorp, Inc.		NJ	0.39%	0.44%	0.03%	0.97%	NM	180.06%	-$	69	-0.01%
CPBI	Central Plains Bancshares, Inc.	(4)	NE	0.00%	0.14%	0.12%	1.47%	NM	886.38%	-$	43	-0.01%
PBBK	PB Bankshares, Inc.		PA	0.00%	0.39%	0.51%	1.27%	251.42%	251.42%		$106	0.03%
PVBC	Provident Bancorp, Inc.		MA	0.00%	4.23%	4.95%	1.56%	31.47%	31.47%		$3,463	0.26%
TCBS	Texas Community Bancshares, Inc.	(4)	TX	0.11%	0.57%	0.70%	1.07%	154.00%	124.91%		$93	0.06%
NECB	Northeast Community Bancorp, Inc.		NY	0.05%	0.28%	0.25%	0.28%	108.86%	89.11%		$142	0.01%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.
(4)	As of June 30, 2024.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and the valuation adjustments and assumptions incorporated in the determination of the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s minority stock offering.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies, including the Commissioner, specify the pro forma market value methodology for determining the pro forma market value of a converting mutual institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected, which as noted includes public thrifts and commercial banking companies; (2) a financial and operational comparison of the subject company to the peer group is conducted to determine key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences relative to the selected peer group. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered. Given the unique differences in the pricing characteristics of publicly-traded MHCs relative to fully-converted thrift stocks, we have also reviewed the pro forma pricing characteristics of publicly-traded MHCs on a fully-converted basis assuming they complete a second-step conversion to a full stock company based on their current stock price and standard offering assumptions.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and pro forma pricing of public MHCs on a fully-converted basis. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the application phase and stock issuance process, RP Financial will: (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify key fundamental changes; (3) monitor external factors that may impact value including, but not limited to, local and national economic conditions, interest rates and the stock market environment, including the market for bank and thrift stocks and the selected Peer Group; and (4) monitor pending conversion offerings and the pro forma pricing of public MHCs on a fully-converted basis. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering regarding the range of value and the proposed closing value.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all banks and thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, accounting and income taxes, the stock market, interest rates and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all bank and thrift stocks, the selected Peer Group, pending conversion offerings and public MHCs, including the pro forma market value of Winchester Savings. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis identifying similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Consistent with the regulatory valuation guidelines, key differences have been evaluated in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and the effect of government regulations and/or regulatory reform. We have also considered the market for bank and thrift stocks, including new issues and the pro forma pricing of public MHCs on a fully-converted basis, to assess the impact on value of Winchester Savings coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as overall asset/liability (“A/L”) composition, credit quality, balance sheet liquidity, funding liabilities and capital, in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Winchester Savings’ and the Peer Group’s balance sheets. Based on reported financials, the Bank’s IEA composition exhibited a slightly higher concentration of loans and a slightly lower concentration of cash and investments. The Peer Group has greater diversification into higher risk loans than the Bank. Overall, the Bank’s asset composition provided for a lower yield earned on IEA. Winchester Savings’ funding composition reflected a lower level of deposits and a higher level of borrowings in comparison to the Peer Group averages, which provided the Bank with a slightly higher cost of funds. Overall, as a percent of assets, the Bank maintained higher levels of IEAs and IBLs relative to the Peer Group averages, which translated into a slightly lower IEA/IBL ratio for the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio is expected to be comparable to the Peer Group’s ratio. On balance, RP Financial concluded that A/L composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Bank’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were slightly lower than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Bank maintained lower loss reserves as a percent of non-performing loans and lower reserves as a percent of loans. Net loan charge-offs as a percent of loans were higher for the Bank. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Bank maintained a slightly lower level of cash and investment securities than the Peer Group. Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase. Net proceeds retained at the mid-tier holding company level will be deposited at the Bank. The Bank’s borrowing capacity appears to be slightly less than the Peer Group’s borrowing capacity, based on the Bank’s higher level of borrowings; however, the net offering proceeds should initially reduce the need for borrowings to support balance sheet liquidity. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

•

Funding Liabilities. The Bank’s funding liabilities mix reflected lower deposits and higher borrowings relative to the comparable Peer Group averages, which translated into a slightly higher cost of funds for the Bank. The Bank’s ratio of total IBL as a percent of assets was above the Peer Group’s average. Following the stock offering, the increase in the Bank’s capital will reduce the level of IBL funding assets. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

•

Capital. The Bank currently operate with a lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, Winchester Savings’ pro forma tangible capital position will be comparable to the Peer Group’s tangible equity-to-assets ratio. At the same time, the Bank’s expected growth in equity is expected to be lower given the Bank’s lower pro forma profitability and thus the Bank’s pro forma return on equity (“ROE”) is expected to be substantially lower than the Peer Group average for a sustained period. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Winchester Savings’ balance sheet strength was considered to be similar to the Peer Group’s balance sheet strength, and thus, no adjustment was applied for the Bank’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The comparative summary for profitability, growth and viability of earnings of the Bank and the Peer Group appears below.

•

Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis. The Peer Group maintained earning advantages with respect to net interest income, non-interest operating income and credit loss provisions, which were partially offset by the Bank’s more favorable ratios for operating expenses and non-operating gains The Bank’s reinvestment of stock proceeds will increase interest income, however this benefit will be mitigated by the increase in operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Bank’s reported earnings were considered to be less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

•

Core Earnings. The Bank operated with a lower net interest income ratio, a lower operating expense ratio and a lower level of non-interest operating income. The Bank’s lower net interest income and operating expense ratios translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.95x versus 1.30x for the Peer Group). Similarly, the Bank’s efficiency ratio of 97.42% was less favorable than the Peer Group’s efficiency ratio of 69.50%. Credit loss provisions had a larger impact on the Bank’s earnings. The Bank’s pro forma earnings on a core basis – incorporating the reinvestment of the proceeds in short- to intermediate-term investments and the increased operating expenses from being a public company with stock benefit plans – are expected to remain less favorable relative to the Peer Group. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a fairly similar degree of volatility was associated with the Bank’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Peer Group, while the Bank maintained a lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will be comparable to Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. In terms of future exposure to credit quality related losses, the Bank maintained a higher concentration of assets in loans, while the Peer Group’s loan composition reflected a greater degree of diversification into higher risk types of loans. Credit loss provisions were a larger factor in the Bank’s earnings and net loan charge-offs as a percent of loans were higher for the Bank, while non-performing loans as a percent of loans were higher for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly positive factor in the adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a more favorable interest rate spread than the Bank, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Bank with similar growth potential through leverage as currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Bank’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Bank’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will continue be less than the Peer Group’s return on equity ratio. Therefore, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

On balance, a moderate downward has been applied for profitability, growth and viability of earnings.

3. Asset Growth

Comparative asset growth rates for the Bank and the Peer Group showed a 12.70% increase in the Bank’s assets, versus a 3.44% increase in the Peer Group’s assets. Asset growth for the Bank was primarily sustained by a 14.58% increase in loans, which was supplemented with a 1.55% increase in cash and investments. The Peer Group’s asset growth was primarily sustained by a 5.20% increase in loans, which was partially offset by a 3.90% decrease in cash and investments. Overall, the Bank’s recent asset growth trends would tend to be viewed as more favorable relative to the Peer Group’s asset growth trends in terms of supporting future earnings growth. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be comparable to the Peer Group’s tangible equity-to-assets ratio, providing the Bank with similar leverage capacity as maintained by the Peer Group. On balance, a slight upward adjustment was applied for asset growth.

4. Primary Market Area

The economic and demographic characteristics of the primary market area served can impact an institution’s market value, as well as the competitive environment and market share in the local market served. Winchester Savings serves the Boston metropolitan area through its main office and four full service branch offices. Operating in a densely populated market area provides the Bank with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Bank competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Winchester Savings.

All of the Peer Group companies operate in markets with smaller populations compared to Middlesex County, with the exception of ECB Bancorp, Inc. which is also headquartered in Middlesex County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth rates in the markets served by the Peer Group companies were similar to slightly higher than Middlesex County’s recent historical population growth rate and approximated Middlesex County’s

RP® Financial, LC.	VALUATION ANALYSIS IV.7

projected population growth rate. Middlesex County has a higher per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were less affluent markets within their respective states compared to Middlesex County’s per capita income as a percent of Massachusetts’ per capita income (104.7% for the Peer Group versus 122.2% for Middlesex County). The average and median deposit market shares maintained by the Peer Group companies were above the Bank’s market share of deposits in Middlesex County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Bank in Middlesex County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar as provided by the Bank’s primary market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was slightly above the unemployment rate reflected for Middlesex County. On balance, we concluded that no adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

Winchester Savings Bank and the Peer Group Companies (1)

	County	September 2024 Unemployment
Winchester Savings Bank - MA	Middlesex	3.3%
Peer Group Average		3.7
The Peer Group
BV Financial, Inc. – MD	Baltimore	2.8
ECB Bancorp, Inc. - MA	Middlesex	3.3
Home Federal Bancorp, Inc. – LA	Cado	4.6
IF Bancorp, Inc.– IL	Iroquois	4.4
Magyar Bancorp, Inc. - NJ	Middlesex	3.9
Central Plains Bancshares, Inc. - NE	Hall	4.1
PB Bankshares, Inc. – PA	Chester	2.3
Provident Bancorp, Inc. - MA	Essex	3.8
Texas Community Bancshares, Inc. – TX	Wood	4.7
Northeast Community Bancorp, Inc. – NY	Westchester	3.1

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

5. Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Five out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.07% to 4.17%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.08% as of November 6, 2024. Comparatively, as of November 6, 2024, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.47%.

Our valuation adjustment for dividends for Winchester Savings also considered the regulatory policy with regard to payment of dividends to the MHC. Under current FRB and FDIC policy, any dividends declared by the Company would be required to be paid to all shareholders – including public shareholders and the MHC with its majority ownership position. Accordingly, dividends paid by the Company would increase the amount of assets held by the MHC, after adjusting for applicable income taxes, and, thereby, increase the implied dilution incurred by the minority shareholders in a second-step conversion pursuant to the calculation to account for net assets held by the MHC in a second-step offering.

Overall, while the Bank has not established a definitive dividend policy prior to its stock offering, the Bank’s capacity to pay a dividend comparable to the Peer Group’s average dividend yield is viewed to be not as strong based on the Bank’s lower pro forma earnings and similar capitalization. Furthermore, dividend payments retained by the MHC would increase the implied dilution to minority shareholders in a second-step offering. On balance, we concluded that a slight downward adjustment was warranted for purposes of the Bank’s dividend policy.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $35.0 million to $335.8 million as of November 6, 2024, with average and median market values of $116.7 million and $74.0 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.4 million to 16.7 million, with average and median shares outstanding of 7.3 million and 5.3 million, respectively. The Bank’s stock offering is expected to have a pro forma public market value and shares outstanding that will be in lower half of the Peer Group’s range of market values and shares outstanding. Like all of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Bank’s public stock will have a similar trading market compared to the stocks of the Peer Group companies and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the bank and thrift acquisition market. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A. The Public Market

The value of publicly-traded bank and thrift stocks is easily measurable and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, bank and thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of November 6, 2024.

RP® Financial, LC.	VALUATION ANALYSIS IV.10

In terms of assessing general stock market conditions, the performance of the overall stock market has generally been positive in recent quarters. Stocks were mixed during the first couple of weeks of 2024, which was followed by a generally positive trend in the broader stock market during the second half of January. The Dow Jones Industrial Average (“DJIA”) closed above 38000 for the first time and technology shares led the S&P 500 to multiple record high closes in late-January. After the Federal Reserve took the likelihood of a near term rate cut off the table, stocks ended January closing lower. However, for the month of January overall, major U.S. stock indexes posted their third consecutive month of gains. Large technology stocks led a stock market rebound at the beginning of February, with strong job growth reflected in the January employment report and some favorable earnings reports coming out of the technology sector helping to lead the DJIA and S&P 500 to more record high closes. Stocks traded in a narrow range ahead of the release of a key inflation report in mid-February. A stronger-than-expected CPI report for January sent stocks tumbling, which was followed by stocks rallying in the second half of February. Renewed confidence about the economic outlook and Nividia’s strong earnings report contributed to all three of the major U.S. stock indexes closing at record highs in the second half of February. The broader stock market traded in a narrow range during the first half of March, with all three of the major U.S. stock indexes posting consecutive weekly losses after hotter-than-expected inflation data rattled markets. Stocks rebounded heading into the second half of March, with all three of the major U.S. stock indexes posting new record highs after the Federal Reserve left its targe rate unchanged and reaffirmed projections to cut rates three times in 2024.

After closing out the first quarter on an upswing, stocks retreated at the start of the second quarter of 2024 as strong economic data prompted investors to dial back bets on the Federal Reserve cutting rates in 2024. A higher-than-expected increase in the March CPI and mounting tensions between Iran and Israel deepened the selloff in the boarder stock market in mid-April. The NASDAQ posted a weekly decline of 5.5% in the third week of April, its worst performance since 2022. Stocks see-sawed in last two weeks of April and then closed sharply lower at the end of April, with the major U.S. stock indexes posting their worst month of the year in April as investors considered that the Federal Reserve’s campaign to end inflation was going to take longer than anticipated. Tech and bank stocks were among the sectors that led a stock market rebound at the start of May, which was triggered by the Federal Reserve’s comments at the conclusion of its policy meeting on May 1st that it was more likely to lower interest rates than raise them again. Renewed hopes for interest rate cuts later in 2024 following April’s employment report showing weaker-than-expected job growth served to extend the stock market rally through the beginning of the second week of May. Some healthy corporate

RP® Financial, LC.	VALUATION ANALYSIS IV.11

earnings reports and cooling economic data sustained the stock market rally through mid-May, with all three of the major U.S. stock indexes posting record highs. While renewed inflation fears and rising Treasury yields pressured stocks lower at the end of May, all three major U.S. stock indexes logged monthly gains for May. Technology shares led the NASDAQ and S&P 500 to more record highs through mid-June, as economic data suggested that the economy was slowing but at a gradual pace and without any signs of serious deterioration. Divergent trading patterns were evident in the S&P 500 and NASDAQ relative to the DJIA in the closing weeks of the second quarter, which was driven by a bumpy market in the trading prices of large technology stocks. The second quarter ended with stocks trading lower, which was in general a strong first half of the year for stocks.

The NASDAQ and S&P 500 started the third quarter of 2024 posting a string of new record high closings, which was fueled by a jump in Tesla’s stock price and growing confidence that the Federal Reserve was on track to potentially begin cutting rates in September in light of June’s employment report showing an uptick in the unemployment rate. All three of the U.S. major stock indexes notched record highs in mid-July, which was followed by investors rotating out of technology shares and into laggards such as financials, industrials and small-cap companies. The selloff in tech stocks was fueled by growing fears that shares of chip manufactures would face more U.S. trade restrictions and, in turn, reduce the potential for artificial intelligence investments paying off, with the rotation out of tech stocks continuing into late-July. Stocks closed out July swinging higher after the Federal Reserve held interest rates steady and signaled the central bank was prepared to cut interest rates in September if inflation continued to move lower. A lackluster jobs report for July and data showing weakness in manufacturing and construction sparked a broad-based selloff at the beginning of August, as fears of slowing growth rattled markets worldwide. Data showing cooling inflation and a favorable report for retail sales in July contributed to stocks rebounding in mid-August, with the S&P 500 and NASDAQ logging eight consecutive days of gains that extended into the second half of August. Strong signals from the Federal Reserve Chairman that interest rate cuts were coming soon spurred a stock market rally heading into the last week of August, with the DJIA closing at a record high. A volatile month of trading concluded with all three of the major U.S. stock indexes posting gains for the month of August. Data showing continued weakness in the manufacturing sector and a softening labor market pressured stocks lower in the first week of September. Stocks rebounded in the second week of September, as investors weighed the possibility that the Federal Reserve would kick off its rate easing campaign with a 0.5% rate-cut

RP® Financial, LC.	VALUATION ANALYSIS IV.12

amid signs of a softening economy and the CPI for August showing a slower pace of inflation. The Federal Reserve’s 0.5% rate cut sparked a global stock market rally heading into the final weeks of the third quarter, which was followed by a narrow trading range to close out a generally strong third quarter for U.S. stocks. Overall, stock market trends saw investors gravitating into value stocks during the third quarter, in which industrials, utilities and financials outperformed the technology sector.

Stocks traded mixed at the start of the fourth quarter of 2024, as investors weighed the prospect of a widening war in the Middle East and higher oil prices against stronger-than-expected job growth reported for September. The DJIA and S&P 500 climbed to fresh record highs heading into mid-October, with some large banks starting the third quarter earnings season posting earnings that beat expectations. Mixed earnings reports pulled the DJIA and S&P 500 down off of record highs in the second half of October, while advances in tech shares led the NASDAQ to a record high close heading into late-October. Stocks closed out October trading lower, which was led by a downturn in tech shares as some big tech companies posted disappointing earnings. The weaker than expected jobs report for October translated into stock market gains at the start of November. A broad-based rally pushed stocks higher on Election Day, which was followed by Donald Trump’s election victory powering major U.S. stock indexes to record highs. On November 6, 2024, the DJIA closed at 43729.93, an increase of 28.2% from one year ago and an increase of 16.0% year-to-date, and the NASDAQ closed at 18983.47, an increase of 39.3% from one year ago and an increase of 26.5% year-to-date. The S&P 500 Index closed at 5929.04 on November 6, 2024, an increase of 35.3% from one year ago and an increase of 24.3% year-to-date.

The market for bank and thrift stocks has also generally trended higher in recent quarters. After trading in a narrow range during the first half of January 2024, bank stocks pulled back going into the second half of January. The downturn in bank stocks was prompted by stronger-than-expected retail sales reported for December, which translated into investors dialing back their expectations for how quickly the Federal Reserve would start to cut interest rates. Bank stocks edged higher during the second half of January and then retreated slightly at the end of January and the first half of February, amid increased uncertainty as to when the Federal Reserve would begin to cut interest rates and January’s CPI report coming in stronger-than-expected. The broader stock market rally provided for a slightly positive trend in bank stocks during the second half of February. Regional bank stocks traded lower at the start of

RP® Financial, LC.	VALUATION ANALYSIS IV.13

March, as investors reacted to more signs of trouble at New York Community Bancorp. Bank stocks edged higher heading into mid-March and then pulled back slightly after inflation data indicated that inflation was not slowing down. After the Federal Reserve concluded its March meeting by reaffirming forecasts to cut its target rate three times in 2024, bank shares closed out the first quarter edging higher on expectations that higher funding costs were coming to an end.

Inflation worries and growing doubts about the Federal Reserve cutting rates in 2024 pressured bank stocks lower at the start of the second quarter of 2024, with the downturn in bank stocks extending into mid-April as Treasury yields hit highs for 2024. Bank shares regained some footing along with the broader stock market going into the second half of April, as easing tensions between Iran and Israel helped to restore some confidence in the market. As investors abandoned expectations of an imminent interest rate cut, bank stocks dipped lower at the end of April and then participated in the broader stock market rally through the first half of May as signs of a cooling economy and milder inflation boosted hopes for the Federal Reserve cutting interest rates in 2024. Rekindled inflation fears and higher Treasury yields translated into financial shares edging lower from the end of May through mid-June, while easing inflation data and lower Treasury yields provided for a slightly positive trend in bank stocks in the final weeks of the second quarter.

Signs of some slack in the labor market provided a boost to financial shares in the first week of July 2024, as June’s higher unemployment rate increased confidence that the Federal Reserve would cut rates in September. As investors rotated into stock market laggards, financial shares continued to rally going into the second half of July and then traded in a narrow range through the Federal Reserve’s end of July policy meeting. Financial shares participated in the broader market selloff at the beginning of August, with July’s disappointing employment report prompting heightened concerns about an economic slowdown. Milder inflation data boosted bank and thrift stocks along with the broader stock market going into the second half of August, as investors became more confident that the Federal Reserve would cut interest rates in September. Comments by the Federal Reserve Chairman that solidified expectations of a rate cut In September sustained the positive trend in financial stocks through the end of August. Bank and thrift stocks followed the broader stock market lower during the first week of September, as investors reacted to data pointing towards a weakening economy. While the broader stock market rallied in the second week of September, bank and thrift shares eased lower in advance of the Federal Reserve’s September policy meeting. Financial shares rallied on news of the Federal Reserve cutting its target rate by 0.5% and then retreated slightly to close out the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

After edging lower at the beginning of October 2024, strong job growth reflected in September’s employment report and better-than-expected third quarter earnings reported by some large banks served as a catalyst to financial shares trading higher through mid-October. As long-term Treasury yields trended higher, bank and thrift shares traded in a narrow range through the second half of October and then dipped slightly lower in early-November after October’s employment report showed meager job growth. Bank shares were among the strongest performers that led a post-election stock market rally on optimism that Donald Trump’s second term would lead to reduced regulation and a revival in deal making. On November 6, 2024, the S&P U.S. BMI Banks Index closed at 214.0, an increase of 64.4% from one year ago and an increase of 37.0% year-to-date.

B. The New Issue Market

In addition to bank and thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing bank and thrift stocks the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS IV.15

As shown in Table 4.2, five standard conversion offerings have been completed during the past twelve months and no second -step or MHC offerings were completed during the past twelve months. The average closing pro forma price/tangible book ratio of the five standard conversion offerings equaled 51.3%. The most recent first-step MHC offering was completed by CFSB Bancorp, Inc. of Massachusetts (“CFSB Bancorp”), which was completed in January 2022. CFSB Bancorp’s offering closed at slightly below the top of its offering range, raising gross proceeds of $28.0 million at a fully-converted pro forma price/tangible book ratio of 63.3%. CFSB Bancorp’s stock price closed up 6.5% after its first week of trading and as of November 6, 2024, CFSB Bancorp’s stock price was down 32.9% from its IPO price.

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended November 6, 2024

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation						Benefit Plans
Institution	Conversion Date	Ticker	Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	Offer (%)	% of Mid. (%)	Exp./ Proc. (%)	Form	% of Public Off. Inc. Fdn. (%)	ESOP (%)	Recog. Plans (%)	Stk Option (%)	Mgmt.& Dirs. (%)(1)	Initial Div. Yield (%)	P/TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/A (%)	Core ROE (%)	IPO Price ($)	First Trading Day ($)	% Chg (%)	After First Week(3) ($)	% Chg (%)	After First Month(4) ($)	% Chg (%)	Thru 11/6/2024 ($)	% Chg (%)
Standard Conversions
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI-OTCQB	$147	5.65%	0.02%	3054%	$5.3	100%	88%	26.6%	N.A.	N.A.	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM	3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$13.75	37.5%	$12.50	25.0%	$12.50	25.0%
FB Bancorp, Inc. , LA	10/23/24	FBLA-NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$11.82	18.2%	$11.93	19.3%	$11.93	19.3%
EWSB Bancorp, Inc., WI	9/26/24	EWSB-OTCQB	$267	4.21%	0.04%	628%	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM	2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$10.95	9.5%
Fifth Dirstrict Bancorp, Inc., LA*	8/1/24	FDSB-NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$11.64	16.4%
NB Bancorp, Inc., MA*	12/28/23	NBBK-NASDAQ	$4,232	8.64%	0.33%	235%	$410.0	100%	132%	2.0%	C/S	$2000/4.00%	8.0%	4.0%	10.0%	1.8%	0.00%	59.5%	11.9x	9.3%	0.8%	15.7%	5.0%	$10.00	$13.77	37.7%	$13.61	36.1%	$14.68	46.8%	$20.94	109.4%
	Averages - Standard Conversions:		$1,261	9.53%	0.32%	867%	$135.2	100%	106%	11.7%	N.A.	N.A.	7.6%	3.6%	10.0%	10.4%	0.00%	51.3%	51.8x	8.2%	0.3%	15.4%	1.7%	$10.00	$11.55	15.5%	$11.98	19.8%	$12.22	22.2%	$13.59	35.9%
	Medians -Standard Conversions:		$485	8.64%	0.16%	359%	$54.6	100%	91%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	5.2%	0.00%	46.4%	33.0x	9.3%	0.3%	15.7%	1.1%	$10.00	$11.35	13.5%	$11.82	18.2%	$11.93	19.3%	$11.93	19.3%
Second Step Conversions
Mutual Holding Companies
	Averages - All Conversions:		$1,261	9.53%	0.32%	867%	$135.2	100%	106%	11.7%	N.A.	N.A.	7.6%	3.6%	10.0%	10.4%	0.00%	51.3%	51.8x	8.2%	0.3%	15.4%	1.7%	$10.00	$11.55	15.5%	$11.98	19.8%	$12.22	22.2%	$13.59	35.9%
	Medians - All Conversions:		$485	8.64%	0.16%	359%	$54.6	100%	91%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	5.2%	0.00%	46.4%	33.0x	9.3%	0.3%	15.7%	1.1%	$10.00	$11.35	13.5%	$11.82	18.2%	$11.93	19.3%	$11.93	19.3%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.

(2)	Does not take into account the adoption of SOP 93-6.

(3)	Latest price if offering is less than one week old.

(4)	Latest price if offering is more than one week but less than one month old.

(5)	Mutual holding company pro forma data on full conversion basis.

(6)	Simultaneously completed acquisition of another financial institution.

(7)	Simultaneously converted to a commercial bank charter.

(8)	Former credit union.

11/6/2024

RP® Financial, LC.	VALUATION ANALYSIS IV.16

C. The Acquisition Market

Also considered in the valuation was the potential impact on Winchester Savings’ stock price of recently completed and pending acquisitions of other bank and thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were 13 Massachusetts bank and thrift acquisitions completed from the beginning of 2020 through year-to-date 2024 and there are currently two acquisitions pending for Massachusetts bank and thrift institutions.

Unlike the Peer Group members that can be acquired given their all stock form, as an MHC the likelihood of the Bank being acquired in the foreseeable future is very low. First, by regulation the Bank could only be acquired by another public MHC or a mutual thrift. In the event the Bank were eventually to complete a second-step conversion, once the three-year regulatory antitakeover period had elapsed the Bank could be subject to acquisition.

To the extent that speculation of a re-mutualization may impact the Bank’s valuation, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence the Bank’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Bank’s stock would tend to be less compared to the stocks of the Peer Group companies. Furthermore, in comparison to the stocks of the fully-converted Peer Group companies, the degree of acquisition speculation in the Bank’s stock is also viewed to be relatively more limited since there will be almost no potential acquirers for the Bank’s stock as a re-mutualization transaction can only be completed by a mutual institution or an institution in the MHC form of ownership. Additionally, there tends to be less acquisition speculation in the stocks of publicly-traded MHCs in general, given the majority of the shares are held by the MHC rather than public shareholders which own 100% of the stocks of the fully-converted Peer Group companies. Accordingly, the Peer Group companies are considered to be subject to a greater degree of acquisition speculation relative to the acquisition speculation that may influence the Bank’s trading price.

RP® Financial, LC.	VALUATION ANALYSIS IV.17

* * * * * * * * * * *

In determining the valuation adjustment for marketing of the issue, we considered trends in both the overall market for bank and thrift stocks, the new issue market including the new issue market for MHC shares and the local acquisition market for bank and thrift stocks. Taking these factors and trends into account, and considering the limitations on being acquired given the MHC structure, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

Winchester Savings’ management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of the Bank’s Board of Trustees and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured banking institution operating in the MHC form of ownership, the Company and the Bank will be operating in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and the substantial majority are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the FRB and the Commissioner, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds, the stock benefit plans and the contribution to a charitable foundation. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for effective tax rate, stock benefit plan assumptions, the Foundation and offering expenses (summarized in Exhibits IV-9 and IV-10). The assumptions utilized in the pro forma analysis in calculating the Bank’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 3.15% of gross proceeds (summarized in Exhibits IV-7 and IV-8).

RP® Financial, LC.	VALUATION ANALYSIS IV.19

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, taking into consideration the valuation adjustments, as well as the pricing at closing of recent conversions and the pro forma pricing of public MHCs on a fully-converted basis.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. The P/E approach in a conversion valuation reflects the expectations that earnings will grow as the proceeds are reinvested and leveraged, which involves assumptions regarding the use of proceeds. As a result, the P/E in conversion pricing typically reflects a premium over the Peer Group companies, and the expectation that such premium will remain for a sustained period as the implementation of the plan to reinvest and leverage the proceeds may take several years. In comparison, the Peer Group members are largely seasoned thrift companies that have already leveraged capital raised in prior offerings (including thrift conversion offerings). Thus, it is typical that other valuation approaches will reflect a valuation discount to the Peer Group pricing to counterbalance the premium P/E multiple. In evaluating earnings, it is essential to evaluate core earnings, that is, earnings adjusted for nonrecurring items on an after-tax basis.

•

P/B Approach. The P/B approach is a valuable valuation method for mutual-to-stock conversions, recognizing that in a conversion scenario the P/B ratios must be discounted from pro forma book value in that the converting mutual already has existing capital. This expected pricing discount to book value is the counterbalance to the expected premium P/E multiple described above. It is essential to modify the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community also adjusts book value to exclude goodwill and other acquisition related intangible assets in making investment decisions.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to balance sheet size in the preference to attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when the pro forma ROE is expected to be low.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that as of November 6, 2024, the pro forma market value of Winchester Savings’ full conversion offering equaled $71,428,570 at the midpoint, equal to 7,142,857 shares at $10.00 per share. This value establishes the basis for the MHC offering in which 43.0% of the stock will be issued publicly at $10.00 per share and 2.0% of the shares will be contributed to the Foundation. The full conversion valuation establishes the range of value and the MHC offering midpoint establishes the selling range of the MHC offering such that the MHC will retain 55% stock ownership at each point in the range.

Basis of Valuation – Fully-Converted and MHC Pricing Ratios

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds and the after-tax cost of the stock benefit plans. In deriving Winchester Savings’ core earnings, the adjustments we made to reported earnings included the elimination of gains on the sale of securities of $608,000 and gain on sale of fixed assets of $314,000. As shown below, on an after-tax basis, reflecting the marginal income tax rate of 25.0% for the earnings adjustments, the Bank’s core earnings were determined to equal a net loss of $751,000 for the twelve months ended September 30, 2024.

Amount
($000)
Net income	($59)
Deduct: Gains on securities (1)	(456)
Deduct: Gain on sale of fixed assets (1)	(236)

Core earnings estimate	($751)

(1)	Tax effected at 25.0%.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

Based on Winchester Savings’ reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) at the $71.4 million midpoint value equaled 359.77 times and not meaningful (“NM”), respectively, which reflected a premium of 1,812.65% relative to the Peer Group’s average reported P/E multiple of 18.81 times (see Table 4.3). The Peer Group’s average core P/E multiple equaled 20.15 times. In comparison to the Peer Group’s median reported earnings multiples which equaled 14.11 times, the Bank’s pro forma reported P/E multiples (fully-converted basis) at the midpoint value indicated a premium of 2,449.75%. The Peer Group’s median core P/E multiple equaled 14.94 times. The Bank’s pro forma fully-converted P/E ratios based on reported earnings at the minimum and the super maximum equaled 383.55x and 331.39x, respectively.

On an MHC basis, based on the Bank’s pro forma reported and estimated core earnings net losses, the Bank’s pro forma reported and core P/E multiples were NM at the midpoint of the valuation range. Comparatively, the Peer Group’s average reported and core P/E multiples equaled 18.81 times and 20.15 times, respectively (see Table 4.4). The Peer Group’s median reported and core earnings multiples equaled 14.11 times and 14.94 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to Winchester Savings’ pro forma book value (fully-converted basis). Based on the $71.4 million midpoint valuation, Winchester Savings’ pro forma P/B and P/TB ratios (fully-converted basis) both equaled 51.20%. In comparison to the average P/B and P/TB ratios for the Peer Group of 87.09% and 88.41%, respectively, the Bank’s ratios reflected a discount of 41.21% on a P/B basis and a discount of 42.09% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios that were both equal to 85.92%, the Bank’s pro forma P/B and P/TB ratios (fully-converted basis) at the midpoint value reflected discounts that were both equal to 40.41%. At the top of the super range, the Bank’s P/B and P/TB ratios (fully-converted basis) both equaled 59.52%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 31.66% and 32.68%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts that were both equal to 30.73%.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

Table 4.3

Fully-Converted Market Pricing Versus Peer Group

Winchester Savings Bank

As of November 6, 2024

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)								Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Winchester Savings Bank		MA
Super Maximum			$10.00	$94.46	($0.04)	$16.80	331.39x	59.52%	9.93%	59.52%	NM	$0.00	0.00%	0.00%	$951	16.68%	16.68%	0.17%	0.03%	0.18%	-0.04%	-0.26%	$92.58
Maximum			$10.00	$82.14	($0.06)	$18.07	344.01x	55.34%	8.73%	55.34%	NM	$0.00	0.00%	0.00%	$941	15.77%	15.77%	0.17%	0.03%	0.16%	-0.05%	-0.31%	$80.50
Midpoint			$10.00	$71.43	($0.07)	$19.53	359.77x	51.20%	7.66%	51.20%	NM	$0.00	0.00%	0.00%	$932	14.97%	14.97%	0.18%	0.02%	0.14%	-0.05%	-0.35%	$70.00
Minimum			$10.00	$60.71	($0.09)	$21.51	383.55x	46.49%	6.58%	46.49%	NM	$0.00	0.00%	0.00%	$923	14.14%	14.14%	0.18%	0.02%	0.12%	-0.06%	-0.41%	$59.50
All Non-MHC Public Thrifts(6)
Averages			$26.62	$638.86	$0.87	$22.87	17.61x	91.70%	11.44%	99.24%	13.24x	$0.33	1.47%	62.21%	$6,552	12.69%	11.20%	0.31%	0.20%	1.57%	0.38%	2.93%
Median			$13.47	$184.99	$0.48	$17.58	15.02x	84.45%	10.38%	84.50%	13.04x	$0.13	0.85%	49.08%	$1,923	11.46%	10.68%	0.02%	0.34%	2.69%	0.35%	3.21%
All Non-MHC State of MA(6)
Averages			$68.78	$342.81	$1.18	$49.79	26.67x	100.96%	10.85%	104.26%	26.79x	$0.62	1.27%	63.40%	$3,174	10.93%	10.65%	0.49%	0.35%	3.31%	0.31%	2.90%
Medians			$13.47	$186.09	$0.49	$13.24	27.93x	87.34%	10.33%	87.34%	27.48x	$0.28	0.85%	53.85%	$2,640	10.11%	9.48%	0.00%	0.33%	2.37%	0.33%	2.37%
Comparable Group
Averages			$16.13	$116.74	$1.05	$18.30	18.81x	87.09%	11.77%	88.41%	20.15x	$0.19	1.08%	16.65%	$971	13.32%	13.12%	0.71%	0.69%	4.88%	0.77%	5.68%
Medians			$14.87	$74.03	$0.81	$18.03	14.11x	85.92%	10.38%	85.92%	14.94x	$0.08	0.54%	0.00%	$893	11.92%	11.92%	0.36%	0.43%	4.76%	0.43%	4.77%
Comparable Group
BVFL	BV Financial, Inc.	MD	$15.81	$180.04	$1.20	$17.92	13.29x	88.21%	20.72%	95.15%	13.14x	$0.00	0.00%	0.00%	$893	23.49%	22.16%	0.54%	1.43%	6.33%	1.45%	6.40%
ECBK	ECB Bancorp, Inc.	MA	$15.33	$140.85	$0.39	$18.14	NM	84.50%	10.33%	84.50%	NM	$0.00	0.00%	0.00%	$1,358	12.23%	12.23%	0.08%	0.26%	2.01%	0.26%	2.01%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$12.48	$37.80	$1.09	$17.34	11.45x	71.97%	6.22%	77.88%	11.45x	$0.52	4.17%	46.79%	$628	8.64%	8.03%	0.32%	0.51%	6.33%	0.51%	6.33%
IROQ	IF Bancorp, Inc.	IL	$21.24	$68.36	$0.62	$23.49	34.82x	90.42%	7.97%	90.42%	34.82x	$0.40	1.88%	65.57%	$893	8.82%	8.82%	0.07%	0.22%	2.69%	0.22%	2.69%
MGYR	Magyar Bancorp, Inc.	NJ	$12.28	$79.70	$1.23	$16.98	9.98x	72.32%	8.40%	72.32%	9.98x	$0.20	1.63%	21.95%	$952	11.61%	11.61%	0.44%	0.83%	7.27%	0.83%	7.27%
CPBI	Central Plains Bancshares, Inc.	NE	$14.49	$59.87	$0.97	$19.17	14.94x	75.59%	12.83%	75.59%	14.94x	$0.00	0.00%	0.00%	$467	16.97%	16.97%	0.14%	0.82%	6.75%	0.82%	6.75%
PBBK	PB Bankshares, Inc.	PA	$14.82	$34.99	$0.64	$18.69	23.16x	79.33%	8.35%	79.33%	23.09x	$0.00	0.00%	0.00%	$453	10.53%	10.53%	0.39%	0.34%	3.19%	0.34%	3.21%
PVBC	Provident Bancorp, Inc.	MA	$11.14	$186.09	$0.32	$12.76	34.81x	87.34%	11.98%	87.34%	34.81x	$0.00	0.00%	0.00%	$1,648	13.72%	13.72%	4.23%	0.33%	2.37%	0.33%	2.37%
TCBS	Texas Community Bancshares, Inc.	TX	$14.92	$43.92	$0.48	$16.41	NM	90.97%	10.43%	91.32%	30.97x	$0.16	1.07%	NM	$452	11.46%	11.43%	0.57%	-0.50%	-4.94%	0.32%	3.21%
NECB	Northeast Community Bancorp, Inc.	NY	$28.77	$335.83	$3.55	$22.08	7.99x	130.28%	20.50%	130.28%	8.11x	$0.60	2.09%	15.56%	$1,968	15.73%	15.73%	0.28%	2.65%	16.78%	2.61%	16.52%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

Table 4.4

MHC Market Pricing Versus Peer Group

Winchester Savings Bank

As of November 6, 2024

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)								Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Winchester Savings Bank		MA
Super Maximum			$10.00	$94.46	($0.07)	$12.03	2649.46x	83.13%	10.42%	83.13%	NM	$0.00	0.00%	0.00%	$906	12.54%	12.54%	0.18%	0.00%	0.03%	-0.07%	-0.58%	$40.62
Maximum			$10.00	$82.14	($0.08)	$13.25	5921.25x	75.41%	9.11%	75.41%	NM	$0.00	0.00%	0.00%	$902	12.08%	12.08%	0.18%	0.00%	0.01%	-0.08%	-0.62%	$35.32
Midpoint			$10.00	$71.43	($0.10)	$14.67	NM	68.17%	7.96%	68.17%	NM	$0.00	0.00%	0.00%	$897	11.68%	11.68%	0.18%	0.00%	0.00%	-0.08%	-0.66%	$30.71
Minimum			$10.00	$60.71	($0.12)	$16.59	NM	60.28%	6.80%	60.28%	NM	$0.00	0.00%	0.00%	$893	11.28%	11.28%	0.18%	0.00%	0.02%	-0.08%	-0.71%	$26.11
All Non-MHC Public Thrifts(6)
Averages			$26.62	$638.86	$0.87	$22.87	17.61x	91.70%	11.44%	99.24%	13.24x	$0.33	1.47%	62.21%	$6,552	12.69%	11.20%	0.31%	0.20%	1.57%	0.38%	2.93%
Median			$13.47	$184.99	$0.48	$17.58	15.02x	84.45%	10.38%	84.50%	13.04x	$0.13	0.85%	49.08%	$1,923	11.46%	10.68%	0.02%	0.34%	2.69%	0.35%	3.21%
All Non-MHC State of MA(6)
Averages			$68.78	$342.81	$1.18	$49.79	26.67x	100.96%	10.85%	104.26%	26.79x	$0.62	1.27%	63.40%	$3,174	10.93%	10.65%	0.49%	0.35%	3.31%	0.31%	2.90%
Medians			$13.47	$186.09	$0.49	$13.24	27.93x	87.34%	10.33%	87.34%	27.48x	$0.28	0.85%	53.85%	$2,640	10.11%	9.48%	0.00%	0.33%	2.37%	0.33%	2.37%
Comparable Group
Averages			$16.13	$116.74	$1.05	$18.30	18.81x	87.09%	11.77%	88.41%	20.15x	$0.19	1.08%	16.65%	$971	13.32%	13.12%	0.71%	0.69%	4.88%	0.77%	5.68%
Medians			$14.87	$74.03	$0.81	$18.03	14.11x	85.92%	10.38%	85.92%	14.94x	$0.08	0.54%	0.00%	$893	11.92%	11.92%	0.36%	0.43%	4.76%	0.43%	4.77%
Comparable Group
BVFL	BV Financial, Inc.	MD	$15.81	$180.04	$1.20	$17.92	13.29x	88.21%	20.72%	95.15%	13.14x	$0.00	0.00%	0.00%	$893	23.49%	22.16%	0.54%	1.43%	6.33%	1.45%	6.40%
ECBK	ECB Bancorp, Inc.	MA	$15.33	$140.85	$0.39	$18.14	NM	84.50%	10.33%	84.50%	NM	$0.00	0.00%	0.00%	$1,358	12.23%	12.23%	0.08%	0.26%	2.01%	0.26%	2.01%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$12.48	$37.80	$1.09	$17.34	11.45x	71.97%	6.22%	77.88%	11.45x	$0.52	4.17%	46.79%	$628	8.64%	8.03%	0.32%	0.51%	6.33%	0.51%	6.33%
IROQ	IF Bancorp, Inc.	IL	$21.24	$68.36	$0.62	$23.49	34.82x	90.42%	7.97%	90.42%	34.82x	$0.40	1.88%	65.57%	$893	8.82%	8.82%	0.07%	0.22%	2.69%	0.22%	2.69%
MGYR	Magyar Bancorp, Inc.	NJ	$12.28	$79.70	$1.23	$16.98	9.98x	72.32%	8.40%	72.32%	9.98x	$0.20	1.63%	21.95%	$952	11.61%	11.61%	0.44%	0.83%	7.27%	0.83%	7.27%
CPBI	Central Plains Bancshares, Inc.	NE	$14.49	$59.87	$0.97	$19.17	14.94x	75.59%	12.83%	75.59%	14.94x	$0.00	0.00%	0.00%	$467	16.97%	16.97%	0.14%	0.82%	6.75%	0.82%	6.75%
PBBK	PB Bankshares, Inc.	PA	$14.82	$34.99	$0.64	$18.69	23.16x	79.33%	8.35%	79.33%	23.09x	$0.00	0.00%	0.00%	$453	10.53%	10.53%	0.39%	0.34%	3.19%	0.34%	3.21%
PVBC	Provident Bancorp, Inc.	MA	$11.14	$186.09	$0.32	$12.76	34.81x	87.34%	11.98%	87.34%	34.81x	$0.00	0.00%	0.00%	$1,648	13.72%	13.72%	4.23%	0.33%	2.37%	0.33%	2.37%
TCBS	Texas Community Bancshares, Inc.	TX	$14.92	$43.92	$0.48	$16.41	NM	90.97%	10.43%	91.32%	30.97x	$0.16	1.07%	NM	$452	11.46%	11.43%	0.57%	-0.50%	-4.94%	0.32%	3.21%
NECB	Northeast Community Bancorp, Inc.	NY	$28.77	$335.83	$3.55	$22.08	7.99x	130.28%	20.50%	130.28%	8.11x	$0.60	2.09%	15.56%	$1,968	15.73%	15.73%	0.28%	2.65%	16.78%	2.61%	16.52%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

RP Financial considered the discounts under the book value approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value given that the Bank already has equity. As noted earlier, the discounts reflected under the book value approach counterbalances the significant premiums over the Peer Group multiples reflected in the Bank’s P/E multiples.

On an MHC reported basis, the Bank’s P/B and P/TB ratios at the $71.4 million midpoint value both equaled 68.17%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 87.09% and 88.41%, respectively, Winchester Savings’ ratios were discounted by 21.72% on a P/B basis and 22.89% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios that were both equal to 85.92%, the Bank’s pro forma P/B and P/TB ratios (MHC basis) at the midpoint value reflected discounts that were both equal to 20.66%. At the top of the super range, the Bank’s P/B and P/TB ratios (MHC basis) both equaled 83.13%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 4.55% and 5.97%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts that were both equal to 3.25%.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $71.4 million midpoint of the valuation range, Winchester Savings’ pro forma P/A ratio (fully-converted basis) equaled 7.66% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.77%, which implies a discount of 34.92% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.38%, the Bank’s pro forma P/A ratio (fully-converted basis) at the midpoint value reflects a discount of 26.20%.

On an MHC basis, Winchester Savings’ pro forma P/A ratio at the $71.4 million midpoint value equaled 7.96%. In comparison to the Peer Group’s average P/A ratio of 11.77%, Winchester Savings’ P/A ratio (MHC basis) indicated a discount 32.37%. In comparison to the Peer Group’s median P/A ratio of 10.38%, the Bank’s pro forma P/A ratio (MHC basis) at the midpoint value reflects a discount of 23.31%.

RP® Financial, LC.	VALUATION ANALYSIS IV.25

Comparison to Publicly-Traded MHCs

As indicated in Chapter III, we believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; and (4) the regulatory policies regarding the accounting for net assets held by the MHC in a second-step conversion and, thereby, lessening the attractiveness of paying cash dividends. The above characteristics of MHC shares have provided MHC stocks with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has calculated the financial data and pricing ratios of the publicly-traded MHCs on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the publicly-traded MHCs on a fully-converted basis accomplishes a number of objectives. First, this eliminates the distortions that result when trying to compare public MHCs that have different public ownership ratios. Secondly, this analysis calculates pricing ratios that can be meaningfully compared to the pricing information of fully-converted public companies and can be directly compared to the fully-converted value of Winchester Savings. This technique is validated by the investment community’s evaluation of public MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price and standard second-step offering assumptions.

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs incorporates the following assumptions: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second-step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of an MHC institution; and (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second-step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.5 shows the calculation of per share financial data (fully-converted basis) for each of the nine publicly-traded MHC institutions.

RP® Financial, LC.	VALUATION ANALYSIS IV.26

Table 4.5

Calculation of Implied Per Share Data - Incorporating MHC Second Step Conversion

Publicly Traded MHC Institutions

									Per Share							Net	Net	Pro Forma
						Current Ownership			TTM NI		Book	Tang.		Share	Gross	Capital	Income	Net Inc./	Core Net Inc./	Bk Value/	Tang. Bk.	Assets/
	Ticker	Name	City	State	Exhange	Public	MHC Shares	Total Shares	Reported	Core	Value	Bk Value	Assets	Price	Proceeds(1)	Increase(2)	Increase(3)	Share	Share	Share	Value/Share	Share
1	BSBK	Bogota Financial Corp.	Teaneck	NJ	NASDAQCM	4,644,268	8,504,556	13,148,824	($0.16)	($0.15)	$10.37	$10.36	$74.13	$8.25	$70,162,587	$58,936,573	$713,133	($0.10)	($0.10)	$14.85	$14.84	$78.61
2	CFSB	CFSB Bancorp, Inc.	Quincy	MA	NASDAQCM	2,774,864	3,586,903	6,361,767	($0.02)	($0.02)	$11.95	$11.95	$57.29	$6.71	$24,068,119	$20,217,220	$244,628	$0.02	$0.02	$15.13	$15.13	$60.47
3	CLBK	Columbia Financial, Inc.	Fair Lawn	NJ	NASDAQGS	28,708,912	76,016,524	104,725,436	$0.15	$0.21	$10.30	$9.16	$102.04	$18.97	$1,442,033,460	$1,211,308,107	$14,656,828	$0.29	$0.35	$21.87	$20.72	$113.61
4	GCBC	Greene County Bancorp, Inc.	Catskill	NY	NASDAQCM	7,808,300	9,218,528	17,026,828	$1.44	$0.00	$12.70	$12.70	$168.83	$34.97	$322,371,924	$270,792,416	$3,276,588	$1.63	$0.19	$28.61	$28.61	$184.73
5	KFFB	Kentucky First Federal Bancorp	Hazard	KY	NASDAQGM	8,086,715	0	8,086,715	($0.21)	($0.12)	$5.94	$5.94	$46.37	$2.85	$0	$0	$0	($0.21)	($0.12)	$5.94	$5.94	$46.37
6	LSBK	Lake Shore Bancorp, Inc.	Dunkirk	NY	NASDAQGM	2,100,161	3,636,875	5,737,036	$0.73	$0.00	$15.67	$15.67	$121.60	$13.95	$50,734,406	$42,616,901	$515,665	$0.82	$0.09	$23.09	$23.09	$129.02
7	PBFS	Pioneer Bancorp, Inc.	Albany	NY	NASDAQCM	11,030,794	14,287,723	25,318,517	$0.72	$0.00	$12.00	$11.46	$79.57	$11.15	$159,308,111	$133,818,814	$1,619,208	$0.78	$0.06	$17.28	$16.74	$84.86
8	RBKB	Rhinebeck Bancorp, Inc.	Poughkeepsie	NY	NASDAQCM	4,741,632	6,345,975	11,087,607	($0.45)	$0.40	$11.06	$10.85	$114.19	$9.31	$59,049,297	$49,601,410	$600,177	($0.40)	$0.46	$15.54	$15.32	$118.67
9	TFSL	TFS Financial Corporation	Cleveland	OH	NASDAQGS	51,208,356	227,119,132	278,327,488	$0.29	$0.29	$6.69	$6.66	$61.41	$14.13	$3,209,193,335	$2,695,722,402	$32,618,241	$0.40	$0.40	$16.38	$16.34	$71.09

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the MHC (i.e. non-public shares).
(2)

Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and Restricted Stock Plan. For MHC’s with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering Expense Percent:	4.00%
ESOP Percent Purchase:	8.00%
RRP Percent Purchase:	4.00%

(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and RRP do not generate reinvestment income), less after-tax ESOP amortization and RRP vesting.

After-Tax Reinvestment Rate:	3.00%
ESOP Loan Term (Yrs.):	20
Recognition Plan Vesting (Yrs.):	5
Effective Tax Rate:	23.00%

Source: S&P Global Market Intellgence, RP Financial, LC. calculations.

RP® Financial, LC.	VALUATION ANALYSIS IV.27

The table below shows a comparative pricing analysis of the publicly-traded MHCs on a fully-converted basis versus the Bank’s Peer Group. In comparison to the Peer Group’s P/TB ratio, the P/TB ratio of the publicly-traded MHCs reflected a discount of 20.08%. In comparison to the Peer Group’s core P/E multiple, the core P/E multiple of the publicly-traded MHCs reflected a premium of 37.42%. Detailed pricing characteristics of the fully-converted MHCs are shown in Table 4.6.

	Publicly-Traded MHCs	Peer Group
Pricing Ratios (Averages)(1)
Price/core earnings (x)	27.69x	20.15x
Price/tangible book (%)	70.66%	88.41%
Price/assets (%)	12.78	11.77

(1)	Based on market prices as of November 6, 2024.

In comparison to the publicly-traded MHCs, the Bank’s pro forma P/TB ratio (fully-converted basis) of 51.20% at the midpoint of the valuation range reflected a discount of 27.54%. At the top of the super range, the Bank’s P/TB ratio (fully-converted basis) of 59.52% reflected a discount of 15.77%.

A key difference that impacts the Bank’s pro forma ratios in comparison to the public MHCs on a fully-converted basis is that the Bank’s calculations reflect the sale of 100% of the shares whereas the public MHCs on a fully-converted basis reflect the sale of the percentage owned by their respective MHCs in a second-step offering (for example, for Columbia Financial a second-step offering would reflect 72.6% of the shares and for TFS Financial a second-step offering would reflect 81.6% of the shares), thus the Bank’s pro forma fully-converted P/TB ratio would mathematically tend to result in a more significant discount to pro forma tangible book value per share compared to the second-step offerings of the publicly-traded MHCs.

It should be noted that in a comparison of the publicly-traded MHCs to Winchester Savings, the publicly-traded MHCs maintain certain inherit characteristics in support of increasing the attractiveness of their stocks relative to Winchester Savings’ stock as an MHC that will just be completing an IPO: (1) the seasoned publicly-traded MHCs are viewed as potential candidates to complete a second-step offering; and (2) a limited number of the publicly-traded MHCs have been grandfathered to waive dividend payments to the MHC pursuant to receiving an annual majority vote by the depositors to approve the waiver of dividends.

RP® Financial, LC.	VALUATION ANALYSIS IV.28

Table 4.6

MHC Institutions Implied Pricing Ratios, Full Conversion Basis

Financial Data as of the Most Recent Quarter or Twelve Month Period Available

Prices as of November 6, 2024

																Key Financial Data(2)
								Per Share Data		Pricing Ratios(4)					Dividends			LTM
						Stock	Mkt	LTM	Tang.	P/E	P/E Cre	Price/	Price/	Price/	Ann Div	Total	Tang.	Reported		Core
	Ticker	Company Name	City	State	Exchange	Price(1)	Value(2)	EPS	BV/Sh	LTM(3)	LTM(3)	Book	TBk	Assts	Rate	Assets	E/A	ROAA	ROAE	ROAA	ROAE
						($)	($M)	($)	($)	(x)	(x)	(%)	(%)	(%)	($)	($000)	(%)	(%)	(%)	(%)	(%)
	Publicly Traded MHCs, Full Conversion Basis - Averages					13.36	794.9	0.36	17.41	21.91	27.69	69.77	70.66	12.78	0.00	4,536,386	18.22	0.26	1.21	0.19	0.98
	Publicly Traded MHCs, Full Conversion Basis - Medians					11.15	108.5	0.29	16.34	19.16	27.69	60.40	60.74	11.10	0.00	1,315,746	18.24	0.26	1.34	0.10	0.67
	Publicly Traded MHCs, Full Conversion Basis
1	BSBK	Bogota Financial Corp.	Teaneck	NJ	NASDAQCM	8.25	108.5	-0.10	14.84	NM	NM	55.55	55.60	10.49	0.00	1,033,687	18.87	-0.13	-0.70	-0.13	-0.68
2	CFSB	CFSB Bancorp, Inc.	Quincy	MA	NASDAQCM	6.71	42.7	0.02	15.13	NM	NM	44.35	44.35	11.10	0.00	384,703	25.02	0.04	0.15	0.04	0.15
3	CLBK	Columbia Financial, Inc.	Fair Lawn	NJ	NASDAQGS	18.97	1,986.6	0.29	20.72	NM	NM	86.74	91.54	16.70	0.00	11,897,811	18.24	0.26	1.34	0.26	1.34
4	GCBC	Greene County Bancorp, Inc.	Catskill	NY	NASDAQCM	34.97	595.4	1.63	28.61	21.39	NM	122.24	122.24	18.93	0.00	3,145,413	15.49	0.89	5.72	0.10	0.67
5	KFFB	Kentucky First Federal Bancorp	Hazard	KY	NASDAQGM	2.85	23.0	-0.21	5.94	NM	NM	47.98	47.98	6.14	0.00	374,968	12.80	-0.46	-3.59	-0.26	-2.03
6	LSBK	Lake Shore Bancorp, Inc.	Dunkirk	NY	NASDAQGM	13.95	80.0	0.82	23.09	16.93	NM	60.40	60.40	10.81	0.00	740,213	17.90	0.64	3.57	0.64	3.57
7	PBFS	Pioneer Bancorp, Inc.	Albany	NY	NASDAQCM	11.15	282.3	0.78	16.74	14.28	NM	64.51	66.59	13.14	0.00	2,148,421	19.73	0.92	4.52	0.08	0.37
8	RBKB	Rhinebeck Bancorp, Inc.	Poughkeepsie	NY	NASDAQCM	9.31	103.2	-0.40	15.32	NM	20.34	59.89	60.74	7.84	0.00	1,315,746	12.91	-0.34	-2.57	0.39	2.94
9	TFSL	TFS Financial Corporation	Cleveland	OH	NASDAQGS	14.13	3,932.8	0.40	16.34	35.05	35.05	86.28	86.46	19.88	0.00	19,786,507	22.99	0.57	2.46	0.57	2.46

(1)	Current stock price of minority stock.
(2)	Current stock price of minority stock times total shares (public and MHC) outstanding.
(3)	P/E or Core P/E = “NM” if multiple is negative or >50x.
(4)	Ratios are pro forma assumings a second step conversion to full stock form.

Source: S&P Global Market Intelligence and RP Financial, LC. Calculations. The information provided in this report has been obtained from sources we believe are reliable but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS IV.29

Comparison to Recent MHC Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the 63.30% closing forma P/TB ratio of CFSB Bancorp’s most recent first step MHC offering (completed January 2022), the Bank’s P/TB ratio of 51.20% at the midpoint value reflects an implied discount of 19.12%. At the top of the super maximum, the Bank’s P/TB ratio of 59.52% reflects an implied discount of 5.97% relative to CFSB Bancorp’s closing pro forma P/TB ratio. As of November 6, 2024, CFSB Bancorp’s stock was down 32.9% from its IPO price.

Valuation Conclusion – Fully-Converted Basis

In determining the offering range of value in connection with minority stock issuance for a financial institution in mutual holding company form, the first step is to determine pro forma market value and the resulting range of value on a fully-converted basis, that is, assuming all shares are issued in the initial public offering (“IPO”). Then, the Board of Directors of the converting financial institution determines the percent of shares to be issued publicly, such that the mutual holding company retains more than 50% ownership.

Based on the foregoing, it is our opinion that, as of November 6, 2024, the estimated aggregate pro forma market value of the shares to be issued on a fully-converted basis is $71,428,570 at the midpoint, equal to 7,142,857 shares offered at a per share value of $10.00. The $10.00 offering price per share has been established by the Board of Trustees, and thus the number of shares is a function of the pro forma market value and the offering price per share. Pursuant to conversion regulations, the 15% offering range under a full conversion scenario indicates a minimum value of $60,714,280 and a maximum value of $82,142,860, indicating total shares of 6,071,428 and 8,214,286, respectively. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $94,464,290 without a resolicitation, reflecting 9,446,429 shares at $10.00 per share. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS IV.30

Minority Stock Issuance Offering Range

The Board of Trustees has established a public offering range such that the public ownership of the Company will constitute a 43.0% ownership interest prior to the issuance of 2.0% of the outstanding shares to the Foundation. Thus, Winchester MHC, the mutual holding company, will retain 55% ownership of the outstanding shares and the public minority shares and the Foundation shares will be 45% of the outstanding shares.

Accordingly, the offering of the minority stock issuance is $26,107,150 at the minimum, $30,714,290 at the midpoint, $35,321,430 at the maximum and $40,619,640 at the super maximum. Based on the $10.00 offering price per share, the shares offered in the public offering are 2,610,715 at the minimum, 3,071,429 at the midpoint, 3,532,143 at the maximum and 4,061,964 at the super maximum. The number of shares issued to the Foundation are 121,428 at the minimum, 142,857 at the midpoint, 164,286 at the maximum and 188,929 at the super maximum. The pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.4 and are detailed in Exhibits IV-9 and IV-10.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Credit Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	Maturity of Jumbo Time Deposits

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of New England and Mid-Atlantic Institutions

III-3	Public Market Pricing of Southwest, Southeast and Midwest Institutions

III-4	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of November 6, 2024

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of November 6, 2024

IV-4	Massachusetts Bank and Thrift Acquisitions 2020—Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet – Fully Converted Basis

IV-8	Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

IV-9	Pro Forma Analysis Sheet – Minority Stock Offering

IV-10	Pro Forma Effect of Conversion Proceeds – Minority Stock Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

Winchester Savings Bank

Map of Office Locations

Exhibit I-1

Winchester Savings Bank

Map of Office Locations

Source: S&P Global Market Intelligence.

EXHIBIT I-2

Winchester Savings Bank

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

Winchester Savings Bank

Key Operating Ratios

Exhibit I-3

Winchester Savings Bank

Key Operating Ratios

	At or For the Three Months Ended September 30,		At or For the Years Ended June 30,
	2024	2023	2024	2023
Performance Ratios:
Return (loss) on average assets (1)	(0.30)%	0.12%	0.10%	0.61%
Return (loss) on average equity (1)	(3.17)%	1.16%	1.01%	5.76%
Interest rate spread (2)	1.39%	1.72%	1.45%	2.50%
Net interest margin (1)(3)	1.84%	2.11%	1.90%	2.70%
Noninterest expense to average assets (1)	1.87%	1.98%	1.92%	2.21%
Efficiency ratio (4)	92.22%	91.91%	92.15%	68.08%
Average interest-earning assets to average interest-bearing liabilities	114.41%	117.36%	116.54%	118.93%
Loans to deposits ratio	110.62%	107.91%	107.71%	104.27%
Capital Ratios:
Community bank leverage ratio	9.50%	11.12%	9.92%	11.05%
Average equity to average assets	9.46%	9.99%	10.01%	10.66%
Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total loans	0.47%	0.46%	0.50%	0.92%
Allowance for credit losses on loans as a percentage of non-performing loans	204.94%	206.00%	245.45%	436.98%
Net (charge-offs) recoveries to average outstanding loans during the period (1)	(0.78)%	—%	—%	—%
Non-performing loans as a percentage of total loans	0.23%	0.23%	0.21%	0.21%
Non-performing loans as a percentage of total assets	0.19%	0.19%	0.16%	0.17%
Total non-performing assets as a percentage of total assets	0.19%	0.19%	0.16%	0.17%
Other:
Number of offices	5	4	5	4
Number of full-time equivalent employees	72	78	71	77

(1)	Annualized for the three-month periods.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents operating expense divided by the sum of net interest income and other income.

Source: Winchester Savings’ prospectus.

EXHIBIT I-4

Winchester Savings Bank

Investment Portfolio Composition

Exhibit I-4

Winchester Savings Bank

Investment Portfolio Composition

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities held to maturity:
U.S. government and U.S. government-sponsored enterprise	$496	4.33%	$19,224	2.18%	$4,500	5.14%	$11,000	5.55%	$35,220	$34,053	3.64%
U.S. Government agency and U.S. government-sponsored enterprise residential mortgage-backed securities	—	—%	132	2.50%	1,300	4.31%	9,530	5.42%	10,962	10,905	5.26%
Corporate bonds and obligations	—	—%	3,755	1.82%	5,628	1.91%	—	—%	9,383	8,307	1.87%
Municipal bonds	533	0.70%	1,390	1.57%	590	1.43%	—	—%	2,513	2,663	1.35%

Total	$1,029	2.40%	$24,501	2.10%	$12,018	3.36%	$20,530	5.49%	$58,078	$55,928	3.56%

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. government and U.S. government-sponsored enterprise	$—	—%	$—	—%	$2,667	5.74%	$—	—%	$2,667	$2,668	5.74%
U.S. Government agency and U.S. government-sponsored enterprise residential mortgage-backed securities	—	—%	—	—%	93	4.76%	7,254	5.78%	7,347	7,354	5.77%
Corporate bonds and obligations	—	—%	10,746	1.96%	7,410	1.98%	—	—%	18,156	16,662	1.97%
Municipal bonds	1,884	1.23%	—	—%	—	—%	—	—%	1,884	1,872	1.23%

Total	$1,884	1.23%	$10,746	1.96%	$10,170	3.00%	$7,254	5.78%	$30,054	$28,556	3.19%

Source: Winchester Savings’ prospectus.

EXHIBIT I-5

Winchester Savings Bank

Yields and Costs

Exhibit I-5

Winchester Savings Bank

Yields and Costs

	For the Three Months Ended September 30,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$700,691	$9,015	5.15%	$613,912	$6,968	4.54%
Securities available for sale	29,752	273	3.67%	26,595	182	2.74%
Securities held to maturity	55,823	494	3.54%	44,362	274	2.47%
Interest-bearing deposits and other	33,057	449	5.43%	28,886	373	5.18%

Total interest-earning assets	819,323	10,231	4.99%	713,735	7,797	4.37%
Noninterest-earning assets	27,443			26,505
Allowance for credit losses on loans	(3,430)			(5,532)

Total assets	$843,336			$734,708

Interest-bearing liabilities:
NOW and demand deposits	$60,827	123	0.81%	$72,539	98	0.54%
Savings accounts	167,105	1,071	2.56%	168,673	910	2.16%
Money market accounts	89,889	818	3.64%	53,815	212	1.58%
Certificates of deposit	270,327	2,997	4.43%	233,158	2,002	3.43%

Total interest-bearing deposits	588,148	5,009	3.41%	528,185	3,222	2.44%
Borrowings	128,009	1,454	4.54%	79,955	809	4.05%

Total interest-bearing liabilities	716,157	6,463	3.61%	608,140	4,031	2.65%

Other noninterest-bearing liabilities	47,410			53,185

Total liabilities	763,567			661,325
Surplus	79,769			73,383

Total liabilities and surplus	$843,336			$734,708

Net interest income		$3,768			$3,767

Net interest rate spread (2)			1.39%			1.72%
Net interest-earning assets (3)	$103,166			$105,595

Net interest margin (4)			1.84%			2.11%
Average interest-earning assets to interest-bearing liabilities	114.41%			117.36%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit I-5 (continued)

Winchester Savings Bank

Yields and Costs

	For the Years Ended June 30,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$644,711	$30,643	4.75%	$536,953	$21,417	3.99%
Securities available for sale	28,084	904	3.22%	28,267	672	2.38%
Securities held to maturity	48,898	1,447	2.96%	46,877	1,133	2.42%
Interest-bearing deposits and other	34,240	1,869	5.46%	44,412	1,649	3.71%

Total interest-earning assets	755,933	34,863	4.61%	656,509	24,871	3.79%
Noninterest-earning assets	24,194			25,652
Allowance for credit losses on loans	(3,691)			(4,739)

Total assets	$776,436			$677,422

Interest-bearing liabilities:
NOW and demand deposits	$71,008	578	0.81%	$77,705	28	0.04%
Savings accounts	168,498	3,947	2.34%	122,976	934	0.76%
Money market accounts	64,689	1,782	2.75%	107,975	779	0.72%
Certificates of deposit	241,168	9,637	4.00%	190,809	3,639	1.91%

Total interest-bearing deposits	545,363	15,944	2.92%	499,465	5,380	1.08%
Borrowings	103,309	4,545	4.40%	52,553	1,742	3.31%

Total interest-bearing liabilities	648,672	20,489	3.16%	552,018	7,122	1.29%

Other noninterest-bearing liabilities	50,073			53,221

Total liabilities	698,745			605,239
Surplus	77,691			72,183

Total liabilities and surplus	$776,436			$677,422

Net interest income		$14,374			$17,749

Net interest rate spread (1)			1.45%			2.50%
Net interest-earning assets (2)	$107,261			$104,491

Net interest margin (3)			1.90%			2.70%
Average interest-earning assets to interest-bearing liabilities	116.54%			118.93%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Winchester Savings’ prospectus.

EXHIBIT I-6

Winchester Savings Bank

Credit Loss Allowance Activity

Exhibit I-6

Winchester Savings Bank

Credit Loss Allowance Activity

	At or For the Three Months Ended September 30,		At or For the Years Ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands)
Allowance for credit losses at beginning of period	$3,451	$2,709	$5,519	$4,123
Change in accounting principle	—	—	(2,810)	—
Provision for credit losses	1,273	216	742	1,396
Charge-offs:
Mortgage loans:
Residential real estate	—	—	—	—
Commercial real estate	(85)	—	—	—
Multi-family real estate	—	—	—	—
Construction	—	—	—	—
Home equity loans and lines of credit	—	—	—	—
Commercial	(1,280)	—	—	—
Consumer	—	—	—	—

Total charge-offs	(1,365)	—	—	—
Total recoveries	—	—	—	—

Net (charge-offs) recoveries	(1,365)	—	—	—

Allowance at end of period	$3,359	$2,925	$3,451	$5,519

Allowance to non-performing loans	204.94%	206.00%	245.45%	436.98%
Allowance to total loans outstanding at the end of the period	0.47%	0.46%	0.50%	0.92%
Net (charge-offs) recoveries to average loans outstanding during the period (1)	(0.78)%	—%	—%	—%

(1)	Annualized for the three-month periods.

Source: Winchester Savings’ prospectus.

EXHIBIT I-7

Winchester Savings Bank

Interest Rate Risk Analysis

Exhibit I-7

Winchester Savings Bank

Interest Rate Risk Analysis

At September 30, 2024
Change in Interest Rates (Basis Points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change From Level
(Dollars in thousands)
+300	$11,822	(31.9)%
+200	13,918	(19.8)%
+100	15,911	(8.3)%
Level	17,360	—
-100	17,915	3.2%
-200	18,223	5.0%
-300	18,465	6.4%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

At September 30, 2024
Change in Interest Rates (Basis Points) (1)	Estimated EVE (2)	Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
		Amount	Percent	EVE Ratio (4)	Increase (Decrease) (Percent)
(Dollars in thousands)
+300	$26,278	$(33,990)	(56.4)%	3.5%	(52.7)%
+200	39,626	(20,642)	(34.3)%	5.1%	(31.1)%
+100	51,296	(8,972)	(4.9)%	6.4%	(13.5)%
—	60,268	—	—	7.4%	—
-100	65,801	5,533	9.2%	7.8%	5.4%
-200	64,287	4,019	6.7%	7.4%	—
-300	63,582	3,314	5.5%	7.2%	2.7%

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Source: Winchester Savings’ prospectus.

EXHIBIT I-8

Winchester Savings Bank

Fixed and Adjustable Rate Loans

Exhibit I-8

Winchester Savings Bank

Fixed and Adjustable Rate Loans

The following table sets forth our fixed and adjustable-rate loans at September 30, 2024 that are contractually due after September 30, 2025.

	Due After September 30, 2025
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
Residential real estate	$171,527	$172,166	$343,423
Commercial real estate	8,540	77,676	86,216
Multi-family real estate	18,247	113,608	131,855
Construction	19,663	50,378	70,041
Home equity loans and lines of credit	1,702	24,353	26,055
Commercial	3,808	357	4,165
Consumer	168	185	353

Total loans	$223,385	$438,723	$662,108

Source: Winchester Savings’ prospectus.

EXHIBIT I-9

Winchester Savings Bank

Loan Portfolio Composition

Exhibit I-9

Winchester Savings Bank

Loan Portfolio Composition

	At September 30,		At June 30,
	2024		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
Residential real estate	$349,075	49.1%	$338,903	49.5%	$325,136	54.1%
Commercial real estate	86,650	12.2	85,402	12.5	79,434	13.2
Multi-family real estate	132,516	18.6	124,843	18.2	107,789	17.9
Construction	110,667	15.6	101,413	14.8	57,686	9.6
Home equity loans and lines of credit	26,063	3.7	26,697	3.9	25,003	4.2
Commercial	5,131	0.9	6,591	1.0	5,447	0.9
Consumer and other	403	0.1	520	0.1	487	0.1

Total gross loans	710,505	100.0%	684,369	100.0%	600,982	100.0%

Net deferred loan costs and fees	1,075		1,033		929
Allowance for credit losses	(3,359)		(3,451)		(5,519)

Loans, net	$708,221		$681,951		$596,392

Source: Winchester Savings’ prospectus.

EXHIBIT I-10

Winchester Savings Bank

Contractual Maturity by Loan Type

Exhibit I-10

Winchester Savings Bank

Contractual Maturity by Loan Type

	Residential Real Estate	Commercial Real Estate	Multi-Family Real Estate	Construction
	(In thousands)
Amounts due in:
One year or less	$5,652	$434	$661	$40,626
After one through five years	2,719	24,251	17,446	54,073
After five through 15 years	43,234	9,915	2,252	—
More than 15 years	297,470	52,050	112,157	15,968

Total	$349,075	$86,650	$132,516	$110,667

	Home Equity Loans and Lines of Credit	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$8	$966	$50	$48,397
After one through five years	714	1,521	168	100,892
After five through 15 years	7,688	2,644	—	65,733
More than 15 years	17,653	—	185	495,483

Total	$26,063	$5,131	$403	$710,505

Source: Winchester Savings’ prospectus.

EXHIBIT I-11

Winchester Savings Bank

Non-Performing Assets

Exhibit I-11

Winchester Savings Bank

Non-Performing Assets

	At September 30, 2024	At June 30,
		2024	2023
	(Dollars in thousands)
Non-accrual loans:
Mortgage loans:
Residential real estate	$153	$155	$—
Commercial real estate	1,166	1,251	1,251
Multi-family real estate	—	—	—
Construction	—	—	—
Home equity loans and lines of credit	—	—	12
Commercial	320	—	—
Consumer	—	—	—

Total non-accrual loans	1,639	1,406	1,263

Accruing loans past due 90 days or more	—	—	—

Total non-performing loans	$1,639	$1,406	$1,263

Foreclosed assets	$—	$—	$—

Total non-performing assets	$1,639	$1,406	$1,263

Total non-performing loans to total loans	0.23%	0.21%	0.21%
Total non-accrual loans to total loans	0.23%	0.21%	0.21%
Total non-performing assets to total assets	0.19%	0.16%	0.17%

Source: Winchester Savings’ prospectus.

EXHIBIT I-12

Winchester Savings Bank

Deposit Composition

Exhibit I-12

Winchester Savings Bank

Deposit Composition

	At September 30, 2024			At June 30,
				2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest-bearing demand	$48,353	7.5%	—%	$52,442	8.3%	—%	$50,687	8.8%	—%
NOW and demand deposits	52,681	8.2	0.03%	66,786	10.5	0.82%	75,482	13.1	0.04%
Savings accounts	164,401	25.6	2.55%	168,513	26.5	2.54%	165,036	28.6	2.02%
Money market accounts	93,355	14.5	3.65%	85,453	13.5	3.62%	58,363	10.1	1.40%
Certificates of deposit	283,489	44.1	4.36%	262,199	41.3	4.41%	226,792	39.4	3.20%

Total	$642,279	100.0%	3.11%	$635,393	100.0%	3.07%	$576,360	100.0%	1.98%

Source: Winchester Savings’ prospectus.

EXHIBIT I-13

Winchester Savings Bank

Maturity of Jumbo Time Deposits

Exhibit I-13

Winchester Savings Bank

Maturity of Jumbo Time Deposits

The following table sets forth the maturity of our certificates of deposit in excess of $250,000 as of September 30, 2024.

At September 30, 2024
(In thousands)
Maturity Period:
Three months or less	$24,449
Over three through six months	34,834
Over six through twelve months	44,641
Over twelve months	8,007

Total	$111,931

Source: Winchester Savings’ prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1

Winchester Savings Bank

Description of Office Properties

Properties

Winchester Savings Bank operates from its main office in Winchester, Massachusetts and four full-service branch offices in eastern Massachusetts, located in Arlington, Danvers and Woburn. As of September 30, 2024, the net book value of our real properties, including land buildings and building improvements, was $6.8 million.

Source: Winchester Savings’ prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%
2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%
2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%
2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%
2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%
2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%
2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%
2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%
2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%
2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	Quarter 2	8.25%	5.43%	5.40%	3.81%
	Quarter 3	8.50%	5.55%	5.46%	4.59%
	Quarter 4	8.50%	5.40%	4.79%	3.88%
2024:	Quarter 1	8.50%	5.46%	5.03%	4.20%
	Quarter 2	8.50%	5.48%	5.09%	4.36%
	Quarter 3	8.00%	4.73%	3.98%	3.81%
As of November 6, 2024		8.00%	4.64%	4.31%	4.42%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

November 6, 2024

										As of
										November 6, 2024
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$561	6	Dec	1/8/19	$10.05	$56
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$879	3	Dec	4/27/17	$21.50	$138
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$23,569	1	Jun	3/14/05	$81.55	$4,656
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,055	21	Dec	7/15/21	$11.07	$235
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,373	4	Dec	1/8/96	$6.89	$39
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$893	14	Dec	1/12/05	$15.81	$180
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,528	48	Sep	3/31/99	$7.18	$932
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$747	7	Mar	10/24/94	$1.68	$9
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$281	6	Dec	10/12/21	$11.40	$51
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$467	9	Mar	10/19/23	$14.49	$60
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,358	3	Dec	7/27/22	$15.33	$141
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$2,188	22	Sep	4/3/07	$20.75	$197
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$516	7	Dec	7/31/24	$11.64	$65
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,255	15	Dec	1/29/15	$10.22	$90
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$602	5	Dec	7/16/19	$9.17	$41
FLG	Flagstar Financial, Inc.	NYSE	MA	Hicksville	NY	$114,367	418	Dec	11/23/93	$11.66	$4,842
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,970	37	Dec	7/9/12	$48.47	$374
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,776	33	Dec	6/29/16	$13.47	$559
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,450	10	Dec	12/13/88	$294.99	$643
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$628	11	Jun	1/18/05	$12.48	$38
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$893	8	Jun	7/7/11	$21.24	$68
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,772	43	Jun	2/23/05	$8.25	$515
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$952	7	Sep	1/23/06	$12.28	$80
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,968	12	Dec	7/5/06	$28.77	$336
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,731	38	Dec	11/7/07	$13.77	$591
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$266	3	Dec	1/18/22	$11.05	$54
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$453	6	Dec	7/14/21	$14.82	$35
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,016	14	Dec	9/29/17	$12.84	$288
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,648	7	Dec	7/15/15	$11.14	$186
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,257	14	Jun	6/27/96	$15.75	$107
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,043	143	Dec	1/15/03	$21.79	$2,843
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,548	17	Mar	10/26/93	$4.79	$101
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,053	14	Jun	9/19/23	$11.08	$98
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,439	27	Dec	11/16/17	$4.84	$253
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$452	7	Dec	7/14/21	$14.92	$44
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,923	23	Sep	1/12/98	$33.98	$270
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$5,866	63	Dec	11/6/14	$98.61	$2,301
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,110	137	Dec		$37.55	$714
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,244	16	Dec	10/4/05	$16.53	$303
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,640	27	Dec	12/27/01	$8.97	$185
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,905	93	Dec	11/26/86	$58.68	$3,464
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$975	9	Dec	1/15/20	$8.25	$105
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$364	4	Jun	1/12/22	$6.71	$43
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,687	69	Dec	4/19/18	$18.97	$1,983
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,875	21	Jun	12/30/98	$34.97	$595
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$375	7	Jun	3/2/05	$2.85	$23
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$698	11	Dec	4/3/06	$13.95	$79
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$2,015	23	Jun	7/17/19	$11.15	$282
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,266	17	Dec	1/16/19	$9.31	$100
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,091	38	Sep	4/20/07	$14.13	$3,933

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of New England and Mid-Atlantic Institutions

Exhibit III-2

Public Market Pricing of New England and Mid-Atlantic Institutions

As of November 6, 2024

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$26.62	$638.86	$0.87	$22.87	17.61x	91.70%	11.44%	99.24%	13.24x	$0.33	1.47%	62.21%	$6,552	12.69%	11.20%	0.31%	0.20%	1.57%	0.38%	2.93%
Median			$13.47	$184.99	$0.48	$17.58	15.02x	84.45%	10.38%	84.50%	13.04x	$0.13	0.85%	49.08%	$1,923	11.46%	10.68%	0.02%	0.34%	2.69%	0.35%	3.21%
Comparable Group
Averages			$30.18	$770.15	$0.79	$26.67	19.36x	89.48%	10.72%	98.35%	15.14x	$0.41	1.51%	50.63%	$9,939	12.33%	11.19%	0.41%	0.20%	0.44%	0.39%	2.41%
Medians			$13.47	$234.75	$0.64	$17.92	17.25x	84.50%	10.31%	87.34%	14.63x	$0.20	0.85%	43.78%	$2,188	10.95%	10.68%	0.02%	0.34%	3.19%	0.35%	3.21%
Comparable Group
BLFY	Blue Foundry Bancorp	NJ	$11.07	$234.75	$0.00	$14.76	NM	75.01%	12.38%	75.08%	0.00x	$0.00	0.00%	NA	$2,055	16.51%	16.50%	0.00%	-0.60%	-3.47%	0.00%	0.00%
BVFL	BV Financial, Inc.	MD	$15.81	$180.04	$1.20	$17.92	13.29x	88.21%	20.72%	95.15%	13.14x	$0.13	0.00%	NA	$893	23.49%	22.16%	0.47%	1.43%	6.33%	1.45%	6.40%
CARV	Carver Bancorp, Inc.	NY	$1.68	$8.58	($0.74)	$3.53	NM	47.65%	1.19%	47.65%	NM	$0.00	0.00%	NA	$747	5.34%	5.34%	1.39%	-0.51%	-9.07%	-0.54%	-9.64%
ECBK	ECB Bancorp, Inc.	MA	$15.33	$140.85	$0.39	$18.14	NM	84.50%	10.33%	84.50%	NM	$0.00	0.00%	NA	$1,358	12.23%	12.23%	0.00%	0.26%	2.01%	0.26%	2.01%
ESSA	ESSA Bancorp, Inc.	PA	$20.75	$197.10	$1.79	$22.76	11.66x	91.17%	9.60%	96.97%	11.60x	$0.60	2.89%	33.71%	$2,188	10.53%	9.96%	0.00%	0.78%	7.58%	0.78%	7.61%
FSEA	First Seacoast Bancorp, Inc.	NH	$9.17	$41.09	($1.80)	$13.32	NM	68.83%	7.38%	69.08%	NM	$0.00	0.00%	NA	$602	10.72%	10.68%	0.02%	-1.72%	-14.46%	-1.48%	-12.48%
FLG	Flagstar Financial, Inc.	NY	$11.66	$4,841.91	($5.00)	$19.43	NM	60.01%	4.25%	64.14%	NM	$0.04	0.34%	NA	$114,367	7.49%	7.07%	2.21%	-3.13%	-38.92%	-1.13%	-14.07%
HONE	HarborOne Bancorp, Inc.	MA	$13.47	$558.98	$0.49	$13.24	NM	101.75%	10.29%	113.40%	27.48x	$0.32	2.38%	112.50%	$5,776	10.11%	9.17%	0.00%	0.20%	1.96%	0.35%	3.47%
HIFS	Hingham Institution for Savings	MA	$294.99	$643.15	$4.21	$193.42	27.93x	152.51%	14.45%	152.51%	NM	$2.52	0.85%	23.86%	$4,450	9.48%	9.48%	0.00%	0.53%	5.56%	0.21%	2.22%
KRNY	Kearny Financial Corp.	NJ	$8.25	$515.40	$0.00	$11.64	NM	70.89%	6.85%	83.32%	NM	$0.44	5.33%	NA	$7,772	9.67%	0.00%	0.51%	-1.16%	-11.35%	0.00%	0.00%
MGYR	Magyar Bancorp, Inc.	NJ	$12.28	$79.70	$1.23	$16.98	9.98x	72.32%	8.40%	72.32%	9.98x	$0.20	1.63%	21.95%	$952	11.61%	11.61%	0.00%	0.83%	7.27%	0.83%	7.27%
NECB	Northeast Community Bancorp, Inc.	NY	$28.77	$335.83	$3.55	$22.08	7.99x	130.28%	20.50%	130.28%	8.11x	$0.60	2.09%	15.56%	$1,968	15.73%	15.73%	0.27%	2.65%	16.78%	2.61%	16.52%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$13.77	$590.79	$0.64	$16.31	21.52x	84.45%	10.31%	89.72%	21.45x	$0.52	3.78%	81.25%	$5,731	12.21%	11.57%	0.00%	0.47%	3.89%	0.47%	3.90%
PBBK	PB Bankshares, Inc.	PA	$14.82	$34.99	$0.64	$18.69	23.16x	79.33%	8.35%	79.33%	23.09x	$0.00	0.00%	NA	$453	10.53%	10.53%	0.00%	0.34%	3.19%	0.34%	3.21%
PDLB	Ponce Financial Group, Inc.	NY	$12.84	$288.17	$0.00	$11.74	34.70x	109.39%	10.96%	109.39%	0.00x	$0.00	0.00%	NA	$3,016	16.73%	16.73%	0.00%	0.30%	1.73%	0.00%	0.00%
PVBC	Provident Bancorp, Inc.	MA	$11.14	$186.09	$0.32	$12.76	34.81x	87.34%	11.98%	87.34%	34.81x	$0.00	0.00%	NA	$1,648	13.72%	13.72%	2.25%	0.33%	2.37%	0.33%	2.37%
PFS	Provident Financial Services, Inc.	NJ	$21.79	$2,843.27	$1.42	$20.09	20.95x	108.45%	11.82%	159.53%	15.30x	$0.96	4.41%	92.31%	$24,043	10.90%	7.68%	0.41%	0.53%	4.64%	0.72%	6.32%
SRBK	SR Bancorp, Inc.	NJ	$11.08	$97.55	$0.67	$21.24	NM	52.16%	9.94%	60.54%	16.42x	$0.00	0.00%	NA	$1,053	19.05%	16.85%	0.00%	0.10%	0.51%	0.47%	2.49%
TRST	TrustCo Bank Corp NY	NY	$37.55	$713.84	$2.57	$35.19	15.02x	106.70%	11.68%	106.79%	14.63x	$1.44	3.83%	57.60%	$6,110	10.95%	10.94%	0.36%	0.78%	7.33%	0.80%	7.52%
WNEB	Western New England Bancorp, Inc.	MA	$8.97	$184.99	$0.50	$11.40	17.25x	78.70%	7.17%	83.56%	18.09x	$0.28	3.12%	53.85%	$2,640	9.11%	8.63%	0.18%	0.42%	4.64%	0.40%	4.43%
WSFS	WSFS Financial Corporation	DE	$58.68	$3,456.13	$4.53	$45.37	13.40x	129.34%	16.56%	204.79%	12.95x	$0.60	1.02%	13.70%	$20,905	12.76%	8.44%	0.44%	1.27%	10.79%	1.31%	11.12%

MHCs
BSBK	Bogota Financial Corp.	NJ	$8.25	$104.98	($0.15)	$10.37	NM	79.56%	11.13%	79.67%	NM	$0.00	0.00%	NA	$975	13.99%	13.97%	1.33%	-0.22%	-1.53%	-0.22%	-1.50%
CFSB	CFSB Bancorp, Inc.	MA	$6.71	$42.69	($0.01)	$0.00	NM	58.42%	0.00%	58.42%	NM	$0.00	0.00%	NA	$364	20.86%	20.86%	0.00%	-0.03%	-0.13%	-0.03%	-0.13%
CLBK	Columbia Financial, Inc.	NJ	$18.97	$1,983.18	$0.21	$10.30	NM	184.09%	18.59%	207.17%	NM	$0.00	0.00%	NA	$10,687	10.10%	9.08%	0.28%	0.15%	1.51%	0.21%	2.11%
GCBC	Greene County Bancorp, Inc.	NY	$34.97	$595.43	$0.00	$12.70	24.12x	275.28%	20.71%	275.28%	0.00x	$0.36	1.03%	23.45%	$2,875	7.52%	7.52%	0.00%	0.89%	12.30%	0.00%	0.00%
LSBK	Lake Shore Bancorp, Inc.	NY	$13.95	$78.70	$0.00	$15.67	19.11x	89.05%	11.47%	89.05%	0.00x	$0.72	5.16%	73.97%	$698	12.88%	12.88%	0.00%	0.59%	4.88%	0.00%	0.00%
PBFS	Pioneer Bancorp, Inc.	NY	$11.15	$282.30	$0.00	$0.00	15.27x	98.75%	0.00%	103.58%	0.00x	$0.00	0.00%	NA	$2,015	15.08%	14.50%	0.00%	0.94%	6.28%	0.00%	0.00%
RBKB	Rhinebeck Bancorp, Inc.	NY	$9.31	$100.23	$0.42	$11.06	NM	84.11%	8.15%	85.80%	22.38x	$0.00	0.00%	NA	$1,266	9.69%	9.52%	0.00%	-0.39%	-4.39%	0.35%	3.90%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Southwest, Southeast and Midwest Institutions

Exhibit III-3

Public Market Pricing of Southwest, Southeast and Midwest Institutions

As of November 6, 2024

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$26.62	$638.86	$0.87	$22.87	17.61x	91.70%	11.44%	99.24%	13.24x	$0.33	1.47%	62.21%	$6,552	12.69%	11.20%	0.31%	0.20%	1.57%	0.38%	2.93%
Median			$13.47	$184.99	$0.48	$17.58	15.02x	84.45%	10.38%	84.50%	13.04x	$0.13	0.85%	49.08%	$1,923	11.46%	10.68%	0.02%	0.34%	2.69%	0.35%	3.21%
Comparable Group
Averages			$19.69	$335.59	$0.21	$16.08	17.00x	91.92%	13.70%	97.10%	12.20x	$0.16	1.19%	51.97%	$1,925	15.47%	12.84%	0.24%	-0.07%	0.57%	0.17%	1.69%
Medians			$12.48	$64.71	$0.13	$17.34	22.64x	84.42%	10.68%	84.42%	9.69x	$0.00	0.00%	56.18%	$628	14.61%	12.66%	0.00%	0.25%	2.49%	0.32%	1.81%
Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$10.05	$55.84	($0.59)	$11.90	NM	84.42%	10.68%	84.42%	NM	$0.00	0.00%	NA	$561	12.66%	12.66%	0.00%	-1.22%	-9.59%	-0.59%	-4.63%
AFBI	Affinity Bancshares, Inc.	GA	$21.50	$137.87	$0.87	$20.02	25.29x	107.39%	15.69%	125.16%	24.62x	$0.00	0.00%	NA	$879	14.61%	12.80%	0.00%	0.65%	4.55%	0.66%	4.67%
CFFN	Capitol Federal Financial, Inc.	KS	$7.18	$931.69	$0.37	$7.78	24.76x	92.32%	10.00%	94.31%	19.38x	$0.34	4.74%	117.24%	$9,528	10.83%	0.00%	0.11%	0.40%	3.69%	0.51%	4.71%
CLST	Catalyst Bancorp, Inc.	LA	$11.40	$50.67	$0.24	$18.56	NM	61.41%	17.87%	61.41%	NM	$0.00	0.00%	NA	$281	29.10%	29.10%	0.57%	-1.22%	-4.15%	0.35%	1.19%
CPBI	Central Plains Bancshares, Inc.	NE	$14.49	$59.87	$0.00	$19.17	0.00x	75.59%	12.83%	0.00%	0.00x	$0.00	0.00%	0.00%	$467	16.97%	0.00%	0.00%	0.82%	6.75%	0.82%	6.75%
FDSB	Fifth District Bancorp, Inc.	LA	$11.64	$64.71	$0.00	$0.00	0.00x	0.00%	0.00%	0.00%	0.00x	$0.00	0.00%	0.00%	$516	15.12%	15.12%	0.03%	0.00%	-0.30%	0.00%	0.87%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$12.48	$37.80	$0.00	$17.34	11.45x	71.97%	6.22%	77.88%	0.00x	$0.52	4.17%	46.79%	$628	8.64%	8.03%	0.00%	0.51%	6.33%	0.00%	0.00%
IROQ	IF Bancorp, Inc.	IL	$21.24	$68.36	$0.00	$23.49	34.82x	90.42%	7.97%	90.42%	0.00x	$0.40	1.88%	65.57%	$893	8.82%	8.82%	0.00%	0.22%	2.69%	0.00%	0.00%
NSTS	NSTS Bancorp, Inc.	IL	$11.05	$54.24	($0.64)	$14.45	NM	76.49%	22.01%	76.49%	NM	$0.00	0.00%	NA	$266	28.77%	28.77%	0.00%	-1.77%	-5.89%	-1.22%	-4.07%
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MI	$4.84	$253.20	$0.13	$6.40	NM	75.67%	10.38%	75.67%	NM	$0.00	0.00%	NA	$2,439	13.72%	13.72%	0.54%	0.25%	1.86%	0.24%	1.81%
TCBS	Texas Community Bancshares, Inc.	TX	$14.92	$43.92	$0.48	$16.41	NM	90.97%	10.43%	91.32%	30.97x	$0.16	1.07%	NA	$452	11.46%	11.43%	0.00%	-0.50%	-4.94%	0.32%	3.21%
TFIN	Triumph Financial, Inc.	TX	$98.61	$2,301.41	$1.16	$35.95	NM	274.30%	39.62%	391.06%	NM	$0.00	0.00%	NA	$5,866	15.10%	11.30%	1.57%	0.39%	2.49%	0.55%	3.53%
WSBF	Waterstone Financial, Inc.	WI	$16.53	$303.07	$0.73	$17.58	22.64x	94.04%	14.33%	94.21%	22.64x	$0.60	3.63%	82.19%	$2,244	15.24%	15.22%	0.25%	0.61%	3.94%	0.61%	3.94%

MHC
KFFB	Kentucky First Federal Bancorp	KY	$2.85	$23.03	($0.12)	$5.94	NM	47.98%	6.14%	47.98%	NM	$0.00	0.00%	NA	$375	12.80%	12.80%	0.98%	-0.47%	-3.49%	-0.27%	-1.97%
TFSL	TFS Financial Corporation	OH	$14.13	$3,932.77	$0.28	$0.00	NM	207.12%	0.00%	208.18%	NM	$1.13	8.00%	403.57%	$17,091	10.90%	10.85%	0.20%	0.47%	4.12%	0.47%	4.12%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2019-2024	2024-2029	2024	% State	Market
Institution	County	2019	2024	2029	% Change	% Change	Amount	Average	Share(1)
BV Financial, Inc.	Baltimore, MD	836,017	848,697	856,438	0.3%	0.2%	47,704	92.2%	0.83%
ECB Bancorp, Inc.	Middlesex, MA	1,619,612	1,628,571	1,654,166	0.1%	0.3%	69,054	122.2%	0.89%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	243,505	225,369	216,459	-1.5%	-0.8%	31,121	90.6%	7.17%
IF Bancorp, Inc.	Iroquois, IL	27,443	26,075	25,286	-1.0%	-0.6%	36,479	81.4%	21.47%
Magyar Bancorp, Inc.	Middlesex, NJ	847,762	866,221	880,705	0.4%	0.3%	50,625	96.7%	1.52%
Central Plains Bancshares, Inc.	Hall, NE	61,828	62,455	63,369	0.2%	0.3%	34,892	87.6%	10.35%
PB Bankshares, Inc.	Chester, PA	523,034	552,127	571,812	1.1%	0.7%	62,215	144.2%	1.41%
Provident Bancorp, Inc.	Essex, MA	792,768	812,794	828,326	0.5%	0.4%	52,458	92.8%	2.35%
Texas Community Bancshares, Inc.	Wood, TX	44,931	47,226	49,788	1.0%	1.1%	38,562	100.2%	19.94%
Northeast Community Bancorp, Inc.	Westchester, NY	984,709	991,313	992,281	0.1%	0.0%	66,035	138.7%	0.23%
	Averages:	598,161	606,085	613,863	0.1%	0.2%	48,915	104.7%	6.62%
	Medians:	657,901	682,461	700,069	0.3%	0.3%	49,165	94.7%	1.94%
Winchester Savings Bank	Middlesex, MA	1,619,612	1,628,571	1,654,166	0.1%	0.3%	69,054	122.2%	0.72%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2024.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of November 6, 2024

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of November 6, 2024

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	10.05	5,557	55.8	10.45	6.04	10.00	0.50	62.10	43.78	-1.23	-0.59	11.90	11.90	101.04
AFBI	Affinity Bancshares, Inc.	SE	21.50	6,412	137.9	22.21	13.99	21.40	0.47	53.35	34.63	0.85	0.87	20.02	17.18	137.01
AX	Axos Financial, Inc.	WE	81.55	57,092	4,655.9	82.95	32.05	66.49	22.65	111.87	49.36	8.26	7.25	42.14	39.70	412.82
BLFY	Blue Foundry Bancorp	MA	11.07	21,206	234.7	11.48	7.85	10.07	9.93	40.30	14.48	-0.56	0.00	14.76	14.74	96.91
BYFC	Broadway Financial Corporation	WE	6.89	8,688	59.9	7.99	4.41	7.05	-2.27	17.78	1.52	0.29	0.05	14.97	0.00	158.04
BVFL	BV Financial, Inc.	MA	15.81	11,388	180.0	16.16	10.14	15.54	1.77	52.17	11.50	1.19	1.20	17.92	16.62	78.39
CFFN	Capitol Federal Financial, Inc.	MW	7.18	129,961	931.7	7.20	4.76	6.53	9.95	28.67	11.32	0.29	0.37	7.78	0.00	73.31
CARV	Carver Bancorp, Inc.	MA	1.68	5,105	8.6	2.39	1.26	1.73	-2.88	12.01	-14.72	-0.74	-0.74	3.53	3.53	146.22
CLST	Catalyst Bancorp, Inc.	SW	11.40	4,445	50.7	12.10	10.60	11.34	0.53	2.98	5.17	-0.83	0.24	18.56	18.56	63.13
CPBI	Central Plains Bancshares, Inc.	MW	14.49	4,131	59.9	15.00	9.17	13.75	5.40	52.55	42.08	0.00	0.00	19.17	0.00	112.95
ECBK	ECB Bancorp, Inc.	NE	15.33	9,188	140.9	15.43	10.30	14.77	3.79	43.27	22.05	0.39	0.39	18.14	18.14	147.80
ESSA	ESSA Bancorp, Inc.	MA	20.75	9,499	197.1	21.50	15.18	19.27	7.68	27.61	3.65	1.78	1.79	22.76	21.40	230.31
FDSB	Fifth District Bancorp, Inc.	SW	11.64	5,559	64.7	12.24	9.85	11.25	3.47	13.56	13.56	0.00	0.00	0.00	0.00	92.82
FNWB	First Northwest Bancorp	WE	10.22	8,779	89.7	16.12	8.91	10.10	1.19	-22.34	-35.88	-1.06	-0.82	17.17	17.05	256.92
FSEA	First Seacoast Bancorp, Inc.	NE	9.17	4,481	41.1	9.49	6.25	9.09	0.88	37.69	19.25	-2.10	-1.80	13.32	13.27	134.30
FLG	Flagstar Financial, Inc.	MA	11.66	415,258	4,841.9	34.47	5.10	10.40	12.12	-59.85	-62.01	-14.57	-5.00	19.43	18.18	275.41
FSBW	FS Bancorp, Inc.	WE	48.47	7,713	373.9	48.75	28.07	44.97	7.78	67.08	31.14	4.71	5.88	36.96	34.63	385.07
HONE	HarborOne Bancorp, Inc.	NE	13.47	41,498	559.0	14.00	9.16	12.27	9.78	28.53	12.44	0.28	0.49	13.24	11.88	139.19
HIFS	Hingham Institution for Savings	NE	294.99	2,180	643.2	298.00	150.11	261.46	12.82	77.67	51.74	10.56	4.21	193.42	193.42	2040.94
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	12.48	3,029	37.8	15.81	10.60	12.59	-0.87	-1.42	-12.97	1.09	0.00	17.34	16.02	207.49
IROQ	IF Bancorp, Inc.	MW	21.24	3,218	68.4	21.84	14.00	21.38	-0.65	48.34	32.50	0.61	0.00	23.49	23.49	277.61
KRNY	Kearny Financial Corp.	MA	8.25	62,472	515.4	9.46	5.28	7.09	16.36	8.13	-8.03	-1.45	0.00	11.64	0.00	124.41
MGYR	Magyar Bancorp, Inc.	MA	12.28	6,490	79.7	12.71	9.16	12.31	-0.24	26.99	9.40	1.23	1.23	16.98	16.98	146.67
NECB	Northeast Community Bancorp, Inc.	MA	28.77	12,709	335.8	29.43	14.26	26.82	7.27	77.70	62.18	3.60	3.55	22.08	22.08	154.85
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	13.77	42,904	590.8	13.78	6.98	11.89	15.81	44.34	9.46	0.64	0.64	16.31	15.35	133.57
NSTS	NSTS Bancorp, Inc.	MW	11.05	4,618	54.2	11.50	8.57	11.02	0.27	27.16	16.19	-0.92	-0.64	14.45	14.45	57.57
PBBK	PB Bankshares, Inc.	MA	14.82	2,360	35.0	17.50	11.71	14.81	0.10	23.06	18.22	0.64	0.64	18.69	18.69	191.87
PDLB	Ponce Financial Group, Inc.	MA	12.84	22,443	288.2	12.85	7.62	11.48	11.85	60.90	31.56	0.37	0.00	11.74	11.74	134.38
PVBC	Provident Bancorp, Inc.	NE	11.14	16,705	186.1	12.32	7.36	10.59	5.19	16.28	10.63	0.32	0.32	12.76	12.76	98.67
PROV	Provident Financial Holdings, Inc.	WE	15.75	6,769	106.6	16.00	10.76	15.85	-0.63	42.41	24.90	1.09	1.03	19.15	19.15	185.75
PFS	Provident Financial Services, Inc.	MA	21.79	130,485	2,843.3	22.00	13.07	19.03	14.50	40.49	20.85	1.04	1.42	20.09	13.66	184.25
RVSB	Riverview Bancorp, Inc.	WE	4.79	21,097	101.1	6.57	3.30	4.75	0.84	-16.40	-25.16	0.05	0.00	7.62	6.33	73.39
SRBK	SR Bancorp, Inc.	MA	11.08	8,804	97.6	11.28	8.22	10.54	5.12	32.69	15.90	0.12	0.67	21.24	18.30	119.60
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	4.84	52,314	253.2	6.01	4.40	4.68	3.42	-16.26	-16.12	0.13	0.13	6.40	6.40	46.61
TCBS	Texas Community Bancshares, Inc.	SW	14.92	2,943	43.9	15.24	11.78	14.85	0.50	18.22	5.74	-0.73	0.48	16.41	16.34	153.47
TSBK	Timberland Bancorp, Inc.	WE	33.98	7,960	270.5	33.98	23.93	30.10	12.89	15.19	8.01	3.01	3.03	30.83	28.87	241.64
TFIN	Triumph Financial, Inc.	SW	98.61	23,339	2,301.4	102.49	64.05	90.86	8.53	47.40	22.99	0.78	1.16	35.95	25.22	251.35
TRST	TrustCo Bank Corp NY	MA	37.55	19,010	713.8	37.84	25.83	33.58	11.82	35.66	20.93	2.50	2.57	35.19	35.16	321.39
WSBF	Waterstone Financial, Inc.	MW	16.53	18,489	303.1	16.86	10.60	14.96	10.49	47.20	16.41	0.73	0.73	17.58	17.55	121.39
WNEB	Western New England Bancorp, Inc.	NE	8.97	20,893	185.0	9.25	6.00	8.71	2.99	20.08	-0.33	0.52	0.50	11.40	10.73	126.38
WSFS	WSFS Financial Corporation	MA	58.68	58,898	3,456.1	59.26	35.09	50.00	17.36	50.77	27.76	4.38	4.53	45.37	28.65	354.94
MHCs
BSBK	Bogota Financial Corp.	MA	8.25	12,725	105.0	8.66	6.40	7.95	3.77	10.74	2.48	-0.15	-0.15	10.37	10.36	76.60
CFSB	CFSB Bancorp, Inc.	NE	6.71	6,362	42.7	7.95	5.85	6.90	-2.75	8.23	4.01	-0.01	-0.01	0.00	0.00	57.29
CLBK	Columbia Financial, Inc.	MA	18.97	104,654	1,983.2	20.46	13.79	17.37	9.21	13.52	-1.61	0.15	0.21	10.30	9.16	102.11
GCBC	Greene County Bancorp, Inc.	MA	34.97	17,027	595.4	37.25	23.51	28.44	22.96	39.82	24.01	1.45	0.00	12.70	12.70	168.83
KFFB	Kentucky First Federal Bancorp	MW	2.85	8,087	23.0	5.18	2.51	2.78	2.44	-34.98	-35.72	-0.21	-0.12	5.94	5.94	46.37
LSBK	Lake Shore Bancorp, Inc.	MA	13.95	5,642	78.7	14.21	9.87	13.36	4.42	37.30	19.13	0.73	0.00	15.67	15.67	123.65
PBFS	Pioneer Bancorp, Inc.	MA	11.15	25,319	282.3	11.63	7.84	11.26	-0.98	32.74	11.39	0.73	0.00	0.00	0.00	79.57
RBKB	Rhinebeck Bancorp, Inc.	MA	9.31	10,771	100.2	9.81	6.10	9.11	2.14	44.04	15.59	-0.47	0.42	11.06	10.85	117.55
TFSL	TFS Financial Corporation	MW	14.13	278,327	3,932.8	15.25	11.70	13.23	6.80	11.35	-3.81	0.28	0.28	0.00	0.00	61.41
Under Acquisition
TBNK	Territorial Bancorp Inc.	WE	11.31	8,612	97.3	11.64	6.90	10.43	8.44	42.09	1.43	-0.26	-0.16	28.16	28.16	255.28
WMPN	William Penn Bancorporation	MA	13.02	8,466	110.2	13.15	10.80	12.65	2.92	8.86	6.63	0.00	-0.01	13.91	13.35	95.95

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of November 6, 2024

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	12.66	12.66	-1.22	-9.59	-0.59	-4.63	0.00	491.24	NM	84.42	10.68	84.42	NM	0.00	0.00	NM
AFBI	Affinity Bancshares, Inc.	SE	14.61	12.80	0.65	4.55	0.66	4.67	0.00	0.00	25.29	107.39	15.69	125.16	24.62	0.00	0.00	NM
AX	Axos Financial, Inc.	WE	10.21	9.67	2.14	22.01	1.85	19.05	0.75	149.32	9.87	193.53	19.75	205.42	11.24	0.00	0.00	NM
BLFY	Blue Foundry Bancorp	MA	16.51	16.50	-0.60	-3.47	0.00	0.00	0.00	0.00	NM	75.01	12.38	75.08	0.00	0.00	0.00	NM
BYFC	Broadway Financial Corporation	WE	0.00	0.00	0.24	1.15	0.07	0.36	0.02	NM	23.76	46.03	0.00	60.21	137.47	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	23.49	22.16	1.43	6.33	1.45	6.40	0.47	200.03	13.29	88.21	20.72	95.15	13.14	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.83	0.00	0.40	3.69	0.51	4.71	0.11	228.25	24.76	92.32	10.00	94.31	19.38	0.34	4.74	117.24
CARV	Carver Bancorp, Inc.	MA	5.34	5.34	-0.51	-9.07	-0.54	-9.64	1.39	57.79	NM	47.65	1.19	47.65	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	29.10	29.10	-1.22	-4.15	0.35	1.19	0.57	169.64	NM	61.41	17.87	61.41	47.49	0.00	0.00	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.97	0.00	0.82	6.75	0.82	6.75	0.00	NM	0.00	75.59	12.83	0.00	0.00	0.00	0.00	0.00
ECBK	ECB Bancorp, Inc.	NE	12.23	12.23	0.26	2.01	0.26	2.01	0.00	0.00	39.31	84.50	10.33	84.50	39.31	0.00	0.00	NM
ESSA	ESSA Bancorp, Inc.	MA	10.53	9.96	0.78	7.58	0.78	7.61	0.00	0.00	11.66	91.17	9.60	96.97	11.60	0.60	2.89	33.71
FDSB	Fifth District Bancorp, Inc.	SW	15.12	15.12	0.00	-0.30	0.00	0.87	0.03	NM	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
FNWB	First Northwest Bancorp	WE	7.13	7.08	-0.43	-5.82	-0.33	-4.50	0.00	72.33	NM	59.53	4.24	59.94	NM	0.28	2.74	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.72	10.68	-1.72	-14.46	-1.48	-12.48	0.02	NM	NM	68.83	7.38	69.08	NM	0.00	0.00	NM
FLG	Flagstar Financial, Inc.	MA	7.49	7.07	-3.13	-38.92	-1.13	-14.07	2.21	50.28	NM	60.01	4.25	64.14	NM	0.04	0.34	NM
FSBW	FS Bancorp, Inc.	WE	9.73	9.17	1.27	13.65	1.58	16.99	0.00	0.00	10.29	131.15	12.76	139.96	8.24	1.08	2.23	22.51
HONE	HarborOne Bancorp, Inc.	NE	10.11	9.17	0.20	1.96	0.35	3.47	0.00	221.33	48.11	101.75	10.29	113.40	27.48	0.32	2.38	112.50
HIFS	Hingham Institution for Savings	NE	9.48	9.48	0.53	5.56	0.21	2.22	0.00	0.00	27.93	152.51	14.45	152.51	70.04	2.52	0.85	23.86
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.64	8.03	0.51	6.33	0.00	0.00	0.00	0.00	11.45	71.97	6.22	77.88	0.00	0.52	4.17	46.79
IROQ	IF Bancorp, Inc.	MW	8.82	8.82	0.22	2.69	0.00	0.00	0.00	0.00	34.82	90.42	7.97	90.42	0.00	0.40	1.88	65.57
KRNY	Kearny Financial Corp.	MA	9.67	0.00	-1.16	-11.35	0.00	0.00	0.51	112.72	NM	70.89	6.85	83.32	NM	0.44	5.33	NM
MGYR	Magyar Bancorp, Inc.	MA	11.61	11.61	0.83	7.27	0.83	7.27	0.00	0.00	9.98	72.32	8.40	72.32	9.98	0.20	1.63	21.95
NECB	Northeast Community Bancorp, Inc.	MA	15.73	15.73	2.65	16.78	2.61	16.52	0.27	109.52	7.99	130.28	20.50	130.28	8.11	0.60	2.09	15.56
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.21	11.57	0.47	3.89	0.47	3.90	0.00	126.67	21.52	84.45	10.31	89.72	21.45	0.52	3.78	81.25
NSTS	NSTS Bancorp, Inc.	MW	28.77	28.77	-1.77	-5.89	-1.22	-4.07	0.00	NM	NM	76.49	22.01	76.49	NM	0.00	0.00	NM
PBBK	PB Bankshares, Inc.	MA	10.53	10.53	0.34	3.19	0.34	3.21	0.00	0.00	23.16	79.33	8.35	79.33	23.09	0.00	0.00	NM
PDLB	Ponce Financial Group, Inc.	MA	16.73	16.73	0.30	1.73	0.00	0.00	0.00	0.00	34.70	109.39	10.96	109.39	0.00	0.00	0.00	NM
PVBC	Provident Bancorp, Inc.	NE	13.72	13.72	0.33	2.37	0.33	2.37	2.25	58.99	34.81	87.34	11.98	87.34	34.81	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	WE	10.31	10.31	0.59	5.72	0.56	5.39	0.17	300.52	14.45	82.26	8.48	82.26	15.31	0.56	3.56	51.38
PFS	Provident Financial Services, Inc.	MA	10.90	7.68	0.53	4.64	0.72	6.32	0.41	212.57	20.95	108.45	11.82	159.53	15.30	0.96	4.41	92.31
RVSB	Riverview Bancorp, Inc.	WE	10.38	8.78	0.06	0.64	0.00	0.00	0.00	0.00	95.80	62.85	6.53	75.71	0.00	0.08	1.67	320.00
SRBK	SR Bancorp, Inc.	MA	19.05	16.85	0.10	0.51	0.47	2.49	0.00	0.00	92.33	52.16	9.94	60.54	16.42	0.00	0.00	NM
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	13.72	13.72	0.25	1.86	0.24	1.81	0.54	189.35	37.23	75.67	10.38	75.67	37.53	0.00	0.00	NM
TCBS	Texas Community Bancshares, Inc.	SW	11.46	11.43	-0.50	-4.94	0.32	3.21	0.00	248.95	NM	90.97	10.43	91.32	30.97	0.16	1.07	NM
TSBK	Timberland Bancorp, Inc.	WE	12.76	12.05	1.28	10.19	1.29	10.26	0.20	449.88	11.29	110.22	14.06	117.69	11.21	1.00	2.94	32.23
TFIN	Triumph Financial, Inc.	SW	15.10	11.30	0.39	2.49	0.55	3.53	1.57	45.35	126.42	274.30	39.62	391.06	85.00	0.00	0.00	NM
TRST	TrustCo Bank Corp NY	MA	10.95	10.94	0.78	7.33	0.80	7.52	0.36	256.89	15.02	106.70	11.68	106.79	14.63	1.44	3.83	57.60
WSBF	Waterstone Financial, Inc.	MW	15.24	15.22	0.61	3.94	0.61	3.94	0.25	339.01	22.64	94.04	14.33	94.21	22.64	0.60	3.63	82.19
WNEB	Western New England Bancorp, Inc.	NE	9.11	8.63	0.42	4.64	0.40	4.43	0.18	409.50	17.25	78.70	7.17	83.56	18.09	0.28	3.12	53.85
WSFS	WSFS Financial Corporation	MA	12.76	8.44	1.27	10.79	1.31	11.12	0.44	219.34	13.40	129.34	16.56	204.79	12.95	0.60	1.02	13.70
MHCs
BSBK	Bogota Financial Corp.	MA	13.99	13.97	-0.22	-1.53	-0.22	-1.50	1.33	21.20	NM	79.56	11.13	79.67	NM	0.00	0.00	NM
CFSB	CFSB Bancorp, Inc.	NE	20.86	20.86	-0.03	-0.13	-0.03	-0.13	0.00	NM	NM	58.42	0.00	58.42	NM	0.00	0.00	NM
CLBK	Columbia Financial, Inc.	MA	10.10	9.08	0.15	1.51	0.21	2.11	0.28	208.81	126.47	184.09	18.59	207.17	91.60	0.00	0.00	NM
GCBC	Greene County Bancorp, Inc.	MA	7.52	7.52	0.89	12.30	0.00	0.00	0.00	0.00	24.12	275.28	20.71	275.28	0.00	0.36	1.03	23.45
KFFB	Kentucky First Federal Bancorp	MW	12.80	12.80	-0.47	-3.49	-0.27	-1.97	0.98	58.32	NM	47.98	6.14	47.98	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	MA	12.88	12.88	0.59	4.88	0.00	0.00	0.00	0.00	19.11	89.05	11.47	89.05	0.00	0.72	5.16	73.97
PBFS	Pioneer Bancorp, Inc.	MA	15.08	14.50	0.94	6.28	0.00	0.00	0.00	0.00	15.27	98.75	0.00	103.58	0.00	0.00	0.00	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	9.69	9.52	-0.39	-4.39	0.35	3.90	0.00	0.00	NM	84.11	8.15	85.80	22.38	0.00	0.00	NM
TFSL	TFS Financial Corporation	MW	10.90	10.85	0.47	4.12	0.47	4.12	0.20	208.34	50.46	207.12	0.00	208.18	50.46	1.13	8.00	403.57
Under Acquisition
TBNK	Territorial Bancorp Inc.	WE	11.31	11.31	-0.10	-0.89	-0.06	-0.54	0.00	0.00	NM	40.16	4.54	40.16	NM	0.04	0.35	NM
WMPN	William Penn Bancorporation	MA	15.79	15.25	0.00	-0.03	-0.04	-0.24	0.38	81.15	NM	93.58	14.78	97.52	NM	0.12	0.92	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2013:	Quarter 1	14578.5	1569.2	3267.5	78.1	62.0
	Quarter 2	14909.6	1606.3	3404.3	84.9	65.0
	Quarter 3	15129.7	1681.6	3771.5	87.0	69.6
	Quarter 4	16576.7	1848.4	4176.6	96.3	79.1
2014:	Quarter 1	16457.7	1872.3	4199.0	101.0	79.8
	Quarter 2	16826.6	1960.2	4408.2	99.0	77.4
	Quarter 3	17042.9	1972.3	4493.4	100.1	72.6
	Quarter 4	17823.1	2058.9	4736.1	105.5	79.2
2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0
2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2
2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673.6	6903.4	151.0	110.9
2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4
2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6
2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6
2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0
2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1
2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5
2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
As of November 6, 2024		43729.9	5929.0	18983.5	214.0	133.3

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of November 6, 2024

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day’s Change	Day’s Change (%)
Banking Indexes
S&P United States BMI Banks	214.00	11/6/2024	21.72	11.30
KBW Nasdaq Bank Index	134.94	11/6/2024	13.03	10.69
KBW Nasdaq Regional Bank Index	133.26	11/6/2024	15.82	13.47
S&P 500 Bank	490.03	11/6/2024	47.29	10.68
NASDAQ Bank	4,864.08	11/6/2024	523.24	12.05
S&P 500 Commercial Banks	700.10	11/6/2024	67.56	10.68
S&P 500 Diversified Banks	917.79	11/6/2024	87.53	10.54
S&P 500 Regional Banks	115.47	11/6/2024	12.37	12.00
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	35,318.34	11/6/2024	2,948.34	9.11
S&P U.S. SmallCap Banks	286.32	11/6/2024	34.01	13.48
S&P U.S. MidCap Banks	661.63	11/6/2024	70.87	12.00
S&P U.S. LargeCap Banks	586.66	11/6/2024	55.86	10.52
S&P United States Between USD1 Billion and USD5 B	850.63	11/6/2024	101.31	13.52
S&P United States Over USD5 Billion Banks	623.90	11/6/2024	61.87	11.01
S&P United States Between USD250 Million and USD1	1,774.48	11/6/2024	200.91	12.77
S&P United States Under USD250 Million Banks	1,427.81	11/6/2024	104.74	7.92
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	979.62	11/6/2024	97.43	11.04
S&P U.S. BMI Banks - Midwest Region	783.64	11/6/2024	76.69	10.85
S&P U.S. BMI Banks - New England Region	641.10	11/6/2024	83.06	14.88
S&P U.S. BMI Banks - Southeast Region	562.22	11/6/2024	53.38	10.49
S&P U.S. BMI Banks - Southwest Region	1,513.89	11/6/2024	169.45	12.60
S&P U.S. BMI Banks - Western Region	1,645.96	11/6/2024	188.76	12.95
Broad Market Indexes
DJIA	43,729.93	11/6/2024	1,508.05	3.57
S&P 500	5,929.04	11/6/2024	146.29	2.53
S&P 400 Mid Cap	3,286.71	11/6/2024	130.85	4.15
S&P 500 Financials	824.22	11/6/2024	47.84	6.16
MSCI US IMI Financials	2,952.19	11/6/2024	187.62	6.79
NASDAQ	18,983.47	11/6/2024	544.29	2.95
NASDAQ Finl	6,699.81	11/6/2024	501.63	8.09
NYSE	19,828.00	11/6/2024	364.22	1.87
Russell 1000	3,248.37	11/6/2024	83.93	2.65
Russell 2000	2,392.92	11/6/2024	132.08	5.84
Russell 3000	3,395.36	11/6/2024	92.66	2.81
S&P TSX Composite	24,637.45	11/6/2024	249.55	1.02

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* -	Intraday data is not currently available. Data is as of the previous close.
** -	Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

Massachusetts Bank and Thrift Acquisitions 2020 - Present

Exhibit IV-4

Massachusetts Bank and Thrift Acquisitions 2020-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
10/01/2024	Pending	River Run Bancorp MHC	MA	Rollstone Bancorp, MHC	MA	899,474	7.91	7.91	0.05	0.65	0.04	NM	0.0	0.000	0.00	0.00	0.00	0.00	0.00
06/20/2024	Pending	PeoplesBancorp MHC	MA	SSB Community Bancorp MHC	MA	1,599,380	7.69	7.68	0.20	2.64	0.18	392.61	0.0	0.000	0.00	0.00	0.00	0.00	0.00
02/15/2024	09/21/2024	Hometown Financial Group MHC	MA	North Shore Bancorp	MA	1,662,477	12.31	12.14	1.12	9.29	0.21	563.11	0.0	0.000	0.00	0.00	0.00	0.00	0.00
09/19/2023	07/12/2024	Eastern Bankshares Inc.	MA	Cambridge Bancorp	MA	5,489,622	9.60	8.41	0.84	9.08	0.13	528.87	527.1	66.460	98.94	114.48	11.08	9.60	1.69
09/21/2023	04/02/2024	Mutual Bancorp.	MA	Fidelity Mutual Holding Company	MA	1,478,263	8.41	8.37	0.64	7.50	0.08	684.67	0.0	0.000	0.00	0.00	0.00	0.00	0.00
03/14/2023	01/01/2024	1831 Bancorp MHC	MA	South Shore Bancorp MHC	MA	2,111,040	8.17	7.84	0.98	11.95	0.27	347.77	0.0	0.000	0.00	0.00	0.00	0.00	0.00
12/16/2022	07/01/2023	Newburyport Five Cents Bancorp	MA	Pentucket Bank Holdings, MHC	MA	946,817	9.80	9.80	0.12	1.07	0.92	83.25	0.0	0.000	0.00	0.00	0.00	0.00	0.00
07/28/2022	12/03/2022	1889 Bancorp MHC	MA	Foxboro Federal Savings	MA	205,082	12.43	12.43	0.55	3.86	0.00	0.00	0.0	0.000	0.00	0.00	0.00	0.00	0.00
03/28/2022	10/07/2022	Hometown Financial Group MHC	MA	Randolph Bancorp, Inc.	MA	803,278	12.56	12.56	1.29	9.31	0.48	164.46	148.3	27.000	136.84	136.87	14.36	18.46	8.98
05/23/2022	10/01/2022	Cambridge Bancorp	MA	Northmark Bank	MA	442,468	12.12	12.12	0.78	6.73	0.00	0.00	63.0	79.540	117.52	117.52	17.87	14.24	3.21
02/23/2022	08/01/2022	1854 Bancorp	MA	Patriot Community Bank	MA	207,627	14.86	14.86	1.13	7.81	1.62	55.79	0.0	15.750	0.00	0.00	0.00	0.00	0.00
04/22/2021	11/12/2021	Independent Bank Corp.	MA	Meridian Bancorp, Inc.	MA	6,503,925	12.13	11.84	1.17	10.12	0.07	NM	1150.6	21.882	145.39	149.55	14.49	17.69	8.71
04/07/2021	11/12/2021	Eastern Bankshares Inc.	MA	Century Bancorp, Inc.	MA	7,289,324	5.23	5.20	0.68	11.97	0.04	NM	641.9	115.280	168.32	169.53	14.82	8.81	0.00
01/04/2021	07/01/2021	SVB Financial Group	CA	Boston Private Financial Holdings, Inc.	MA	10,048,733	8.64	8.04	0.49	5.34	0.31	261.98	942.6	10.943	103.79	112.30	19.90	9.38	1.73
02/18/2020	02/01/2021	LendingClub Corp.	CA	Radius Bancorp, Inc.	MA	1,390,254	8.82	8.70	0.38	4.12	0.92	64.83	188.3	0.000	176.41	179.49	35.39	13.54	9.37
				Average:		2,738,518	10.04	9.86	0.69	6.76	0.35	262.28			63.15	65.32	8.53	6.11	2.25
				Median:		1,478,263	9.60	8.70	0.68	7.50	0.18	213.22			0.00	0.00	0.00	0.00	0.00

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Winchester Savings Bank

Director and Senior Management Summary Resumes

Exhibit IV-5

Winchester Savings Bank

Director and Senior Management Summary Resumes

Directors with terms ending following the year ending June 30, 2025:

John A. Carroll is our President and Chief Executive Officer, having joined Winchester Savings Bank in January 2022. Mr. Carroll was employed by East Boston Savings Bank from 2012 to December 2021, including as Executive Vice President and Chief Operating Officer. Mr. Carroll has over 20 years’ experience in the banking industry. His positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Trustee since 2022. Age 57.

Deborah A. Carson has been a certified public accountant since 1988, most recently serving as Finance Manager at Barrett Sotheby’s International Realty since 2020 and Chief Financial Officer at Waterfield Sotheby’s International Realty from 2010 to 2020. Ms. Carson has also operated her own accounting firm since 1991, and previously worked with large accounting firms from 1986 to 1991. Her educational and work experience provide the board of directors with extensive insight into accounting matters, and qualifies her as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. Trustee since 1994. Age 61.

Geoffrey A. Curtis has served as an attorney at Curtis Law Office in Woburn, Massachusetts since 1994, focusing on real estate, business and estate planning matters. His experience as a small business owner gives him extensive insight into the customers who live in our market areas as well as both the economic developments affecting the communities in which we operate and the challenges facing small businesses in our market areas, and also provides us with particular expertise in the areas of real estate and estate law. Trustee since 2014. Age 63.

Alan G. Macdonald had nearly 50 years of work experience until his retirement in 2018, including as President and Chief Executive Officer of Melrose, Wakefield, Malden, and Medford Hallmark Health System from 2012 to 2018, and Executive Director and President Emeritus of the Massachusetts Business Roundtable from 1989 to 2011. He previously served as Treasurer of the Massachusetts Department of Transportation. His extensive experience in senior leadership positions and business acumen provides valuable insight into economic development, budget and accounting matters, corporate governance and organizational management. Trustee since 1991. Age 80.

Sara Perkins Salehpour has been a practicing dentist since 2006, most recently at Porter Square Family Dental in Cambridge, Massachusetts and Perkins Family Dental in Arlington, Massachusetts. Dr. Perkins’s business experience gives us direct knowledge of the challenges facing small business owners and health matters facing our customers. Trustee since 2023. Age 45.

Directors with terms ending following the year ending June 30, 2026:

Paula Cotter had over 30 years’ experience in the banking industry, including 20 years at East Boston Savings Bank, first as a Vice President of Deposit Operations and then as Senior Vice President of Deposit Operations for 16 years until East Boston Savings Bank’s sale to Rockland Trust Company in 2021. Her long-term experience with community banking institutions provides additional banking management experience to the Board, particularly with respect to operations. Trustee since 2023. Age 67.

Neal J. Harte is a Certified Public Accountant who founded an accounting firm in 1976, which he owned until his retirement. His prior experience also includes auditing financial institutions. His educational and work experience provide the board of directors with extensive insight into accounting matters, and qualifies him as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. Trustee since 2005. Age 80.

William P. Hood is the Owner & President of Hood Coatings, headquartered in Georgetown, Massachusetts, which has provided specialty coatings for a variety of industries for over 40 years. Mr. Hood’s business experience gives us direct knowledge of the challenges facing small business owners as well as their customers. Mr. Hood is the father of David P. Hood. Trustee since 1989. Age 77.

Exhibit IV-5 (continued)

Winchester Savings Bank

Director and Senior Management Summary Resumes

Edward Merritt served as Executive Vice President, Business Development and Community Reinvestment, as well as a director, of East Boston Savings Bank beginning in 2010 in connection with East Boston Savings Bank’s acquisition of Mt. Washington Co-operative Bank, until East Boston Savings Bank’s sale to Rockland Trust Company in 2021. Prior to joining East Boston Savings Bank, Mr. Merritt served as the President and Chief Executive Officer and a director of Mt. Washington Cooperative Bank for over 11 years. Mr. Merritt’s long-term experience with managing the day-to-day operations of a community banking institution provides additional banking management experience to the Board, including with respect to credit management and corporate governance. Trustee since 2024. Age 64.

Directors with terms ending following the year ending June 30, 2027:

Stephen H. Boodakian is Principal of MERA Consulting Group, LLC, a firm he co-founded in 2005 that provides strategic product training, sales consulting and motivational sales training for medium to large firms as well as community and industry trade organizations. Mr. Boodakian has also served as a partner of Artisan Rug Restoration Co., specializing in rug sales and servicing, since 2009. Mr. Boodakian’s experience as a business owner and entrepreneur offers a valuable perspective on developing and operating a successful company. Trustee since 2003. Age 72.

Carole A. Pierce Connolly is co-owner of John A. Pierce Insurance Company, Inc., located in Winchester, Massachusetts, an over 100 year-old family-owned agency where she has worked since 1981. Her experience provides the board of directors with a unique perspective in addressing the insurance requirements of Winchester Savings Bank and its customers. Trustee since 2013. Age 66.

David P. Hood is the Senior Director, Marketing Strategy – MET at Mimecast, located in Newtown Centre, Massachusetts, where he has worked since 2016. Previously he was Vice President and General Manager of Data Services at Connotate, and has held senior positions in marketing and product marketing at various entities. Mr. Hood provides the board with extensive management and executive marketing experience. Mr. Hood is the son of William P. Hood. Trustee since 2012. Age 49.

John I. Snow, III is a private equity investor and has served as the Managing Director of Quabbin Capital, a sponsor of lower middle market private equity investments, located in Boston, Massachusetts since 1989. Since 2007, Mr. Snow has also served as a director of Advanced Duplication Systems, a multi-media development and distribution company, and has served as a director of Itaconix, headquartered in Stratham, New Hampshire, which develops plant-based ingredients. Mr. Snow provides the board with extensive experience in and knowledge of business investment analysis and the capital markets. His educational and work experience also qualifies him as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. Trustee since 2005. Trustee since 2019. Age 63.

Executive Officers Who Are Not Directors

Elda Heller is our Executive Vice President, Chief Financial Officer and Treasurer, a position she held since April 2022. In this role, Ms. Heller assists our Chief Executive Officer in the general oversight of Winchester Savings Bank and the implementation of our strategic direction. Prior to joining Winchester Savings Bank in 2014, Ms. Heller spent a decade serving in the credit union industry, holding roles of increasing responsibility including Vice President of Finance at Metro Credit Union. Age 41.

Paul V. Cheremka is our Senior Vice President and Senior Lender, having joined Winchester Savings Bank in July 2022. Mr. Cheremka previously served as a Vice President and Commercial Lender at each of North Shore Bank, Reading Cooperative Bank, East Boston Savings Bank and Bank of New England. Age 46.

Source: Winchester Savings’ prospectus.

EXHIBIT IV-6

Winchester Savings Bank

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Winchester Savings Bank

Pro Forma Regulatory Capital Ratios

	Winchester Savings Bank Historical at September 30, 2024		Pro Forma at September 30, 2024 Based Upon the Sale in the Offering of (1):
			2,610,715 Shares		3,071,429 Shares		3,532,143 Shares		4,061,964 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity capital	$80,233	9.19%	$89,103	10.07%	$90,828	10.24%	$92,553	10.40%	$94,537	10.60%

Community bank leverage capital (3)	$81,462	9.50%	$90,332	10.39%	$92,057	10.56%	$93,782	10.73%	$95,766	10.92%
Community bank leverage capital requirement	77,157	9.00%	78,250	9.00%	78,458	9.00%	78,665	9.00%	78,903	9.00%

Excess	$4,305	0.50%	$12,082	1.39%	$13,599	1.56%	$15,117	1.73%	$16,863	1.92%

Reconciliation:
Net proceeds infused into Winchester Savings Bank			$12,149		$14,452		$16,756		$19,405
Less: Common stock acquired by employee stock ownership plan			(2,186)		(2,571)		(2,957)		(3,401)
Less: Common stock acquired by stock-based benefit plan			(1,093)		(1,286)		(1,429)		(1,700)

Pro forma increase in leverage capital			$8,870		$10,595		$12,320		$14,304

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the aggregate number of shares of common stock of Winchester Bancorp, Inc. sold in the offering and contributed to the charitable foundation with funds we lend and that our stock-based benefit plan purchases a number of shares equal to 4% of the aggregate number of shares of common stock sold in the offering and contributed to the charitable foundation for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.

(2)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Leverage capital levels are shown as a percentage of total average assets.

Source: Winchester Savings’ prospectus.

EXHIBIT IV-7

Winchester Savings Bank

Pro Forma Analysis Sheet – Fully Converted Basis

Exhibit IV-7

PRO FORMA ANALYSIS SHEET - FULLY CONVERTED BASIS

Winchester Savings Bank

Prices as of November 6, 2024

				Peer Group		Massachusetts Companies			All Publicly-Traded
Price Multiple		Symbol	Subject (1)	Average	Median	Average		Median	Average	Median
Price-earnings ratio (x)		P/E	359.77x	18.81x	14.11x	26.67x		27.93x	17.61x	15.02x
Price-core earnings ratio (x)		P/Core	NMx	20.15x	14.94x	26.79x		27.48x	13.24x	13.04x
Price-book ratio (%)	=	P/B	51.20%	87.09%	85.92%	100.96%		87.34%	91.70%	84.45%
Price-tangible book ratio (%)	=	P/TB	51.20%	88.41%	85.92%	104.26%		87.34%	99.24%	84.50%
Price-assets ratio (%)	=	P/A	7.66%	11.77%	10.38%	10.85%		10.33%	11.44%	10.38%

Valuation Parameters

Pre-Conversion Earnings (Y)		($59,000)		ESOP Stock Purchases (E)		8.00	% (5)
Pre-Conversion Earnings (CY)		($751,000)		Cost of ESOP Borrowings (S)		0.00	% (4)
Pre-Conversion Book Value (B)		$80,233,000		ESOP Amortization (T)		20.00 years
Pre-Conv. Tang. Book Val. (TB)		$80,233,000		RRP Amount (M)		4.00%
Pre-Conversion Assets (A)		$872,853,000		RRP Vesting (N)		5.00 years	(5)
Reinvestment Rate (2)(R)		3.58%		Foundation (F)		2.61%
Est. Conversion Expenses (3)(X)		3.15%		Tax Benefit (Z)		457,143
Tax Rate (TAX)		25.00%		Percentage Sold (PCT)		100.00%
Shares Tax		$0		Option (O1)		10.00	% (6)
				Estimated Option Value (O2)		50.70	% (6)
				Option vesting (O3)		5.00	(6)
				Option pct taxable (O4)		25.00	% (6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	$71,428,570
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	NM
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$71,428,570
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$71,428,570
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$71,428,570
		1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	9,257,500	10.00	$92,575,000	188,929	9,446,429	$94,464,290
Maximum	8,050,000	10.00	80,500,000	164,286	8,214,286	82,142,860
Midpoint	7,000,000	10.00	70,000,000	142,857	7,142,857	71,428,570
Minimum	5,950,000	10.00	59,500,000	121,428	6,071,428	60,714,280

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 3.58 percent and a tax rate of 25.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 25.0 percent.
(6)

10 percent option plan with an estimated Black-Scholes valuation of 50.70 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 25.0 percent.

EXHIBIT IV-8

Winchester Savings Bank

Pro Forma Effect of Conversion Proceeds – Fully Converted Basis

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Minimum

1.	Pro Forma Market Capitalization	$60,714,280
	Less: Foundation Shares	1,214,280

2.	Offering Proceeds	$59,500,000
	Less: Estimated Offering Expenses	1,874,250

	Net Conversion Proceeds	$57,625,750
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$57,625,750
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	7,285,714

	Net Proceeds Reinvested	$49,940,036
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$1,340,890
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	182,143
	Less: Amortization of Options (4)	577,165
	Less: Recognition Plan Vesting (5)	364,286

	Net Earnings Impact	$217,296

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings
	12 Months ended September 30, 2024 (reported)	($59,000)	$217,296	$158,296
	12 Months ended September 30, 2024 (core)	($751,000)	$217,296	($533,704)

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth
	September 30, 2024	$80,233,000	$49,940,036	$403,570	$130,576,606
	September 30, 2024 (Tangible)	$80,233,000	$49,940,036	$403,570	$130,576,606

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets
	September 30, 2024	$872,853,000	$49,940,036	$403,570	$923,196,606

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Midpoint

1.	Pro Forma Market Capitalization	$71,428,570
	Less: Foundation Shares	1,428,570

2.	Offering Proceeds	$70,000,000
	Less: Estimated Offering Expenses	2,205,000

	Net Conversion Proceeds	$67,795,000
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$67,795,000
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	8,571,428

	Net Proceeds Reinvested	$58,823,572
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$1,579,413
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	214,286
	Less: Amortization of Options (4)	679,018
	Less: Recognition Plan Vesting (5)	428,571

	Net Earnings Impact	$257,538

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion
	12 Months ended September 30, 2024 (reported)	($59,000)	$257,538	$198,538
	12 Months ended September 30, 2024 (core)	($751,000)	$257,538	($493,462)

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
	September 30, 2024	$80,233,000	$58,823,572	$457,143	$139,513,714
	September 30, 2024 (Tangible)	$80,233,000	$58,823,572	$457,143	$139,513,714

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
	September 30, 2024	$872,853,000	$58,823,572	$457,143	$932,133,714

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Maximum Value

1.	Pro Forma Market Capitalization	$82,142,860
	Less: Foundation Shares	1,642,860

2.	Offering Proceeds	$80,500,000
	Less: Estimated Offering Expenses	2,535,750

	Net Conversion Proceeds	$77,964,250
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$77,964,250
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	9,857,143

	Net Proceeds Reinvested	$67,707,107
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$1,817,936
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	246,429
	Less: Amortization of Options (4)	780,871
	Less: Recognition Plan Vesting (5)	492,857

	Net Earnings Impact	$297,780

4.	Pro Forma Earnings	Before Conversion	Net Earnings Increase	After Conversion
	12 Months ended September 30, 2024 (reported)	($59,000)	$297,780	$238,780
	12 Months ended September 30, 2024 (core)	($751,000)	$297,780	($453,220)

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
	September 30, 2024	$80,233,000	$67,707,107	$510,715	$148,450,822
	September 30, 2024 (Tangible)	$80,233,000	$67,707,107	$510,715	$148,450,822

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
	September 30, 2024	$872,853,000	$67,707,107	$510,715	$941,070,822

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$94,464,290
	Less: Foundation Shares	1,889,290

2.	Offering Proceeds	$92,575,000
	Less: Estimated Offering Expenses	2,916,113

	Net Conversion Proceeds	$89,658,888
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$89,658,888
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	11,335,715

	Net Proceeds Reinvested	$77,923,173
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$2,092,237
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	283,393
	Less: Amortization of Options (4)	898,001
	Less: Recognition Plan Vesting (5)	566,786

	Net Earnings Impact	$344,057

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
	12 Months ended September 30, 2024 (reported)		($59,000)	$344,057	$285,057
	12 Months ended September 30, 2024 (core)		($751,000)	$344,057	($406,943)

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
	September 30, 2024	$80,233,000	$77,923,173	$572,323	$158,728,495
	September 30, 2024 (Tangible)	$80,233,000	$77,923,173	$572,323	$158,728,495

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
	September 30, 2024	$872,853,000	$77,923,173	$572,323	$951,348,495

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

EXHIBIT IV-9

Winchester Savings Bank

Pro Forma Analysis Sheet – Minority Stock Offering

EXHIBIT IV-9

PRO FORMA ANALYSIS SHEET—MINORITY STOCK OFFERING

Winchester Savings Bank

November 6. 2024

				Peer Group		Massachusetts Companies		All Publicly-Traded
Price Multiple		Symbol	Subject (1)	Mean	Median	Mean	Median	Mean	Median
Price-earnings ratio (x)		P/E	NM x	18.81x	14.11x	26.67x	27.93x	17.61x	15.02x
Price-core earnings ratio (x)		P/Core	NM x	20.15x	14.94x	26.79x	27.48x	13.24x	13.04x
Price-book ratio (%)	=	P/B	68.17%	87.09%	85.92%	100.96%	87.34%	91.70%	84.45%
Price-tangible book ratio (%)	=	P/TB	68.17%	88.41%	85.92%	104.26%	87.34%	99.24%	84.50%
Price-assets ratio (%)	=	P/A	7.96%	11.77%	10.38%	10.85%	10.33%	11.44%	10.38%
Valuation Parameters
Pre-Conversion Earnings (Y)		($72,000)		ESOP Stock Purchases (E)		8.00%	(5)
Pre-Conversion Earnings (CY)		($764,000)		Cost of ESOP Borrowings (S)		0.00%	(4)
Pre-Conversion Book Value (B)		$79,733,000		ESOP Amortization (T)		20.00	years
Pre-Conv. Tang. Book Value (TB)		$79,733,000		MRP Amount (M)		4.00%
Pre-Conversion Assets (A)		$872,353,000		MRP Vesting (N)		5.00	years (5)
Reinvestment Rate (2)(R)		3.58%		Foundation (F)		4.65%
Est. Conversion Expenses (3)(X)		5.89%		Tax Benefit (Z)		457,143
Tax Rate (TAX)		25.00%		Percentage Sold (PCT)		45.00%
				Option (O1)		10.00%	(6)
				Estimated Option Value (O2)		50.70%	(6)
				Option vesting (O3)		5.00	(6)
				Option pct taxable (O4)		25.00%	(6)

Calculation of Pro Forma Value After Conversion
1.	V=	P/E * (Y)	V=	NM
		1—P/E * PCT * ((1-X-E-M-F)*R*(1-TAX)—(1-TAX)*E/T—(1-TAX)*M/N)—(1-(TAX*O4))*(O1*O2)/O3)
2.	V=	P/Core * (Y)	V=	NM
		1—P/core * PCT * ((1-X-E-M-F)*R*(1-TAX)—(1-TAX)*E/T—(1-TAX)*M/N)—(1-(TAX*O4))*(O1*O2)/O3)
3.	V=	P/B * (B+Z)	V=	$71,428,570
		1—P/B * PCT * (1-X-E-M-F)
4.	V=	P/TB * (TB+Z)	V=	$71,428,570
		1—P/TB * PCT * (1-X-E-M-F)
5.	V=	P/A * (A+Z)	V=	$71,428,570
		1—P/A * PCT * (1-X-E-M-F)

	Shares Owned by The MHC	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Shares Issued to Foundation	Total Shares Issued Publicly	Aggregate Market Value of Shares Issued Publicly	Full Value Total Shares
Conclusion
Super Maximum	5,195,536	4,061,964	10.00	$40,619,640	188,929	4,250,893	$42,508,930	9,446,429
Maximum	4,517,857	3,532,143	10.00	$35,321,430	164,286	3,696,429	36,964,290	8,214,286
Midpoint	3,928,571	3,071,429	10.00	$30,714,290	142,857	3,214,286	32,142,860	7,142,857
Minimum	3,339,285	2,610,715	10.00	$26,107,150	121,428	2,732,143	27,321,430	6,071,428

(1)	Pricing ratios shown reflect the midpoint value.

(2)	Net return reflects a reinvestment rate of 3.58 percent, and a tax rate of 25.0 percent.

(3)	Offering expenses shown at estimated midpoint value.

(4)	No cost is applicable since holding company will fund the ESOP loan.

(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 25.0 percent.

(6)

10 percent option plan with an estimated Black-Scholes valuation of 50.70 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 25.0 percent.

EXHIBIT IV-10

Winchester Savings Bank

Pro Forma Effect of Conversion Proceeds – Minority Stock Offering

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Minimum

1.	Pro Forma Market Capitalization	$27,321,430
	Less: Foundation Shares	1,214,280

2.	Offering Proceeds	$26,107,150
	Less: Estimated Offering Expenses	1,810,000

	Net Conversion Proceeds	$24,297,150
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$24,297,150
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	3,278,572

	Net Proceeds Reinvested	$20,618,578
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$553,609
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	81,964
	Less: Amortization of Options (4)	259,724
	Less: Recognition Plan Vesting (5)	163,929

	Net Earnings Impact	$47,992

		Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended September 30, 2024 (reported)	($72,000)	$47,992	($24,008)
	12 Months ended September 30, 2024 (core)	($764,000)	$47,992	($716,008)

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5.	Pro Forma Net Worth
	September 30, 2024	$79,733,000	$20,618,578	$403,570	$100,755,148
	September 30, 2024 (Tangible)	$79,733,000	$20,618,578	$403,570	$100,755,148

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6.	Pro Forma Assets
	September 30, 2024	$872,353,000	$20,618,578	$403,570	$893,375,148

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Midpoint

1.	Pro Forma Market Capitalization	$32,142,860
	Less: Foundation Shares	1,428,570

2.	Offering Proceeds	$30,714,290
	Less: Estimated Offering Expenses	1,810,000

	Net Conversion Proceeds	$28,904,290
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$28,904,290
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	3,857,143

	Net Proceeds Reinvested	$24,647,147
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$661,776
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	96,429
	Less: Amortization of Options (4)	305,558
	Less: Recognition Plan Vesting (5)	192,857

	Net Earnings Impact	$66,932

		Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended September 30, 2024 (reported)	($72,000)	$66,932	($5,068)
	12 Months ended September 30, 2024 (core)	($764,000)	$66,932	($697,068)

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5.	Pro Forma Net Worth
	September 30, 2024	$79,733,000	$24,647,147	$457,143	$104,837,289
	September 30, 2024 (Tangible)	$79,733,000	$24,647,147	$457,143	$104,837,289

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6.	Pro Forma Assets
	September 30, 2024	$872,353,000	$24,647,147	$457,143	$897,457,289

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Maximum

1.	Pro Forma Market Capitalization	$36,964,290
	Less: Foundation Shares	1,642,860

2.	Offering Proceeds	$35,321,430
	Less: Estimated Offering Expenses	1,810,000

	Net Conversion Proceeds	$33,511,430
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$33,511,430
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	4,435,715

	Net Proceeds Reinvested	$28,675,715
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$769,943
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	110,893
	Less: Amortization of Options (4)	351,392
	Less: Recognition Plan Vesting (5)	221,786

	Net Earnings Impact	$85,873

		Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended September 30, 2024 (reported)	($72,000)	$85,873	$13,873
	12 Months ended September 30, 2024 (core)	($764,000)	$85,873	($678,127)

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5.	Pro Forma Net Worth
	September 30, 2024	$79,733,000	$28,675,715	$510,715	$108,919,430
	September 30, 2024 (Tangible)	$79,733,000	$28,675,715	$510,715	$108,919,430

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6.	Pro Forma Assets
	September 30, 2024	$872,353,000	$28,675,715	$510,715	$901,539,430

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

Exhibit IV-10

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Winchester Savings Bank

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$42,508,930
	Less: Foundation Shares	1,889,290

2.	Offering Proceeds	$40,619,640
	Less: Estimated Offering Expenses	1,810,000

	Net Conversion Proceeds	$38,809,640
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$38,809,640
	Less: Cash Contribution to Foundation	400,000
	Less: Non-Cash Stock Purchases (1)	5,101,072

	Net Proceeds Reinvested	$33,308,568
	Estimated net incremental rate of return	2.69%

	Reinvestment Income	$894,335
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	127,527
	Less: Amortization of Options (4)	404,101
	Less: Recognition Plan Vesting (5)	255,054

	Net Earnings Impact	$107,654

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings
	12 Months ended September 30, 2024 (reported)	($72,000)	$107,654	$35,654
	12 Months ended September 30, 2024 (core)	($764,000)	$107,654	($656,346)

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth
	September 30, 2024	$79,733,000	$33,308,568	$572,323	$113,613,891
	September 30, 2024 (Tangible)	$79,733,000	$33,308,568	$572,323	$113,613,891

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets
	September 30, 2024	$872,353,000	$33,308,568	$572,323	$906,233,891

(1)	Includes ESOP and MRP stock purchases equal to 8.0 and 4.0 percent of the public shares, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 25.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25 percent taxable.
(5)	MRP is amortized over 5 years, and amortization expense is tax effected at 25.0 percent.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (39)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (40)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (36)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com